Exhibit G-3

Stora Enso Annual Report 1998
-----------------------------

Contents

1.     Significant events in 1998
1.     Key figures
2.     Stora Enso in brief
3.     Corporate combination
4.     Chairman's letter
5.     CEO's letter
6.     Questions & answers
8.     Financial review
19.    Magazine paper
22.    Newsprint
25.    Fine paper
28.    Packaging board
31.    Merchants
32.    Specialty paper
33.    Timber products
36.    Market pulp
37.    Forest
38.    Energy
39.    Purchasing
40.    Marketing and sales network
41.    Research and development
43.    Environmental management
46.    Human resources
48.    Report on operations by the Board of Directors
53.    Consolidated income statement
54.    Consolidated balance sheet
56.    Consolidated cash flow statement
57.    Parent company income statement
58.    Parent company balance sheet
59.    Parent company casg flow statement
60.    Notes to the financial statements
83.    Proposal for the distribution of dividend
84.    Auditors' report
85.    Shares and shareholders
90.    Board of Directors
92.    Management group
94.    Corporate governance
96.    Glossary of technical terms
98.    Capacity specification 1999
99.    Organization and identity
100.   Addresses
101.   Information to shareholders

Significant events in 1998

Divestment of the production units for carbonless and thermal papers, Hillegossen and Flensburg in Germany, in December.

Acquisition of Holzindustrie Schweighofer AG of Austria in December. Schweighofer's operations are being combined with Stora Enso Timber. Schweighofer will strengthen the Group's presence in the European sawn timber market and in the United States and Japan.

Acquisition of a minority holding of 19.9% in Advance Agro Pcl of Thailand at the end of November. Stora Enso will have exclusive rights for sales and marketing of this company's pulp and paper worldwide, excluding Thailand.

In June, a final agreement was signed to acquire 60% of Chinese Suzhou Papyrus Paper Co. Ltd. in Suzhou, with annual capacity of 120,000 tonnes of coated fine papers. The company's production is mainly intended for the Chinese market.

A new SC machine (PM 2) came on stream at Port Hawkesbury, Canada, in April. The machine has an annual capacity of 350,000 tonnes and produces paper for magazines, catalogs and supplements in the North American market.

Key figures


                                                                                         1998
                                                              1997          1998      adjusted        Target
------------------------------------------------------------------------------------------------------------

Return on capital employed (ROCE), %                           8.0           6.2          10.2          13.0
Debt/Equity ratio, multiple                                   1.05          1.04                  less than 1

Sales, EUR M                                                 9,998        10,490
Operating profit, EUR M                                        916           719         1,190
% of sales                                                     9.2           6.9          11.3
Profit before tax and
   minority interests, EUR M                                   636           339           822
Net profit, EUR M                                              409           191

Capital expenditure, EUR M                                   1,134           896
% of sales                                                    11.3           8.5
Interest-bearing net liabilities, EUR M                      6,090         5,783

Capital employed, EUR M                                     11,875        11,355

Earnings per share, EUR                                       0.54          0.25         0.79
Equity per share, EUR                                         7.26          6.97
Dividend per share, EUR                                       0.33        0.35 *
Dividend per share, FIM                                       1.99        2.10 *
Market capitalization, EUR M                                               5,801

Deliveries of paper and
   board, million tonnes                                      11.3          11.8
Deliveries of timber products, million m3                      2.5           2.8

Average number of employees                                 40,301        40,679

* Proposed dividend

Stora Enso in brief
-------------------

1. Stora Enso Oyj is one of the world's leading forest industry companies, with shares listed on the Helsinki and Stockholm stock exchanges. The Group was formed through the merger of Finnish Enso and Swedish STORA at the end of 1998. Stora Enso is domiciled in Finland.

2. Stora Enso is an integrated forest products group that manufactures magazine paper, newsprint, fine paper and packaging boards. The Group holds leading global positions in these product areas. Stora Enso owns 2.1 million hectares of productive forest land and conducts extensive sawmilling operations.

3. Annual sales amount to approximately EUR 10 billion. The number of employees in 1998 was approximately 40,000 in more than 40 countries. Europe is Stora Enso's primary market. The Group's global structure enables Stora Enso to serve customers and develop operations worldwide.

Corporate combination
---------------------

Stora Enso was formed through the combination of the Finnish company Enso and the Swedish company STORA.

  Enso was established at Kotka in 1872 and its shares were first listed on the Helsinki Exchanges in 1916. The company has developed through several mergers and acquisitions into its present form and position as one of the major pulp and paper producers in the world.

  STORA's history dates back one thousand years to the time when copper mining started in Falun. In the 1860s, the company also started wood processing operations. STORA's shares were first listed on the Stockholm Stock Exchange in 1901. Over the years, the company developed into one of the world's leading forest products groups.

Combination process

June 2, 1998: the Boards of Directors of Enso and STORA approved the combination of the companies.

June 17, 1998: the Finnish Parliament passed a resolution to abolish the provision requiring the Finnish State to hold a one-third interest in Enso.

June 18, 1998: an application was submitted to the EU competition authorities for the approval of the combination.

July 23, 1998: an Extraordinary General Meeting of Enso shareholders approved the combination on condition that certain terms, such as approval from the EU competition authorities, were fulfilled.

July 31, 1998: the EU competition authorities announced that they required more time to consider the merger and started the second-phase investigation.

August 27, 1998: the starting date for the share-exchange offer to STORA shareholders. The acceptance period for the exchange offer was extended twice due to the longer-than-expected approval period required by the EU competition authorities.

November 25, 1998: the EU competition authorities approved the combination, subject to the following conditions: the sale of the Pure-Pak converting unit to Elopak, competitive market pricing on liquid packaging board for a limited period and support for a duty-free quota on North American imports of liquid packaging board to the EEA.

December 23, 1998: Enso Oyj's share capital was increased, its name was changed to Stora Enso Oyj, its Articles of Association were amended and the new Board of Directors was recorded in the Trade Register in Finland.

December 29, 1998: Stora Enso's shares were listed on the Stockholm Stock Exchange and the new Stora Enso shares on the Helsinki Exchanges.

January 14, 1999: Stora Enso initiated compulsory redemption of the remaining STORA shares.

January 19, 1999: STORA shares were delisted from the Stockholm, London and Frankfurt stock exchanges.

Chairman's letter
-----------------

Stora Enso is currently one of the world's leading forest products companies and its goal is to become a truly attractive investment alternative for the world's investors. In a sector that has seldom met, and perhaps has never fully understood the market's capital requirements during recent decades, this goal is, in effect, a challenge.

  In order to create shareholder value in the future, new investments must be viewed in a more realistic manner than previously, and greater focus must be placed on the company's capital flows. One of the more cherished yardsticks being applied increasingly by the stock market today is EVA, or Economic Value Added, which is a type of adjusted cash-flow measurement tool. EVA, or a variant of this tool, has been shown to bear a very good correlation to the return on shareholder investment.

  Compared with other industries, the pulp and paper industry is characterized by a highly fragmented structure. The five largest producers in the world account for only 15% of global production. The sector is also highly capital intensive, which in combination with its fragmented structure results in excess capacity and cyclicality in terms of both sales prices and earnings. Through the merger of STORA and Enso into Stora Enso, a step has been taken towards the necessary consolidation of the sector. Hopefully, this merger will be followed by several others during the next few years, which would eventually lead to an improved and more uniform level of profitability for the sector as a whole.

  To assure the success of any merger, a strong, determined corporate management is needed, with good chemistry between key executives, and a similar corporate culture in both entities. In a cross-border merger, the difficulties and challenges in such respects are even greater.

  Following my many meetings and contacts with the management groups of both STORA and Enso, I am convinced, after the barely one year that has passed since merger discussions were initiated, that in terms of management, personal chemistry and corporate culture within Stora Enso, the prerequisites for a successful merger are very good.

  In CEO Jukka Harmala and Deputy CEO Bjorn Hagglund, Stora Enso has an exceptionally strong and highly complementary management pair. The merger has also made it possible to create a management organization of extremely high class in other areas of the new company.

  I would like to take this opportunity to thank the company's management personnel on behalf of the Board for their exceptional contributions during the time since the merger proposals were first presented, and particularly during the enforced lull in the merger work while waiting for the necessary approval from the European Commission in Brussels. Our warmest thanks are also extended to all of the employees in the company, who were naturally affected to a large extent by the publicity surrounding the merger and by their concern for the possible effects of the planned merger.

  Finally, I would like to thank the members of the Boards of Stora Enso, STORA and Enso for their invaluable contributions during the year. Special thanks also go to STORA's former Board Chairman, Bo Berggren, whose prominent achievements for STORA during many years, as both company president and chairman, created the base which made the merger with Enso possible.

  For STORA, the merger with Enso can be seen as a new chapter in Kopparberget's history, which stretches back over more than one thousand years - a modern example of the type of change that must occur at various times if a company is to survive in the way that Stora Kopparbergs Bergslags AB has survived since time immemorial.

  With a history of more than 125 years of forest-related operations, Enso was one of Finland's most time-honored companies in this sector. For Enso, the merger with STORA is yet another successful step in the expansion strategy established for the company a number of years ago and its successful implementation has won major respect, even in circles far outside the forest products industry.

Helsinki, February 10, 1999

Claes Dahlback

CEO's letter
------------

The year 1998 marked a turning point for two long-established forest products companies. The Stora Enso combination created a unique global group with all the resources necessary for success in the new millennium.

  The merger means a stronger marketing position, a broader base of raw materials and energy, better logistics, financial strength and the opportunity to influence the restructuring process going on in the world's forest industry.

  As Stora Enso started operations in December 1998, work began on defining strategies for both the Group and its divisions. Concurrent with this, a mission, vision, and value process will be undertaken during this spring. The main lines of the different strategies will be defined by the Group's Board of Directors towards the end of the spring.

  Stora Enso's primary aim is to generate greater shareholder value through higher efficiency, profitable growth and a balanced dividend policy.

  Greater efficiency will be reached principally by achieving annual synergy benefits worth EUR 300 million by the year 2002. Based on more in-depth analyses by the divisions, the annual synergies will exceed the previous estimates considerably. The most significant advantages will be gained through streamlining of production, in purchasing and logistics, marketing and administration.

  Productivity will also be improved by continuing programs aimed at raising manufacturing efficiency, releasing operating capital and capital tied up in stocks. We are putting great emphasis on the "best practice" approach, benchmarking and on applying our total quality management systems.

  As part of the synergy benefits, the combination and streamlining of the two marketing networks will allow us to strengthen our presence in existing markets. On the other hand, it gives us a chance to open marketing outlets in new emerging markets. Our global structure and genuinely international culture enable us to operate in an efficient, expert and locally knowledgeable way.

  To have a "clean slate" start for Stora Enso, it was decided to enter EUR 455 million in write-downs and provisions in the accounts for 1998. These measures will not delay achievement of the company's target of a debt/equity ratio below 1.00.

  The Stora Enso goal is clear - to become a global force with first-class customer services, a truly comprehensive range of products and highly efficient production machinery. To keep pace with forest industry consolidation, the leading players must continue to expand their size in the future. Much of this growth will come through acquisitions, mergers and strategic alliances.

  Stora Enso's business operations are geared to return on capital. An average 13% return on capital employed over the cycle has been set as the target within the company. This also applies to new investments and represents the minimum requirement.

  The dividend is based on long-term profit from business operations and not on year-to-year fluctuations due to the nature of the forest industry's business cycle. The Board of Directors has proposed a dividend of FIM 2.10 per share, which is in line with the dividend policy of seeking to pay one third of the total net profit.

  The profit-sharing schemes introduced for both management and employees will be further improved. These incentives are focused on both profits and return on capital.

  In their daily work 40,000 Stora Enso professionals cater for the needs of demanding customers in the graphic communications, packaging and construction industries. This service-driven approach, coupled with our size, means better value for our customers. It also allows us to maintain a two-way relationship with our customers and permits substantial resourcing in research and development.

  These are just some of the key strengths that will support our performance in 1999, a year in which forest industry markets are clouded by numerous uncertainties. It is our task to consolidate the newly formed company into a strong and efficient entity and to make it the most preferred choice for shareholders, customers and employees.

Helsinki, February 10, 1999

Jukka Harmala

Questions & answers
-------------------

CEO Jukka Harmala and Deputy CEO Bjorn Hagglund respond to questions about Stora Enso's future strategies.

You have described Stora Enso's financial goals at an earlier stage. But what is the strategy for ensuring that the Group achieves its goals?

Jukka Harmala:

As you know, the European Commission's approval of the merger was not received until the end of November 1998. A strategy process involving the production of detailed plans for what we want our different product areas to achieve over the long term requires a great deal of time and resources. We have only been able to work for a few months on a process that would normally take somewhat longer to complete.

  As the accompanying diagram shows, we are currently concentrating on the measures that must be implemented immediately. At the same time, strategic considerations at both Group and divisional level are being prepared and it will still take a couple of months before we can disclose our strategy.

What do you mean by immediate measures?

Bjorn Hagglund:

The most important point is to extract the synergistic effects upon which the merger was based. We must also ensure that the new organization is placed in operation and starts to function efficiently. It is very important, too, that our new sales organization achieves a smooth blend to avoid disruptions in the customer area.

  There are also several business-related items to be looked after, such as productivity- and efficiency-enhancement programs that were initiated prior to the merger. These must be maintained, coordinated and made to generate the results we promised earlier.

  Furthermore, the new machines must now start to operate satisfactorily and increase their capacity utilization. This applies particularly to Port Hawkesbury's SC machine, Skoghall's board machine and Skutskar's pulp production operations.

What effects will this have on earnings?

Jukka Harmala:

We estimate that the synergy effects resulting from the merger will generate around EUR 50 M during 1999 and will then increase gradually to total EUR 300 M per year as of year 2002.

  The productivity- and efficiency-improvement programs are expected to contribute approximately EUR 350 M as of year 2000. This includes the phasing-in of the new machines, which is a factor of major importance to earnings, with a potential of around EUR 200 M. In this respect, we are dependent on the market trend to attain an optimal effect, however. Continual improvements of this kind are necessary in order to meet the real price trend for forest industry products.

  The divestment decisions made to date - Dalum, Flensburg, Hillegossen and Tervakoski - reduce our capital employed and future investments in these operations.

  To summarize, the immediate measures are expected to generate a total effect on earnings of about EUR 700 M, as of year 2002.

These measures need to be implemented whatever the case. But when can we expect to hear about the long-term strategic goals for Stora Enso?

Jukka Harmala:

The process I described earlier means that strategic considerations will take several months to implement. In order to obtain a realistic base for the Group's long-term planning, we must first prepare scenarios within different key areas. I can provide some practical examples.

  How will multimedia technology affect printing paper consumption in the future; what can happen within the packaging area and on the transport side to affect our board products and future customer needs? We also need to make some long-term scenario projections as an opening base for the strategy process.

  We are working with strategies from both a Group and a divisional perspective. Our agreed aim is to be able to describe Group strategy at mid-year.

One matter that is discussed at length relates to the investment program implemented in recent years. How can you avoid excessive investment in the future? It must be difficult in such a large organization to keep investments under control?

Bjorn Hagglund:

We have introduced a new planning process for investments. This means that each project is evaluated more strictly in terms of its return and cash-generating capacity. A number of factors must be addressed and evaluated, for example general economic developments, market outlook, changes in sector capacity, changes in customer behavior and potential competition, and substitutes in the form of other products.

  In addition, more stringent follow-up routines are applied. Projects are reviewed on an ongoing basis and with strictly applied cost analyses. Checks are made to ensure that time schedules are being maintained and that cost, revenue, price and raw material estimates are not being exceeded. We learn more by working in this manner, at the same time as the divisions become more modest in their demands.

The merging of two former competitors with different corporate cultures and values might create conflicts and other problems. How are you resolving such issues?

Bjorn Hagglund:

There are definitely more similarities than differences but of course people also differ. Differences are also an asset through which we can find several solutions to one problem.

  We are implementing a number of activities designed to increase understanding and drive the cooperation process.

  The internal studies we have made indicate that our fundamental values are very similar and, in our estimation, a new, shared Stora Enso culture will soon emerge. We view the individual characteristics that do remain as positive attributes, which can be used to create new ideas and improvements.

Financial review
----------------

Financial targets

Stora Enso's goal, which is to create value for its shareholders and be the most attractive listed forest industry company, requires a return that exceeds the cost of total capital. The Group's internal profitability target is an average return on capital employed (ROCE) of 13% over an economic cycle.

  An effective utilization of capital is important. In the future, higher returns than previously are required for new investments.

  Financial strength is important in the forest industry, which is a capital-intensive and cyclical sector. A well-balanced debt/equity structure reduces the financial risk and guarantees the Group financial freedom of action, thereby providing opportunities for advantageous loan financing.

  Stora Enso's goal is that its debt/equity ratio shall be less than a multiple of 1.0. At year-end 1998, the Group had a debt/equity ratio of 1.04. The debt/equity goal shall be regarded as long-term in nature, but may be exceeded in connection with possible acquisitions.

  When setting the debt/equity target, consideration was given to the fact that approximately 20% of the capital employed consists of power and forest assets, which have a low operating risk and substantial surplus value.

  The reported return on capital employed was 6.2%. Adjusted for provisions and non-recurring items the return was 10.2%, which reflects the Group's actual earnings more accurately.


                                                                                      Adjusted
                                                1996          1997          1998          1998        Target
------------------------------------------------------------------------------------------------------------

Return on capital employed, %                    7.8           8.0           6.2          10.2          13.0
Debt/equity ratio, multiple                     1.01          1.05          1.04                        <1.0


Calculation of weighted average cost of capital (WACC)

The weighted average cost of capital (WACC) varies over time as a result of such factors as interest rates, inflation and the market price of the share. Based on conditions prevailing at year-end 1998, the following calculation has been made for Stora Enso:

  Shareholders' equity has been assigned the market value as per December 30, 1998, while other balance sheet information is the reported value at year-end.

  The interest rate for borrowed capital has been set to 5.5%. Minority interests have been assumed to have the same interest rate.

  Interest expense for shareholders' equity must be calculated before tax and has the same interest rate as borrowed capital. To this must be added a risk premium which is set to 5%.

  This calculation thus provides a WACC of 10.3%, which is equal to 10.8% return requirement on the book value of capital employed. This should be compared with the return requirement established for the Group, 13%. The difference indicates an ambition to generate an added value that exceeds the cost of capital.

Calculation of weighted average cost of capital (WACC)

                                                         % distri-             Interest             Weighted
December 31, 1998                       EUR M               bution           expense, %           expense, %
------------------------------------------------------------------------------------------------------------


Market value, shareholders'
  equity                                5,801                 48.9                 15.4                  7.5
Minority interests                        279                  2.4                  5.5                  0.1
Interest-bearing net
  liabilities                           5,783                 48.7                  5.5                  2.7

Market value of capital
  employed                             11,863                100.0                                      10.3

Market trend

Volume increases were noted in most product areas in Western Europe, Stora Enso's main market, but growth declined slightly towards the end of the year, particularly within the packaging board segment. The North American market was in balance due, among other factors, to the labor dispute in the newsprint segment. The downward trend of the Asian economies resulted in limited demand in the region. Disruptions in the Russian and South American economies also affected the market trend.

  The table below shows how demand/deliveries have developed in the Group's main market, Europe, during recent years. Although demand varies between the years, the average trend is towards growth.

Change in demand in Western Europe

                                                                                                   Market in
Annual change, %                            85-90     91-95        -96       -97       -98        000 tonnes
------------------------------------------------------------------------------------------------------------

Newsprint                                       6         3         -6         6         4             9,100
SC (Uncoated magazine paper)                    4         1         -4         8         1             2,800

LWC (Coated magazine paper)                    10         6        -11        25         9             5,600
Coated fine paper                              12         7         12        12         8             5,900
Uncoated fine paper                             5         3          4         5        -1             6,100
Packaging boards                                3         2          3         5         2             5,400


Stora Enso's total deliveries of paper and board products increased by approximately 4%. The increase was attributable to increased magazine paper production at Holtzmann and Port Hawkesbury, increased production in Oulu and the acquisition of the Suzhou fine paper mill.

  Market pulp deliveries declined by about 7.7%. Taking pulp mill closures into account, the decrease was less than 3%. Deliveries of timber products rose by nearly 10%.

  Expressed in both tonnes and m3, finished inventory levels remained unchanged compared with 1997 year-end levels. The order backlog period for most of Stora Enso's products at the end of 1998 was between 1 and 4 weeks. Traditionally, the GDP trend is perceived as one of the main indicators of the demand trend for forest industry products.

Stora Enso's deliveries by product area
                                                                    %
Deliveries, 000 tonnes               1997          1998        change
---------------------------------------------------------------------

Magazine paper                      2,230         2,560          14.8
Newsprint                           3,022         3,086           2.1
Fine paper                          2,524         2,743           8.7
Packaging boards                    3,281         3,130          -4.6
Specialty papers                      234           239           2.1
Total paper and board              11,292        11,758           4.1

Timber products, 000 m3             2,520         2,764           9.7
Market pulp, 000 tonnes             2,127         1,964          -7.7
Corrugated board, millions m2         343           339          -1.2


Sales and earnings

Group sales rose by 4.9% to EUR 10,490 M (9,998). The increase was mainly due to the volume growth noted earlier. Improved prices for newsprint and magazine papers, and decreased prices for pulp and timber products also affected sales. Exchange-rate changes were limited as a result of the convergence programs applied before the introduction of the euro.

  Group profit before tax and minority interests totaled EUR 339 M (636). Adjusted for provisions and other items affecting comparability, profit amounted to EUR 822 M. The adjusted figure reflects the trend of ongoing operations. Profit was affected by the start-up of the new plant in Port Hawkesbury, where the calenders prevented the unit from achieving the quality planned. Low order bookings for board products during the second half of the year led to a low work load on the board machine 8 in Skoghall.

  Earnings included write-downs and provisions directly attributable to the merger totaling approximately EUR 210 M, of which EUR 60 M was accounted for by the write-down on fixed assets and EUR 150 M related to costs for restructuring, severance payments and fees paid to external advisors.

  In addition to write-downs and provisions directly attributable to the merger, earnings were also charged with provisions and write-downs totaling EUR 245 M, most of which were due to restructuring measures that will be implemented during the next few years. Of this amount, EUR 45 M will be reported as provisions for restructuring measures and EUR 110 M as write-downs on machinery and equipment. The balance of EUR 90 M will be accounted for by the extraordinary amortization of goodwill related to units with weak profitability. Planned depreciation will decrease by approximately EUR 10 M per year as a result of the write-down of the plants.

  In addition, there are other items affecting comparability amounting to EUR 24
M. These include capital losses on the sale of the production units for carbonless paper and thermal paper, the Svenska Dagbladet holding, and the write-down of the remaining second-grade board inventory in Skoghall. Earnings also include repaid capital taxes in Germany and the reversal of reserves for guarantee commitments which expired in connection with the Newton Falls mill sold earlier.

  The financial net was an expense of EUR 379 M (expense: 280). Adjusted for items affecting comparability, the financial net was an expense of EUR 368 M. Costs directly related to the merger, as described above, accounted for EUR 8 M, and other items affecting comparability for EUR 11 M. In addition, the Group's financial net was affected by exchange-rate differences in financial transactions.

  Net profit for the year amounted to EUR 191 M (409). Tax for the period totaled EUR 148 (206) M. Excluding provisions and non-recurring items, tax amounted to EUR 219 M.

Operating profit

[Bar Graph appear with horizontal axis showing calendar years 1995, 1996, 1997 and 1998, left vertical axis showing operating profits in millions of euros and right verticle axis showing percentages from 0% to 20%. Two bars, indicated by different colors, appear side by side for every year on the graph. One of the bars indicates Operating Profit, and the indicates Operating Profit Before Non-recurring Items.]

Sales

[Bar Graph appears with horizontal axis showing calendar years 1995, 1996, 1997 and 1998 and vertical axis showing sales numbers in millions of euros. The bars for each year indicate the sales fiqures for such year.]

Profit before tax and minority interests

[Bar Graph appears with horizontal axis showing calendar years 1995, 1996, 1997, and 1998 and vertical axis showing amounts in millions of euros. Two bars, indicated by different colors, appear side by side for each year on the graph. One bar indicates Profit Before Tax and Minority Interests, and the other indicates Profit Before Tax, Minority Interest and Non-recurring Items.]

Roce %

[Bar Graph appears with horizontal axis showing calendar years 1995, 1996, 1997 and 1998 and vertical axis showing ROCE percentages from 0% to 20%. Two bars, indicated by different colors, appear side by side for each year on the graph. One bar indicates ROCE percentages, and the other indicates ROCE percentages before non-recurring items.]

Income statement in brief

                                                                                      Adjusted
EUR M                                                                      1998          1998          1997
-------------------------------------------------------------------------------------------------------------
Sales                                                                     10,490        10,490         9,998
Operating expenses                                                        -8,621        -8,409        -8,252
Depreciation according to plan                                            -1,151          -891          -830
Operating profit                                                             719         1.190           916
Net financial items                                                         -379          -368          -280
Profit before tax and
minority interests                                                           339           822           636
Taxes                                                                       -148                        -206
Minority share                                                                -0                         -22
Profit for the period                                                        191                         409


Analysis of net financial items

EUR M                                                                      1998                        1997
-------------------------------------------------------------------------------------------------------------
Net interest income/expense                                               -337.9                      -302.8
Items affecting comparability                                              -11.1
Exchange-rate differences                                                  -30.3                        22.7
Net financial items                                                       -379.3                      -280.1


Sales and operating profit by product area

Sales, operating profit and return by product area


                                                                  Operating                  Return on
                                        Sales                    profit/loss             operating capital
EUR M                             1998         1997          1998          1997           1998          1997
-------------------------------------------------------------------------------------------------------------

Magazine paper                  1,851.8      1,475.8         276.3          85.9          14.2           4.6
Newsprint                       1,693.7      1,534.1         302.9         192.0          19.4          12.2
Fine paper                      2,079.8      1,891.6         191.8         139.4           8.4           6.1
Packaging boards                2,396.9      2,485.5         209.3         234.9           8.8           9.4
Merchants                         830.3        800.4           2.0           5.4           1.0           2.6
Specialty papers                  323.4        324.4          -6.6           9.8          -3.3           3.3
Timber products                   733.9        722.2          11.1          51.0           3.3          18.6
Pulp                              846.6        958.7           9.7          29.4           0.8           2.2
Forest                          1,645.8      1,616.8         111.0         111.2           7.9           8.0
Energy                            481.2        530.3         114.5         123.8           8.2           8.6
Other                             468.9        484.0         -32.3         -13.9
Eliminations                   -2,862.7     -2.839.0
Total                          10,489.6      9,984.8       1.189.7         968.9           9.1           7.4

Divested units                                  13.3                        -0.5
Merger and restructuring costs                              -447.0
Other non-recurring items                                    -24.1         -52.0
Total                          10,489.6      9,998.1         718.6         916.4           5.5           7.1

Earnings for the Group's largest product area, packaging boards, deteriorated. The relatively cold summer and customer inventory reductions during the latter part of the year resulted in reduced deliveries.

  Fine paper earnings improved slightly, due to increased volumes and somewhat higher average sales prices. The volume increase derived mainly from the new machine in Oulu.

  The newsprint and magazine paper product areas noted improved earnings, attributable to higher sales prices. Magazine paper volumes rose with the start up of the new machine in Port Hawkesbury, Canada.

  Lower prices led to a decline in earnings for the timber product area. Market pulp earnings also deteriorated as a result of lower prices.

  Stora Enso's domestic market is Europe, which accounts for 86% of total sales. The distribution of sales by market is shown under the section headed "Marketing and sales network".


Group's capital structure

                                                  Dec 31,              Dec 31,
EUR M                                              1998                 1997
--------------------------------------------------------------------------------

Fixed assets                                        11,549               11,737
Working capital                                      1,317                1,638
Operating capital                                   12,866               13,375
Net tax liabilities                                 -1,511               -1,500
Capital employed                                    11,355               11,875

Shareholders' equity                                 5,294                5,513
Minority interests                                     279                  272
Interest-bearing net liabilities                     5,783                6,090
Financing                                           11,355               11,875

Debt/equity ratio, multiple                           1.04                 1.05

Financial position

The Group's capital structure is shown in the table. Stora Enso's debt/equity ratio was a multiple of 1.04 at year-end 1998 (1.05), a slight deviation from the Group target.

  If compulsory redemption proceedings in regard to STORA shares outstanding were to be completed, and the proposed dividend entered as a liability, the Group's debt/equity ratio would have amounted to a multiple of 1.19. Since the end of the financial year, certain operations have been sold, which would have improved the debt/equity ratio to a multiple of 1.16.

  Shareholders' equity amounted to EUR 5,293.5 M (5,513.1), corresponding to EUR
6.97 (7.26) per share.

  Interest-bearing net liabilities which amounted to EUR 5,783 M (6,090), included pension liabilities of EUR 532 M (564). Interest-bearing net liabilities increased on a continuous basis during the year as a result of investment payments but decreased towards the end of the year due to the weakening of the SEK and to reduced working capital requirements because of the lower level of sales during the final months of 1998. At year-end, the Group had unutilized credit facilities totaling EUR 2,472.4 M.

  The following table shows how changes in interest-bearing net liabilities are distributed among ongoing operations and items affecting comparability.

  Cash flow from the Group's ongoing operations, after dividends, amounted to EUR 671 M, which exceeded the effects of the Group's expansion investments and other items affecting comparability by EUR 110 M.

  In addition to nonrecurring depreciation and provisions for restructuring, items affecting comparability include the investment in Port Hawkesbury, the acquisitions of Holtzmann, Schweighofer, Advanced Agro, Suzhou and the divestments of the Flensburg and Hillegossen units.

  The cash-flow analysis reported here does not conform with IAS recommendations and instead follows the Group's own internal cash flow concept. Follow-up focuses on the operating cash flow and changes in interest-bearing net liabilities. To reconcile net debt against the consolidated balance sheet, translation effects and the full effects of acquisitions and divestments are included here.

Debt/Equity ratio

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997 and 1998 and vertical axis indicating the Debt/Equity Ratio numbers. The bar for each year indicates the Debt/Equity Ratio for such year.]

Interest-bearing net liabilities

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997 and 1998 and vertical axis indicating the amount of Interest-bearing net liabilities in millions of euros. The bar for each year indicates the amount of Interest-bearing net liabilities for such year.]

Changes in interest-bearing net liabilities


                                                             Items                 Translation        Effect
                                                         Affecting                  of foreign            on
                                             Ongoing        compa-          Cash          com-       balance
EUR M                                       operations    rability          flow        panies         sheet
------------------------------------------------------------------------------------------------------------

Operating profit/loss                         1,180          -461           719                         719
Depreciation                                    857           301         1,158                       1,158
Change in working capital                        78           228           306            15           321
Cash flow before investments                  2,115            67         2,183            15         2,198
Investments                                    -789          -107          -896                        -896
Other acquisitions of fixed assets              -34          -651          -685                        -685
Gain on sale of fixed assets                     22           135           156                         156
Other changes in
   operating fixed assets                        16           -25            -9           464           455
Operating cash flow                           1,330          -582           748           479         1,227
Net financial items                            -359           -20          -379                        -379
Taxes                                           -60            -6           -66           -71          -137
Minority interests                               -3            19            16            -9             7
Cash flow before transactions
   with owners                                  908          -589           319           399           718
Dividends                                      -238                        -238                        -238
Other changes in shareholders' equity                          29            29          -202          -173
Changes in interest-bearing
   net liabilities                              671          -560           110           197           307



The distribution of operating capital and capital employed by country is shown in the following table. Most of the capital is in Finland and Sweden, but substantial amounts are also accounted for by Germany, Canada and France.


                    Operating capital    Net tax liabilities          Capital employed
                    -----------------    -------------------          ----------------
                    EUR M          %     EUR M             %         EUR M             %
----------------------------------------------------------------------------------------

Finland             4,767         37       355            23         4,412            39
Sweden              4,271         33       794            53         3,477            31
Germany             1,830         14       328            22         1,502            13
Canada                543          4        14             1           529             5
France                353          3         2             0           351             3
Portugal              204          2        20             1           184             2
Other  898              7        - 2         0           900             8

Total              12,866        100     1,511           100        11,355           100

Adjusted shareholders' equity

Assessments of financial strength should take into account the substantial values in the Group's forest and power assets. Adjusted shareholders' equity is arrived at when the hidden values in these assets are added to reported shareholders' equity. The hidden values are calculated as the difference between estimated market value and book value, with tax also taken into consideration. Group shareholders' equity amounted to EUR 5,294 M, equivalent to EUR 6.97 per share. The hidden values totaled EUR 1,606 M and consisted of EUR 980 M in forest assets, EUR 538 M in power assets and EUR 88 M in listed shares. Adjusted shareholders' equity thus totaled EUR 6,900 M, corresponding to EUR 9.09 per share.

  The value of forest assets is based on a yield estimate of wood extraction. The calculation is based on estimated sustainable felling levels, wood and timber prices, forestry costs and taxation. The result has been discounted using a real interest rate factor of 4%. The calculation is applied exclusively to the Group's forest holdings in the Nordic region. The value of forest assets amounted to EUR 528 per hectare of productive forest land.

  Power assets have been calculated in accordance with the estimated market value and have been adjusted for tax.

  The Group's holdings of listed shares has been valued at the market price applying at year-end, after deductions for taxes. The largest holdings relate to Finnlines Oyj and Sampo Insurance Company.


Adjusted shareholders' equity


Dec 31, 1998                                    EUR M               EUR/Share
-----------------------------------------------------------------------------


Reported shareholders' equity                   5,294                    6.97
Hidden value in forest assets                     980                    1.29
Hidden value in power assets                      538                    0.71
Hidden value in listed shares                      88                    0.12
Adjusted shareholders' equity                   6,900                    9.09
Market value of shareholders'
   equity, Dec 30, 1998                         5,801                    7.63


Risks and factors affecting earnings

The overall economic trend in the world and its impact on individual markets is the factor which has had the greatest effect on all business operations. The components of the general economic trend are not described in detail here, but rather a summary is provided of certain variables that can be quantified and which have a direct effect on Stora Enso's earnings trend.

Price and volume effects

Group profitability is sensitive to changes in sales prices and delivery volumes. Imbalance in supply and demand affects competition and from time to time creates fluctuations in both prices and volumes.

  The sensitivity analysis in the accompanying table shows how the larger product areas' operating profit can be affected by a 5% change in sales prices and volumes. As indicated, price changes have the greatest impact on earnings.

Sensitivity analysis, effect on operating profit




                                                     Change +/- 5%
                                                 --------------------------
EUR M                                            Price               Volume
---------------------------------------------------------------------------

Magazine paper                                    90                   45
Newsprint                                         70                   40
Fine paper                                       110                   50
Packaging boards                                  75                   40
Timber products                                   50                   15


Effect of various cost components

Profit is affected by price and volume trends for the different cost components in the Group. The major variable cost components relate to transport and sales commissions, corresponding to 12% of sales; wood and timber, also accounting for 12% of sales; chemicals and filler, accounting for about 10%; and energy for around 7%. The aim of the efficiency enhancement and synergy programs in progress is to find solutions that will reduce raw material consumption and allow the most inexpensive raw materials to be used.

  Among fixed-cost components, personnel costs account for about 17% of sales. Adjusted for nonrecurring effects, depreciation corresponds to about 8%. A 3% increase in payroll costs would result in the Group's total costs rising by about EUR 54 M.

Currency effects

A change in the invoicing currency creates a currency risk. The distribution of sales by market is shown in the table under the section headed "Capital expenditure." The table headed "Investments in plants" shows where production occurs and in which currency the main costs are incurred.

  The risk that Stora Enso's profit could be affected as a result of changes in exchange rates is called a transaction risk.

  Stora Enso hedges up to six months of its currency flows outside the euro area, with the exception of GBP and USD. These exceptions correspond to a substantial exposure for the Group and can therefore be hedged for a period covering up to 12 months of flows.

  The risk of Stora Enso's net assets (shareholders' equity) being affected by changes in exchange rates is called translation risk.

  To minimize this risk, wherever possible borrowing in each Group subsidiary is conducted in the relevant local currency. No hedging of net assets occurs since most of these, about 90%, are located within the euro area.

Financing and financing costs

The risk of Stora Enso encountering new borrowing difficulties at any given time is called a borrowing risk. In order to minimize such a risk, the Group's goal is that capital employed should be more than 100% long-term financed. Long-term financing is defined as the sum of shareholders' equity, minority interests, long-term loans, pension provisions and long-term credit facilities. The average maturity period for outstanding loans and credit facilities should be at least 3-5 years.

  The risk that a reduced return on capital employed cannot be offset by lower interest costs for its financing is called interest-rate risk. Interest rates tend to move in line with general economic conditions. To minimize the interest-rate risk, the Group strives to fix interest rates for periods of less than one year. The corporate goal is that 60-80% of the loan portfolio should have interest rates that are fixed for periods of less than one year.

  To support and facilitate external lenders' assessments of the company, credit ratings have been obtained.

Moody's has assigned Stora Enso a Baa1 rating for long-term borrowing and a P-2 rating for short-term borrowing. Standard & Poor's has assigned the STORA Group's internal finance company an A-2/K-2 rating for short-term borrowing and put Stora Kopparbergs Bergslags AB rating on an A-observation list for a possible downgrading of the rating. An assessment of the new Stora Enso is currently in progress at Standard & Poor's.

Other risks

Fire, accident, plant failure, transport problems, etc. can lead to disruptions and losses. Routines to identify risks and measures to minimize or avoid them have been drawn up within the risk-management area.

  Most of the Group's operating capital consists of fixed assets. Future technological development can affect the future value of such plant. Trends which affect the consumption of paper and board are also of major importance. The Group has substantial research and development resources through which to monitor and study such trends (see section headed "Research and development").

  The Group's customer credits are self-financed and, consequently, non-payments result in losses. To minimize this risk, credit controls are applied and customers' financial positions are monitored on an ongoing basis. Internal credit ratings are drawn up for all customers.

  The ability of suppliers to fulfill their quality, environmental compatibility and delivery time undertakings is of major importance to the efficiency of the Group's production and its investments. To ensure compliance with these requirements, checks and evaluations of suppliers, their products, transportation methods and other services, are conducted on an ongoing basis.

  IT systems are crucial to most of the Group's routines and processes. Major security programs are conducted on a continuous basis throughout the Group in order to assure optimal IT support. Advanced technology and methods are used to adapt to the latest developments within the IT area.

Euro

As of January 1, 1999, the Group's accounting and reporting is conducted in euro
(EUR). No difficulties have been noted in terms of commercial and internal transactions.

  Among customers, it is mainly the large multinational companies which have chosen to trade in EUR as of January 1, 1999. The smaller customers have adopted a more cautious attitude. In recent years, a certain leveling out of price levels has occurred within the present euro area, and thus no dramatic changes are foreseen.

  Conversion to the euro resulted in only limited costs.

Millennium shift

The Group's units are working to resolve identified problems related to the millennium shift. This project commenced in January 1997. Most of the units will meet the internally established deadline of July 1, 1999. Certain units will be delayed in meeting this date, since measures cannot be implemented while production is in progress. These plants have elected to wait until the time of the planned maintenance stoppages in autumn 1999.

  With regard to the accounting system, approximately 50% has already been adapted to comply with Year 2000 requirements and the balance will meet the established deadline.

  Of the total work in progress, about 70% of the technical work has been completed. The cost of the adjustments is estimated to total EUR 45 M.

  The internal risks are assessed as being limited. The existing risks relate principally to the preparedness of raw materials and other suppliers, customers and the social structure of the individual countries in which the Group is active. To reduce these risks, contingency plans are being made for unforeseen events.

Capital expenditure

Stora Enso's capital expenditure, excluding acquistions, totaled EUR 896 M.

Capital expenditure by product area

EUR M                                               1997                 1998
-----------------------------------------------------------------------------

Magazine paper                                     322.5                219.9
Newsprint                                           98.2                103.8
Fine paper                                         282.3                129.7
Packaging boards                                   215.5                211.7
Merchants                                            9.7                 12.0
Specialty papers                                    14.9                 17.8
Timber products                                     20.1                 33.9
Pulp                                               107.6                 96.3
Forest                                 21.4         22.3
Energy                                              19.6                 19.6
Other                                  21.8         29.4
Total                                            1,133.6                896.4

Depreciation according to plan (1                  816.3                878.3

1) Excluding non-recurring write-downs


Most of the capital expenditure related to productivity- and quality-enhancement projects. In addition, the Group invested in a few growth projects.

  The single largest investments made during recent years, besides growth projects, were for the new paper machines in Oulu, Finland and Port Hawkesbury, Canada, and for a new board machine in Skoghall, Sweden.

  Apart from the PM2 in Port Hawkesbury, the larger projects engaged in during 1998 included the rebuilding of the PM8 in Maxau, Germany, the coater for the BM3 in Fors, Sweden, and the soft calender for the PM2 in Veitsiluoto, Finland.

  The distribution of capital expenditure by country is largely governed by the location of existing capacity. The following table shows where the Group implemented investments in 1998. A comparison can be made against the accompanying table, which shows how production capacity for paper and board is distributed by country. This shows that 41% of capacity and 21% of investments pertain to Finland, while the corresponding figures for Sweden are 28% and 40%, respectively.

Capital expenditure by country

EUR M                                    1997                              1998                         % of total
------------------------------------------------------------------------------------------------------------------

Finland                                 331.2                              190.5                        21.2
Sweden                                  387.6                              359.4                        40.1
Germany                                  87.4                              115.5                        12.9
Canada                                  262.4                              127.5                        14.2
France                                    8.4                               15.1                         1.7
Portugal                                 15.2                               20.4                         2.3
Other                                    41.3                               68.1                         7.6

Total                                 1,133.6                              896.4                       100.0


Capacity for paper and board by country, 1999

                                                                      000 tonnes
--------------------------------------------------------------------------------

Finland                                                                    5,290
Sweden                                                                     3,575
Germany                                                                    2,220
France                                                                       595
Belgium                                                                      240
The Nederlands                                                               165
Spain                                                                        145
UK                                                                            35
Canada                                                                       545
China                                                                        120
Total                                                                     12,930


[Pie Chart appears containing the following information:

Finland              41%
Sweden               28%
Germany              17%
France                5%
Canada                4%
Other Countries       5%]

Key Figures 1995-1998


STORA ENSO (IAS)
EUR 1 = FIM 5.94573                                           1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------

Sales                                           MEUR         10490          9998          9510         10583
      Change on previous year                      %           4.9           5.1         -10.1          10.8
      Exports and foreign operations               %          93.3          92.8          92.4          92.6
Wages. salaries and statutory
  employer's contributions                      MEUR          1805          1737          1688          1660
     as % of sales                                 %          17.2          17.4          17.8          15.7
Depreciation and
  value adjustments                             MEUR          1151           830           767           721
Operating Profit                                MEUR           719           916           843          1796
      as % of sales                                %           6.9           9.2           8.9          17.0
Operating Profit before
  non-recurring items                           MEUR          1190           968           847          1765
      as % of sales                                %          11.3           9.7           8.9          16.7
Financial income and expenses                   MEUR           379           280           280           395
      as % of sales                                %           3.6           2.8           2.9           3.7
Exchange rate differences                       MEUR           -34            23            -2           -20

Profit before tax and
  minority interests                            MEUR           339           636           563          1401
      as % of sales                                %           3.2           6.4           5.9          13.2

Taxes                                           MEUR           148           206           183           361
Profit for the period                           MEUR           191           409           369          1007
Distribution of dividend 1)                     MEUR           268           254           231           176

Capital expenditure                             MEUR           896          1134          1364           894
      as % of sales                                %           8.5          11.3          14.3           8.4

R&D expenditure                                 MEUR            80            79            72            68
      as % of sales                                %           0.8           0.8           0.8           0.6

Fixed assets                                    MEUR         11695         11864         11034         10634
Current assets                                  MEUR          3718          3690          3535          4030
Assets total                                    MEUR         15413         15554         14569         14664

Shareholders' equity                            MEUR          5294          5513          5285          5058
Minority interests                              MEUR           279           272           196           190
Interest-bearing liabilities                    MEUR          6520          6565          6166          6266
Operating liabilites                            MEUR          1799          1691          1538          1644
Tax liabilities                                 MEUR          1523          1512          1384          1506
Equity and liabilites total                     MEUR         15413         15554         14569         14664

Capital employed at year-end                    MEUR         11355         11875         11015         10667
Operating capital at year-end                   MEUR         12866         13375         12384         12156
Interest-bearing net liabilities                MEUR          5783          6090          5534          5419

Return on capital
  employed (ROCE)                                  %           6.2           8.0           7.8          17.2
Return on capital employed (ROCE)
  before non-recurring items                       %          10.2           8.5           7.8          16.9
Return on Investment (ROI)                         %           6.4           8.4           8.1          16.3
Return on equity (ROE)                             %           3.4           7.6           7.1          22.1
Return on equity (ROE) (2
  before non-recurring items                       %          10.6           7.6           7.1          22.1

Equity ratio                                       %          36.2          37.2          37.6          35.8
Debt/Equity ratio                                             1.04          1.05          1.01          1.03

Average number of employees                                  40679         40301         41810         44917


1) Year 1998 dividend is Board of Directors' proposal to the Ordinary meeting of Shareholders.
      Year 1997, 1996 and 1995 figures are total sums of Enso Oyj's and Stora Kopparbergs Bergslags AB's dividends

2)    Year 1997, 1996 and 1995 figures after non-recurring items.

Sales, operating profit and deliveries by product area, per quarter


Sales (EUR M)                                  I/97         II/97        III/97         IV/97          1997
-----------------------------------------------------------------------------------------------------------

 Magazine paper                                279.3         366.7         402.3         427.5       1,475.8
 Newsprint                                     337.3         364.1         414.3         418.4       1,534.1
 Fine paper                                    443.9         443.3         464.2         540.2       1,891.6
 Packaging boards                              595.0         648.4         624.7         617.4       2,485.5
 Merchants                                     200.2         197.7         189.2         213.3         800.4
 Specialty papers                               84.9          80.0          80.2          79.3         324.4

 Timber products                               162.1         198.2         158.2         203.7         722.2
 Pulp                                          208.2         249.9         253.1         247.5         958.7
 Forest                                        422.6         398.9         373.1         422.2       1,616.8
 Energy                                        151.1         113.4         115.3         150.5         530.3

 Divested units                                  9.8           3.5                                      13.3
 Other                                        -602.6        -562.9        -569.2        -620.3      -2,355.0
 Total                                       2,291.8       2,501.2       2,505.4       2,699.7       9,998.1


 Sales (EUR M)                                  I/98         II/98        III/98         IV/98          1998
 -----------------------------------------------------------------------------------------------------------

 Magazine paper                                420.8         448.1         474.4         508.5       1,851.8
 Newsprint                                     409.7         411.4         439.0         433.6       1,693.7
 Fine paper                                    571.6         511.3         497.4         499.5       2,079.8
 Packaging boards                              638.3         642.8         576.6         539.2       2,396.9
 Merchants                                     227.3         208.5         190.6         203.9         830.3
 Specialty papers                               84.8          83.5          75.6          79.5         323.4

 Timber products                               167.3         183.7         169.6         213.3         733.9
 Pulp                                          238.3         230.6         202.2         175.5         846.6
 Forest                                        443.2         414.7         386.9         401.0       1,645.8
 Energy                                        145.5         113.6         106.1         116.0         481.2

 Divested units
 Other                                        -653.6        -599.9        -580.6        -559.7      -2,393.8
 Total                                       2,693.2       2,648.3       2,537.8       2,610.3      10,489.6

 Operating profit (EUR M)                       I/97         II/97        III/97         IV/97          1997
 -----------------------------------------------------------------------------------------------------------

 Magazine paper                                  5.4          20.4          28.4          31.7          85.9
 Newsprint                                      36.6          42.0          64.5          48.9         192.0
 Fine paper                                     37.5          36.8          23.3          41.8         139.4
 Packaging boards                               60.6          59.9          70.5          43.9         234.9
 Merchants                                       2.0           1.0           0.8           1.6           5.4
 Specialty papers                                5.6           2.6           2.2          -0.6           9.8

 Timber products                                10.6          19.9          12.3           8.2          51.0
 Pulp                                          -19.1          -6.0          16.6          37.9          29.4
 Forest                                        422.6         398.9         373.1         422.2       1,616.8
 Energy                                         29.6          25.6          25.7          30.3         111.2

 Divested units                                  1.5                        -2.0                        -0.5
 Merger costs and
   restructuring provisions
 Items affecting
   comparability                                             -29.6                       -22.4         -52.0
 Other                                          -7.2          10.2         -21.3           4.4         -13.9
 Total                                         206.3         205.1         235.5         269.5         916.4


 Operating profit (EUR M)                       I/98         II/98        III/98         IV/98          1998
 -----------------------------------------------------------------------------------------------------------

 Magazine paper                                 63.9          51.2          80.7          80.5         276.3
 Newsprint                                      63.6          67.2          97.0          75.1         302.9
 Fine paper                                     71.8          52.4          38.3          29.3         191.8
 Packaging boards                               74.5          61.7          65.0           8.1         209.3
 Merchants                                       3.3          -0.7           0.0          -0.6           2.0
 Specialty papers                                2.6          -0.1          -7.0          -2.1          -6.6

 Timber products                                -2.2           2.5           5.4           5.4          11.1
 Pulp                                            8.8          14.2           7.4         -20.7           9.7
 Forest                                         28.8          27.4          23.6          31.2         111.0
 Energy                                         37.4          26.5          19.9          30.7         114.5

 Divested units
 Merger costs and
   restructuring provisions                                                             -447.0        -447.0
 Items affecting
   comparability                                              17.4                       -41.4         -24.0
 Other                                         -10.7          -3.8          -7.8         -10.1         -32.4
 Total                                         341.8         315.9         322.5        -261.6         718.6

 Deliveries (000 tonnes)                        I/97         II/97        III/97         IV/97          1997
 -----------------------------------------------------------------------------------------------------------

 Magazine paper                                  458           560           604           609         2,230
 Newsprint                                       696           732           813           781         3,022
 Fine paper                                      580           610           637           698         2,524
 Packaging boards                                807           861           814           799         3,281
 Specialty papers                                 63            56            58            58           234
 Total                                         2,603         2,819         2,925         2,945        11,292

 Timber products (000 m3)                        587           685           509           739         2,520
 Market Pulp (000 tonnes)                        514           590           524           499         2,127

 Corrugated board (million m2)                    78            88            88            89           343


 Deliveries (000 tonnes)                        I/98         II/98        III/98         IV/98          1998
 -----------------------------------------------------------------------------------------------------------

 Magazine paper                                  579           615           659           708         2,560
 Newsprint                                       755           743           802           786         3,086
 Fine paper                                      701           684           647           710         2,743
 Packaging boards                                808           824           755           743         3,130
 Specialty papers                                 60            59            60            61           239
 Total                                         2,902         2,925         2,923         3,008        11,758

 Timber products (000 m3)                        622           688           580           874         2,764
 Market Pulp (000 tonnes)                        517           480           495           472         1,964

 Corrugated board (million m2)                    86            90            81            82           339

 Calculation of Key Figures

 Return on Capital Employed,
 ROCE (%) =                            100  x   Operating Profit
                                                --------------------------
                                                Capital Employed ()

                                                Profit before tax and
                                                minority interests +
 Return on Investment,                          interest and other
 ROI (%) =                             100  x   financial expenses
                                                --------------------------
                                                Total assets -
                                                interest-free liabilities 1) 2)

 Return on Equity,                              Profit before tax and
 ROE (%) =                             100  x   minority interests - taxes
                                                --------------------------
                                                Equity +
                                                minority interest 1)

 Equity Ratio (%) =                    100  x   Equity + minority interest
                                                --------------------------
                                                Total assets

                                                Interest-bearing liabilities
 Interest-bearing net liabilities =             - interest-bearing assets

                                                Interest-bearing net
 Debt/Equity Ratio =                            liabilities
                                                --------------------------
                                                Equity + minority interest

 Earnings per share =                           Profit for the period
                                                ---------------------
                                                Number of shares

 Equity per share =                             Equity
                                                --------------------------
                                                Number of shares at the
                                                end of the period

 Dividend per share =                           Dividend for the period
                                                -----------------------
                                                Number of shares

 Dividend yield =                       100  x  Dividend per share
                                                ------------------
                                                Share price at the end
                                                of the period

 Payout Ratio (%) =                     100  x  Dividend per share
                                                ------------------
                                                Earnings per share


 1)  Average of beginning and end of financial period
 2) Interest-free liabilities also includes provisions and tax liabilities in the balance sheet.

 Magazine paper
 --------------

Stora Enso aims to strengthen its position as one of Europe's leading suppliers of magazine papers by developing and improving customer service. This will be achieved by offering customers a wide range of products and by further improving delivery reliability.

 Stora Enso's magazine paper capacity amounts to 3.1 million tonnes, making it the world's second largest producer. The Group's market share is 23% in Europe and 10% globally. The product area also includes base paper for wallpapers.

 Market

 The market for magazine paper was favorable in 1998. Demand for wood-containing magazine paper amounted to 22.4 million tonnes. During the period 1986-1998, the annual average increase in demand for wood-containing and wood-free magazine papers in Europe was 7%. Volume growth amounted to 6 million tonnes. Demand for coated wood-free paper increased the most, by 13% a year, and uncoated magazine paper the least, by 4% a year.

   In 1998, demand for coated wood-containing magazine paper rose by 1%, both in Europe and globally. The corresponding figures for uncoated magazine paper were 9% and 7%, respectively.

   Prices for coated paper were raised at the beginning of 1998, and remained stable throughout the spring. During the summer and autumn some price fluctuation occurred, as coated grades were partially replaced, due to price competition from fine paper grades and uncoated magazine paper. Prices were approximately 10% higher than during 1997.

   At the beginning of 1998, prices for uncoated paper were also increased. Demand was favorable and price levels remained high in all markets throughout the year. Prices were approximately 10% higher than during 1997.

   In 1999, 250,000 tonnes of new uncoated capacity will enter the market, mainly due to the upgrading of production. Very little new coated capacity is expected.

 Profitability and deliveries

 Sales grew by 25%, mainly as a result of an increased sales volume and improved prices, and totaled EUR 1,851.8 M. The inclusion of Holtzmann throughout the year and the new machine at the Port Hawkesbury mill as of April boosted sales by 14%. Operating profit amounted to EUR 276.3 M. Return on operating capital was 14.2%.

   Deliveries of Stora Enso's coated magazine paper amounted to 1,594,000 tonnes, up 4% on the preceding year. The increase was due to improved demand as a result of growth in printed advertising materials, catalogs, magazine editions and advertising.

   Deliveries of uncoated magazine paper amounted to 919,000 tonnes, up 38% on 1997. The increase was due to higher demand. Port Hawkesbury's PM 2 was started up at the end of May. Volumes were exceeded but running-in problems in the calender machines resulted in quality targets not being reached. Continuous improvements have been achieved.

   The magazine paper mills operated at 94% of capacity.

 New projects and structural changes

 Port Hawkesbury's SC paper machine, which has a capacity of 350,000 tonnes, started up in May. Total costs for the project amounted to EUR 420 M.

   Stora Enso owns the entire share capital of the German company E. Holtzmann & Cie AG (Maxau and Wolfsheck mills), having purchased 9.3% of the shares in September and the remaining 0.8% in October, in addition to the interest it previously held. The Group paid a total of EUR 289.6 M for the Holtzmann shares in 1998.

   Other major investments included the rebuild of Maxau's PM 8 at a cost of EUR 46 M and a new slitter-winder for Veitsiluoto's PM 1 at a cost of EUR 2 M.

   Capital expenditure totaled EUR 219.9 M.

   Investments in 1999 are expected to decrease. The main investment relates to the rebuild of Kabel's PM 5.

 Outlook for 1999

 Growth in consumption will slow down as general economic growth weakens and downward pressure is exerted on prices. On the other hand, economic growth in Europe is expected to remain on a healthy level. The new millennium is expected to expand the volume of printed advertising materials, which in turn will increase magazine paper consumption.

 Stora Enso's magazine papers
-------------------------------------------------------------------------------
 Magazine papers are used in magazines, printed products for advertising, catalogs and direct marketing products. The magazine paper grades manufactured by Stora Enso are uncoated supercalendered (SC), light-weight coated (LWC), medium-weight coated (MWC), heavy-weight coated (HWC), machine-finished coated
(MFC) and machine-finished (MF) papers.

   SC paper is produced in Sweden, Germany, Belgium and Canada. LWC paper is produced in Finland, Germany and France. MWC is produced in Finland and Germany and HWC in Germany. MFC and MF papers are manufactured in Finland. Wallpaper base is produced in Germany. (See also page 98)

 Key figures

                                                                               1997                     1998
------------------------------------------------------------------------------------------------------------

 Sales, EUR M                                                               1,475.8                  1,851.8
 Operating profit, EUR M                                                       85.9                    276.3
 Operating margin, %                                                            5.8                     14.9
 Operating capital, EUR M                                                   1,863.0                  2,025.2
 Return on operating capital, %                                                 4.6                     14.2
 Capital expenditure, EUR M                                                   322.5                    219.9
 Average number of employees                                                  4,575                    5,032


 Deliveries and capacity (000 tonnes)

                                                                           Deliveries               Capacity
                                                                     ---------------------
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

 SC, MF                                                               665              919             1,300
 LWC, MWC, HWC, MFC                                                 1,532            1,594             1,760
 Wallpaper base                                                        33               47                65
 Total                                                              2,230            2,560             3,125


World's largest magazine paper producers, 1999


[Bar Graph appears containing magazine paper production capacity information (in tonnes) for coated and uncoated paper for the following companies: UPM-Kymmene, Stora Enso, Abitibi Consolidated, Myllykoski, Consolidated Papers, Champion International, Burgo, Oji, Haindl and Norske Skog.]

 Newsprint
 ---------

 Stora Enso's strategy is to produce newsprint based on primary fiber in the Nordic countries and on secondary fiber in Central Europe. The aim is to be located close to customers and raw material resources. The significance of recovered paper as a raw material for standard newsprint will continue to increase. Primary fiber will continue to be used for grades where its properties can best be utilized.

 Stora Enso, which has a newsprint capacity of 3.2 million tonnes, including special grades, is the world's second largest producer of newsprint. The Group's market share is approximately 25% in Europe and 7% globally.

 Market

 Nineteen ninety-eight was a good year. Demand increased by 4% in Europe and by 2% in North America. Canada exported 604,000 tonnes of newsprint to Europe, 7% less than in 1997, mainly due to labor disputes at Abitibi-Consolidated. As a consequence of the strike, the market balance improved in Europe and North America. Prices were raised at the beginning of 1998. Price levels remained favorable throughout the year and were an average of 2.5% higher than in 1997.

   In 1999, two new newsprint machines will start up in Europe. At the same time, newsprint capacity will decrease due to the rebuild of machines to produce more value-added grades. No major capacity expansion is expected outside Europe.

 Profitability and deliveries

 Sales increased by 10% to EUR 1,693.7 M, mainly due to increased sales volumes and improved prices. The acquisition of Holtzmann boosted sales by 2%. Operating profit was EUR 302.9 M. Return on operating capital was 19.4%.

   Newsprint deliveries were 2% higher than in the previous year, amounting to 3,086,000 tonnes as a result of increased demand following strong economic growth in Europe and moderate price trends for the most important raw materials. The newsprint mills operated at 98% of capacity.

 New projects and structural changes

 The main investments in 1998 related to the calender at Varkaus's PM 4 (EUR 16
M), the effluent treatment plant at Anjala (EUR 6 M), capacity increases and quality improvements in DIP and TMP plants and the rebuild of PM 3 at Hylte (EUR 19 M).

   Capital expenditure totaled EUR 103.8 M. In 1999, investments are expected to remain at this level.

 Outlook for 1999

 Market conditions are expected to remain relatively stable in Europe and North America. Weakening economic growth and new capacity entering the market, in combination with increased supply following the end of a labor dispute in North America, will have an impact on demand and supply in Europe. In addition, exports to Asia have been affected by the new capacity entering the area, which clearly exceeds current local demand. On the other hand, the increase in advertising and printed materials relating to the year 2000 is expected to have a positive effect on demand for newsprint.

 Stora Enso's newsprint
-------------------------------------------------------------------------------

 Stora Enso produces both standard and special newsprint, which are used for newspapers, newspaper supplements, advertising leaflets, direct marketing products, telephone directories and paperbacks. The raw materials in newsprint are mechanical pulp, recycled fiber and, to a minor extent, kraft pulp.

   Newsprint is produced in Finland, Sweden, Germany, Belgium and Canada.

 (See also page 98)


 Key figures
                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

 Sales, EUR M                                                                      1,534.1           1,693.7
 Operating profit, EUR M                                                             192.0             302.9
 Operating margin, %                                                                  12.5              17.9
 Operating capital, EUR M                                                          1,573.9           1,547.2
 Return on operating capital, %                                                       12.2              19.4
 Capital expenditure, EUR M                                                           98.2             103.8
 Average number of employees                                                         5,215             5,608


 Deliveries and capacity (000 tonnes)
                                                                         Deliveries                 Capacity
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

 Newsprint                                                          3,022            3,086             3,190


World's largest newsprint producers, 1999


[Bar Graph appears containing production capacity information (in tonnes) for newsprint for the following companies: Abitibi Consolidated, Stora Enso, Bowater, Donohue, Norske Skog, Fletcher Challenge, UPM-Kymmene, Haindl, Nippon Paper and Oji.]

 Fine paper
 ----------

 Stora Enso's aim is to remain among the world's top three fine paper producers and to further improve its share of the digital printing papers and special office papers. Profitability will be improved by creating strong brand names and partnerships with leading merchants and printing equipment suppliers.

 Stora Enso's fine paper capacity is 3.0 million tonnes, and the agreement to market Advance Agro's production will increase the amount of fine paper marketed by the Group to 3.3 million tonnes. Stora Enso is currently the second largest fine paper producer in the world with a 13% share of the European market and a 4% share of the global market.

 Market

 Global demand for wood-free graphic papers increased by 2% and demand for office papers by 4%. At the beginning of 1998, prices were raised somewhat.

 Initially, prices remained stable, but they started to fall in the spring. However, the average price level in 1998 was higher than in the previous year. These products were in abundant supply in Europe and North America, as the economic difficulties in Asia and South America reduced local demand. About 500,000 to 600,000 tonnes of office papers and minor amounts of graphic papers were imported to Europe from Asia.

   Due to global consolidation trends in the fine paper industry and the weakening of Asian economies, some of the planned fine paper projects have been postponed, and the number of machine start-ups is on the way down. In 1999 there will be 1.4 million tonnes of new fine paper capacity, including 1.25 million tonnes in Asia.

 Profitability and deliveries

 Sales increased by 10% to EUR 2,079.8 M, mainly due to a rise in sales volumes. PM 7, which was put into operation in Oulu in 1997, boosted sales by 7%. Operating profit amounted to EUR 191.8 M. Return on operating capital was 8.4%.

   Fine paper deliveries were 9% higher than in 1997 and amounted to 2,743,000 tonnes.

   The fine paper mills operated at 91% of capacity.

 New projects and structural changes

 In June, the Group signed a cooperation agreement with Advance Agro Pcl. This agreement granted Stora Enso exclusive rights to global marketing of Advance Agro's pulp and paper outside Thailand. Advance Agro has the capacity to produce 450,000 tonnes of chemical pulp and 470,000 tonnes of coated and uncoated sheet offset and copying papers. At year-end, Stora Enso owned 19.9% of the company. The acquisition price was EUR 74 M.

   The agreement with Advance Agro strengthens the fine paper division's product portfolio and helps to optimize production, while strengthening Stora Enso's position in Asia. The agreement involves active cooperation, and Stora Enso has provided transfer of know-how by sending mill management, technical and logistics experts to Thailand. The Group has two members on Advance Agro's Board of Directors.

  In 1998, Stora Enso purchased 60% of the Chinese Suzhou Papyrus Paper Co. Ltd, with an annual production capacity of 120,000 tonnes of coated fine paper. The company has established sales offices in four regions within China. This investment also supports the Group's strategy in Asia.

  In December, Stora Enso decided to close down Dutch Berghuizer
Papierfabriek's oldest and smallest paper machine by mid-1999. The machine's production capacity is 19,000 tonnes of one-side glossy paper.

  The largest investments in 1998 were the rebuilds of Veitsiluoto's PM 2 (EUR 22 M) and Grycksbo's PM 10 (EUR 14 M).

  Capital expenditure totaled EUR 129.7 M.

  In 1999, investments will remain at a low level.

Outlook for 1999

The annual growth in fine papers is expected to continue to follow the trend of approximately 5% for graphic papers and about 2% for office papers. Although there is an imbalance between supply and demand, which will impose pressure on prices throughout the spring, prices are expected to pick up after the summer vacation season, as economic activity increases ahead of the year 2000.

 Stora Enso's fine papers
--------------------------------------------------------------------------------

Stora Enso manufactures both coated fine papers, or graphic papers, and uncoated fine papers, or office papers. All fine papers contain a high proportion of chemical pulp.

   Graphic papers are used for high-quality books and advertising materials. Graphic papers are produced in Finland, Sweden, Germany and China.

   Office papers include copying and offset papers, envelope and writing papers and continuous stationery papers. The mills producing office papers are located in Finland, Sweden and the Netherlands. (See also page 98)

 Key figures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

 Sales, EUR M                                                                      1,891.6           2,079.8
 Operating profit, EUR M                                                             139.4             191.8
 Operating margin, %                                                                   7.4               9.2
 Operating capital, EUR M                                                          2,283.5           2,285.0
 Return on operating capital, %                                                        6.1               8.4
 Capital expenditure, EUR M                                                          282.3             129.7
 Average number of employees                                                         7,448             7,529


 Deliveries and capacity (000 tonnes)
                                                                         Deliveries                 Capacity
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

 Graphic (coated) papers                                            1,299            1,493             1,700
 Office (uncoated) papers                                           1,225            1,250             1,340
 Total                                                              2,524            2,743             3,040


World's largest fine paper producers, 1999


[Bar Graph appears containing fine-print production capacity information (in tonnes) for coated and uncoated paper for the following companies: International Paper, Stora Enso, Sappi, Asian Pulp & Paper, Oji, Nippon Paper, Champion International, Georgia-Pacific, UPM-Kymmene and Metsa-Serla.]

 Packaging boards
 ----------------

 Stora Enso is one of the leading manufacturers of consumer packaging board. This product is used for packaging milk, juices, other foodstuffs, cigarettes and cosmetics. More than 40% of the aseptic liquid containers used in the world are manufactured from Stora Enso board. The Group is also Europe's largest manufacturer of paper cupstock and primary fiber-based boxboard.

 Stora Enso's board capacity amounts to 3.4 million tonnes.

   Although the most important market area is Europe, the Group's products are sold worldwide. R&D within the cartonboard area focuses on improving the stiffness properties of multi-ply board and on developing plastic and clay coating technology.

   The main market for Stora Enso's corrugated board business is the Baltic Sea area. The most crucial factor affecting growth is the development of the Russian economy. Corrugated board raw materials and kraft papers are sold worldwide.

   Stora Enso is also a major manufacturer of coreboard in Europe through its subsidiary Corenso United Oy Ltd.

   The product area also includes laminating papers.

 Market

 Demand for consumer packaging board declined sharply after the summer. In terms of sales, the cold summer in Europe was a disappointment for a number of customers, and this meant that accumulated stocks had to be sold off in the autumn. A number of markets outside the EU were experiencing economic problems, which also affected demand. The weakening of the US dollar resulted in increased competition from American manufacturers.

   Prices for corrugated board raw materials peaked in the second quarter of the year but began to fall off in the summer. The market for SC fluting in particular remained fairly weak throughout the rest of the year. The market situation for kraft paper was stable.

   Demand for corrugated board in Finland and Sweden remained fairly normal throughout the year. The situation in the Baltic countries and Russia began to deteriorate markedly during April and May, although a slight improvement was discernible in Russia during the second half of the year.

   Coreboard has suffered from the deterioration of the Asian market since the end of 1997. Demand was weak and price levels low.

   Demand and price level for laminating papers were satisfactory.

 Profitability and deliveries

 Sales decreased by 4%, amounting to EUR 2,396.9 M. Sales volumes increased as a result of the spring 1997 start-up of the new board machine at the Skoghall mill. Due to lack of orders, the machine did not reach full capacity. Write-downs of second grade inventories at the Skoghall mill weakened earnings.

   Operating profit amounted to EUR 209.3 M, which is 11% below the 1997 figure. Return on operating capital was 8.8%.

   Deliveries of consumer packaging board amounted to 1,956,000 tonnes, down 6% on 1997. Corrugated board deliveries amounted to 339 million m2, down 1% on 1997. Coreboard deliveries were 239,000 tonnes. Core deliveries amounted to 53,000 tonnes. Kraft paper deliveries were 372,000 tonnes.

   The board mills operated at 90% of capacity.

 New projects and structural changes

 The most important investments were the rebuild of the board machine at the Fors mill to improve quality (EUR 28 M), the Balabanovo corrugated board mill (EUR 27 M) and the modernization of board machine no. 1 at the Imatra mill (EUR 10 M).

   The Balabanovo mill, which has a capacity of 90 million m2, started up at the end of the year in a difficult market situation. The Russian economy is expected to recover and the market for corrugated board to pick up.

   Capital expenditure totaled EUR 211.7 M. Capital expenditure in 1999 is expected to be somewhat higher than in 1998. The main approved investment relates to the rebuild of the soda recovery boiler at the Gruvon mill (EUR 18
M).

   As a condition for the merger of STORA and Enso, the EU competition authorities demanded cancellation of the cooperation agreement with the Norwegian company Elopak. This also entails the sale of the Pure-Pak converting line in Lahti, Finland. Negotiations regarding the divestment have been initiated with Elopak. After the transaction has been finalized, operations will remain unchanged and be conducted in the same premises.

 Outlook for 1999

 Demand for packaging boards remains relatively stable but prices are at a low level. The outlook depends on the overall economic trend.

 Stora Enso's packaging boards
-------------------------------------------------------------------------------
 The main packaging board products are consumer packaging board, corrugated board and the related raw materials, coreboard and cores, and kraft papers.

   The mills producing consumer packaging board are located in Finland, Sweden, Germany, Spain and the UK. Raw materials for corrugated board are produced in Finland and Sweden. Coreboard and cores are manufactured in Finland, Germany, France and the UK. Corrugated board packaging is manufactured in Finland, Sweden, Estonia, Latvia and Russia. Kraft paper is produced in Sweden. Packaging machines are manufactured in Finland and Sweden. Laminating papers are produced in Finland. (See also page 98)

 Key figures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

 Sales, EUR M                                                                      2,485.5           2,396.9
 Operating profit, EUR M                                                             234.9             209.3
 Operating margin, %                                                                   9.5               8.7
 Operating capital, EUR M                                                          2,508.9           2,272.7
 Return on operating capital, %                                                        9.4               8.8
 Capital expenditure, EUR M                                                          215.5             211.7
 Average number of employees                                                        10,478            10,049


 Deliveries and capacity (000 tonnes)

                                                                           Deliveries               Capacity
                                                                           ----------
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

 Consumer packaging boards                                          2,085            1,956             2,370
 Corrugated board raw materials                                       429              402               600
 Coreboard                                                            237              239               270
 Kraft paper                                                          394              372               175
 Laminating papers                                                    136              160               165
 Total                                                              3,281            3,130             3,580

 Corrugated board, million m2                                         343              339               556
 Cores, 000 tonnes                                                     32               53                80


World's largest cartonboard producers, 1999
(FBB, WLC, LPB, SBS, SUS)


[Bar Graph appears containing production capacity information (in tonnes) for cardboard for the following companies: International Paper, Stora Enso, Riverwood International, Westwaco, Mayer-Melnhof, Reno de Medici, Mead, Asian Pulp & Paper, Cascade and Oji.]

 Merchants
 ---------

 Stora Enso's paper merchants in Europe are active in a market comprising approximately 80,000 printers. The merchants are an important link in the distribution of fine papers from the paper mills to the graphic industry.

 Stora Enso products account for about 45% of the paper merchants' product range. The Group's paper merchants also market a wide range of products adapted to the specific needs of offices, public administrations and the industrial sector.

 Market

 Paper merchant operations during 1998 were characterized by pressure on prices and margins. Low growth was noted in the Swedish, Danish and Dutch markets. During the autumn, the paper merchants in the Baltic states and Poland were affected by the crisis in Russia. In contrast, demand was stable in the UK and France.

   During the current year, paper merchant operations will be affected by lower economic activity in Western Europe. Full-year growth is expected to be 2 to 3%. In Eastern Europe, the Russian crisis is expected to inhibit demand during the first half of the year; nonetheless full-year growth in this market will total 5 to 10%.

 Profitability

 Sales were EUR 830.3 M, an increase of 3% as a result of the expansion in Hungary. Operating profit decreased to EUR 2.0 M, due to higher cost caused by the expansion.

 New projects and development activities

 Within merchant operations, synergistic gains will be generated from coordination and restructuring measures, a number of which are planned for the current year. The financial effects will materialize in full during the following two years.

   In parallel, activities aimed at additional expansion in new markets in Europe are being planned.

 Key figures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

 Sales, EUR M                                                                        800.4             830.3
 Operating profit, EUR M                                                               5.4               2.0
 Operating margin, %                                                                   0.7               0.2
 Operating capital, EUR M                                                            207.4             212.4
 Return on operating capital, %                                                        2.6               0.9
 Capital expenditure, EUR M                                                            9.7              12.0
 Average number of employees                                                         1,636             1,672


Major paper merchants in Europe


[Bar Graph appears containing sales information (in tonnes) for the following companies: Buhrman, AWA, Igepa, Schneider, Stora Enso, SCA, Inapa, Metsa-Serla, Classens and MoDo.]

Specialty papers
----------------

The specialty papers product area includes thermal and carbonless papers manufactured in Flensburg and Hillegossen in Germany, and specialty papers produced at Tervakoski in Finland. Since these units have been divested, Specialty papers will not exist as a separate product area in the future.

Tervakoski specialty papers

In 1998, Stora Enso held a leading market position in this group of papers as well as in coated thin printing papers. Tervakoski's specialty papers reported good profitability and a balanced market situation.

  In February 1999, Stora Enso signed an agreement to sell Tervakoski Oy to the Austrian company Trierenberg AG. The divestment is in line with Stora Enso's strategy of focusing on its core business areas and of securing the future development of Tervakoski.

Technical office papers

Technical office papers include carbonless and thermal papers. Production capacity amounted to 155,000 tonnes. Demand was poor and price levels low.

  Stora Enso's aim is to divest units that are not part of the Group's core business. In line with this strategy, negotiations were finalized at the end of December regarding the sale of the Group's majority interest in the technical office paper manufacturers, Stora Carbonless Paper GmbH and Stora Spezialpapiere GmbH, to the Japanese-based Mitsubishi Paper Mills Ltd and the Mitsubishi Corporation. When the arrangement became effective on January 1, 1999, the Mitsubishi companies' shareholding rose to 76%. Stora Enso retains a minority interest in both companies.


Keyfigures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

Sales, EUR M                                                                         324.4             323.4
Operating profit, EUR M                                                                9.8              -6.6
Operating margin, %                                                                    3.0              -2.0
Operating capital, EUR M                                                             300.4              97.7
Return on operating capital, %                                                         3.3              -3.3
Capital expenditure, EUR M                                                            14.9              17.8
Average number of employees                                                          1,416             1,402


Deliveries (000 tonnes)
                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

Tervakoski specialty papers                                                             77                81
Carbonless paper                                                                       132               127
Thermal paper                                                                           25                30
Total                                                                                  234               238

Timber products
---------------

The production of timber products supports Stora Enso's Nordic and international fiber strategy. The Nordic sawmills' close proximity to the Group's paper and board mills leads to more efficient utilization of wood resources. Approximately one fifth of Stora Enso's timber products are sold through the Group's own distribution companies, which helps to ensure better and more individual customer service.

Stora Enso has a capacity of 4.7 million m3 of sawn products and 1.0 million m3 of planed goods. The Group is the world's second largest producer of sawn timber and a leading supplier to North America and Asia, and exports timber products to more than 70 countries. About 20% of Stora Enso's sawn timber and other building materials are sold through the Group's own distribution companies.

Markets

Nineteen ninety-eight was a difficult year. Production increased heavily in 1997, leading to high stock levels in Finland and Sweden. Whitewood prices collapsed at the end of 1997 but began to rise in spring 1998. They decreased by an average of 15% compared with 1997. Redwood prices were on average 6% lower than during the preceding year. Demand was relatively good in the main markets in Europe. Due to the economic crisis in Asia, the Japanese market weakened rapidly in the spring, but recovered during the autumn, although 1997 volumes were not reached. The US sawn timber market remained favorable throughout the year.

Profitability and deliveries

Thanks to the increase in sales volume, sales rose by 2% to EUR 733.9 M. Holzindustrie Schweighofer AG is included in the figures from the beginning of December. Operating profit amounted to EUR 11.1 M. Return on operating capital was 2.8%.

  Deliveries totaled 2,765,000 m3, up 10%. The growth was mainly attributable to additional capacity generated by the acquisition of Schweighofer.

New projects and structural changes

The operations of the Austrian company, Holzindustrie Schweighofer AG, were merged with Stora Enso's timber business in early December. Schweighofer has a capacity of 1.8 million m3 of timber products, mainly spruce, and 100,000 m3 of gluelam beams. The company has four mills in Austria and two in the Czech Republic, which in total produce 1.5 million m3 of chips, in addition to sawn timber. The acquisition will support Stora Enso's fiber strategy, strengthen its market position in the US and Japan and help to optimize transport costs in certain product groups and markets.

  Capital expenditure totaled EUR 33.9 M. The principal investments were the rebuild of the grading plant at the Veitsiluoto sawmill and the modernization of the saw line at the Tolkkinen sawmill.

Outlook for 1999

The price of whitewood is expected to rise slightly compared with 1998. The price of redwood will be under pressure during the first half of the year, since supply will remain high while demand in the UK and North African markets will weaken.The US and Japanese markets are expected to remain stable.

Stora Enso's timber products
-------------------------------------------------------------------------------

Timber products from Stora Enso's Nordic sawmills are used for the joinery, furniture and construction industries. The customized timber products manufactured by the Central European mills are used in the joinery and building industries, as well as in prefabricated houses. Sawn timber is also a raw material for the packaging industry, while sawmill chips are an important raw material for the paper industry.

  Stora Enso has a total of 19 sawmills. The Nordic Redwood and the Nordic Whitewood business units include mills in Finland and Sweden. The Central European Timber unit comprises mills in Austria and and the Czech Republic. Planed goods are produced in Finland, Austria, the Czech Republic and the Netherlands. Joint venture LAMCO in Austria produces gluelam beams. The timber merchants are located in Finland, the UK, the Netherlands and France. (See also page 98)

Key figures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

Sales, EUR M                                                                         722.2             733.9
Operating profit, EUR M                                                               51.0              11.1
Operating margin, %                                                                    7.1               1.5
Operating capital, EUR M                                                             274.8             401.1
Return on operating capital, %                                                        18.6               3.3
Capital expenditure, EUR M                                                            20.1              33.9
Average number of employees                                                          2,050             2,188


Deliveries and capacity (000 m3)
                                                                           Deliveries               Capacity
                                                                     ---------------------
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

Nordic Whitewood                                                    1,255            1,392             1,530
Nordic Redwood                                                      1,265            1,292             1,395
Central European Timber                                                --               81             1,815
Total                                                               2,520            2,765             4,740



World's largest sawn timber producers, 1999


[Bar Graph appears containing production capacity information (in cubic meters) for sawn timber for the following companies: Weyerhaeuser, Stora Enso, Georgia-Pacific, International Paper and West Frazer Timber.]

Note: Capacities of North American Companies are converted to
"real-volumes"-base to facilitate comparison with European sawmills.

Market pulp
-----------

Stora Enso produces a total of approximately 2.3 million tonnes of market pulp of which deliveries to internal processing units account for about 1.3 million tonnes. The remainder is sold externally. However, since the Group also purchases pulp, the net pulp balance amounts to 0.4 million tonnes.

In the production of paper and board, long-fiber pulp is used in cases where fiber strength is of importance in the end product. The special characteristics of short-fiber pulp are suitable for the manufacture of high-quality fine papers and printing papers.

  The Group also manufactures fluff pulp, which is used in baby diapers and hygiene products.

Market

During 1998, the capacity for market pulp again exceeded demand. In Asia, including Japan, consumption decreased due to the economic decline.

  Fine-paper producers, the main consumers of short-fiber market pulp, also experienced a situation in which supply exceeded demand.

  After having remained at a stable level during the spring, prices moved downwards in June, as a result of reduced demand.

  Extensive production cutbacks were implemented during the autumn, particularly in North America, which led to Norscan pulp inventories declining to a normal level.

  Although pulp producers announced price increases in November, these failed to have an effect due to the depressed market situation in December.

  Average prices during the year were USD 515/tonne for long-fiber pulp, and ECU 415/tonne for short-fiber pulp.

New projects and development activities

Concurrently, a program is under way to raise pulp-mill productivity and reduce fixed costs.

  Research work focuses on the development of additional pulp grades that are adapted specifically to the Group's paper and board products.

Profitability and deliveries

Sales declined by 12% to EUR 846.6 M, mainly as a result of lower prices. Operating profit amounted to EUR 9.7 M. Return on operating capital was 0.8%.

  Deliveries of market pulp amounted to 1,964,000 tonnes, down 8% on 1997. The pulp mills operated at 84% of capacity.

Key figures

                                                                                      1997              1998
------------------------------------------------------------------------------------------------------------

Sales, EUR M                                                                         958.7             846.6
Operating profit, EUR M                                                               29.4               9.7
Operating margin, %                                                                    3.1               1.1
Operating capital, EUR M                                                           1,313.7           1,153.3
Return on operating capital, %                                                         2.2               0.8
Capital expenditure, EUR M                                                           107.6              96.3
Average number of employees                                                          2,707             2,559


Deliveries and capacity (000 tonnes)

                                                                         Deliveries                 Capacity
                                                                     1997             1998              1999
------------------------------------------------------------------------------------------------------------

Short-fiber pulp                                                      811              791               860
Long-fiber pulp                                                     1,129              999            1,310*
Fluff pulp                                                            187              174               180
Total                                                               2,127            1,964             2,350

*) Including recycled fiber 60

Market pulp balance (000 tonnes)

                                        Long-        Short-
                                        fiber         fiber           DIP                Fluff         Total
------------------------------------------------------------------------------------------------------------
Production
  Own mills                             2,815         2,375         1,285                  180         6,655
  Associated mills                        160                                                            160
Own consumption                       - 2,800       - 2,320       - 1,325                    0       - 6,445
Market pulp balance                       175            55          - 40                  180           370

Forest
------

Stora Enso's own forest holdings in Finland and Sweden amount to 2.6 million hectares, including 2.1 million hectares of productive forest land. The Group also owns forest holdings in Canada and Portugal. In the Baltic states and Russia, the Group purchases wood and has felling rights. Stora Enso's forest operations are responsible for the Group's forest holdings and wood supply in Finland and Sweden.

Market

The Finnish market. Early in the year, the supply from private forests was held up by the wood-trading negotiations between the companies and private forest owners, which continued into the summer. During the autumn, supply picked up but the exceptionally rainy summer led to increased competition between buyers of marked timber stands harvested under difficult conditions. The price of logs and spruce pulpwood rose in the autumn and only stabilized at the end of the year, when balance between supply and demand was restored.

The Swedish market. The supply of wood declined during the first four months of the year, due to reduced timber prices. Wood purchased from private forest owners increased during the summer. Subsequently, the supply of wood slackened.

  Prices for pine and birch pulpwood were cut in November, an effect of reduced industrial demand. The reverse situation was noted for spruce pulpwood.

Wood supply to Group units

Total deliveries from Nordic forest operations amounted to 27.5 million m3 (solid wood under bark), in line with the preceding year. Delivery volumes from the Baltic states and Russia increased and amounted to 8.5 million m3.

  Stora Enso's estimated wood requirement for the current year is approximately 32 million m3. This will mainly be satisfied using supplies in the form of stand purchases and wood deliveries from private forest owners. Felling in Group-owned forests is estimated to account for 15% of the Group's requirement and imported wood for 22%. The principal import countries are Russia and the Baltic states.

Profitability

Sales rose by 2% to EUR 1,645.8 M. Operating profit amounted to EUR 111.0 M. Return on operating capital was 7.9%.

Key figures

                                                                                          1997          1998
------------------------------------------------------------------------------------------------------------

Sales, EUR M                                                                           1,616.8       1,645.8
Operating profit, EUR M                                                                  111.2         111.0
Operating margin, %                                                                        6.9           6.7
Operating capital, EUR M                                                               1,386.9       1,408.1
Return on operating capital, %                                                             8.0           7.9
Capital expenditure, EUR M                                                                21.4          22.3
Average number of employees                                                              2,484         2,341


Harvesting/growth in Stora Enso's Nordic forest
(m3fo million)                                                                            1997          1998
------------------------------------------------------------------------------------------------------------

Opening growing stock                                                                    225.8         231.0
Net growth                                                                                 9.0           9.7
Final felling                                                                             -4.2          -4.3
Thinning                                                                                  -1.2          -1.5
Tax reassessment/additional land holdings                                                  1.6           1.1
Closing growing stock                                                                    231.0         236.0

Energy
------

Stora Enso is a major player in the Nordic electricity market, with a turnover of 22 TWh during a normal year. The Group has an additional 5 TWh in Central Europe. In Sweden, most of the Group's power is produced in hydropower and nuclear power plants, while the electrical power produced in Finland is mainly generated in industrial cogeneration, nuclear power and thermal power plants.

Market

The deregulation of the electricity market, combined with abundant precipitation, resulted in reduced prices in Sweden and Norway. The lower prices were particularly noticeable in the Nord Pool market. In Finland, negative effects on electricity prices were experienced when the country joined the Nord Pool system in June 1998.

  As a result of the deregulation process, new players have established positions in the market, leading to intensifying competition and price pressure. It will probably take some years for the situation in the electricity market to normalize.

  Year-end levels in Swedish and Norwegian reservoirs were about normal for the time of year.

Energy supply

The Group's self-sufficiency in electricity is roughly 90%.

  During 1998, electricity consumption in Stora Enso's Nordic plants amounted to
14.5 TWh, of which Finland accounted for 8 TWh and Sweden for 6.5 TWh. External sales of electricity amounted to 2.0 TWh in Finland and 5.5 TWh in Sweden.

  During 1999, the Group's production of electric power is expected to be normal, although hydropower production will be above normal at the beginning of the year, due to the high water levels in Swedish and Finnish reservoirs.

New projects and development activities

Stora Enso will benefit from an improved energy balance and lower costs for purchases of fossil fuels in the future.

  A new energy management system was introduced in order to achieve energy synergies in co-operation with the Swedish energy resources and a liberalized Finnish and Swedish market.

  Energy efficiency audits are a tool to improve overall energy efficiency in the Group.

Profitability

Sales declined by 9% to EUR 481.2 M, mainly as a result of lower prices. Operating profit amounted to EUR 114.5 M, down 8% on 1997. Return on operating capital was 8.2%.

Key figures

                                                                                          1997          1998
------------------------------------------------------------------------------------------------------------

Sales, EUR M                                                                             530.3         481.2
Operating profit, EUR M                                                                  123.8         114.5
Operating margin, %                                                                       23.3          23.8
Operating capital, EUR M                                                               1,443.6       1,358.8
Return on operating capital, %                                                             8.6           8.2
Capital expenditure, EUR M                                                                19.6          19.6
Average number of employees                                                                218           215


Power balance
(TWh)                                 Finland               Sweden         Other         Total
------------------------------------------------------------------------------------------------------------

CHP                                       4.0                  1.5           1.8          7.3
Hydro                                     1.0                  3.9           4.9
Nuclear                                   1.3                  2.2                        3.5
Other  resources                          1.7                 (1.5)                       1.7
Total production                          8.0                  7.6           1.8         17.4

Purchases                                 2.0                  4.4           3.3          9.7

Total procurement                        10.0                 12.0           5.1         27.1
Stora Enso mill
  consumption                             8.0                  6.5           4.9         19.4
External sales                            2.0                  5.5           0.2          7.7

Purchasing and logistics
------------------------

Stora Enso's logistics, procurement of transportation services and strategic raw materials and investment purchases are coordinated at Group level.

Purchasing

Stora Enso's purchases of strategic raw materials, services and investments are coordinated at Group level. The objective is to create and manage business opportunities arising from the benefits of scale and the increased competitive forces that are possible through joint procurement and sourcing.

  Total purchases amount to EUR 2.5 billion annually.

Transports and logistics

The transport requirements of Stora Enso are substantial and the Group is, by volume, one of Europe's largest transporters. Incoming shipments amount to approximately 32 million tonnes annually of raw materials such as wood, chips and chemicals.

  Stora Enso manages the transport and distribution of finished goods itself, with the assistance of various suppliers in the transport field. Each year, the Group signs agreements amounting to EUR 0.7 billion covering the transport and distribution of finished goods.

  Transport systems within the Group are determined by long-term cost efficiency, quality, customer service/requirements, flexibility and environmental awareness.

  The outgoing transports originate mainly from Finland, Germany and Sweden. Transports from the Nordic countries are handled almost exclusively through combinations of different means of logistics services into transport chains in which sea transport plays an important role. Transport by truck, rail and sea are equally critical in ensuring that the products reach customers on time and undamaged. Goods from German mills are transported and distributed on the European continent mainly by truck.

New transport system

During 1999 a new transport system will be introduced for Swedish exports. Key components in the system include a new intermodal carrier for use in shipments by rail and sea, as well as seaborne transports with new Ro/Ro vessels on the Gothenburg-Zeebrugge route. The new system will gradually be introduced over a five-year period. When fully implemented it is expected to result in annual cost-savings of approximately EUR 22 M through an improvement of more than 20% in transport efficiency, reduced environmental impact and increased customer service.

Distribution of purchasing value
38%  Raw materials
14%  Investments
48%  Services

Distribution of transport value
28%  Sea transport
33%  Rail transport
39%  Road transport

Marketing and sales network
---------------------------

Stora Enso's sales network has the day-to-day contact providing service to the Group's customers in all products areas and around the globe.

Stora Enso's worldwide marketing and sales network includes more than 30 own regional sales companies, with additional local branch offices, and a wide network of agents marketing the Group's products and serving its customers. Europe is Stora Enso's main market, but the Group is significantly expanding its presence in America and Asia Pacific.

  Interactive communication between production facilities, sales companies and customers is vital to provide excellence in service and distribution of the Group's products. Stora Enso recognizes the importance of product development and market research in close cooperation with its customers. Many successes and synergies are made possible as a result of sharing best practices across different lines of business and geographic boundaries.

  Stora Enso offers expert and professional sales support in the form of a team drawn from mills, divisions and sales offices, which believes in listening to customers and working with them to achieve continuous improvement. By focusing on its customers in all sales-related matters, the Group helps them succeed in their markets, a prerequisite for Stora Enso's own success.

  Stora Enso will continue to seek opportunities to expand its business in attractive markets to better serve its customers. It is Stora Enso's ambition to exceed customers' expectations and to become their preferred supplier.

Sales by country (EUR M)                                                                  1998          1997
------------------------------------------------------------------------------------------------------------

Germany                                                                                1,827.0       1,611.2
UK                                                                                     1,436.9       1,405.4
France                                                                                 1,003.6         893.9
Sweden                                                                                   881.0         919.9
Finland                                                                                  726.0         741.3
The Netherlands                                                                          555.0         525.7
Italy                                                                                    432.6         384.9
Spain                                                                                    400.4         371.9
Belgium                                                                                  373.9         341.3
Denmark                                                                                  329.6         307.7
Other EU                                                                                 321.0         317.9
Total EU                                                                               8,287.0       7,821.0

Other Europe                                                                             733.9         620.6
North America                                                                            445.5         318.3
Far East and Southeast Asia                                                              406.2         623.9
Others                                                                                   617.0         614.3
Total                                                                                 10,489.6       9,998.1


Sales by country


[Pie Chart appears containing the following information:

Germany               17%
UK                    14%
France                10%
Sweden                 8%
Finland                7%
The Netherlands        5%
Italy                  4%
North America          4%
Far East and
South-East Asia        4%
Others                27%]

Research and development
------------------------

The main task of R&D in Stora Enso is to provide knowledge and specialized know-how to improve overall performance. Good process efficiency needs to be combined with timely introduction of new or improved grades, striving for unique advantages.

Economic competitiveness must be combined with sustainability, i.e. ecobalanced production with minimum impact on the environment. This enables customer demands for consistent service, appropriate quality and ecobalanced products to be met.

  Stora Enso organizes shared R&D resources, facilities and expertise at the Group's mills and joint Research centers. At corporate level, Stora Enso employs 400 researchers and engineers. The resources at divisional and mill levels are about the same.

Technology and productivity

Uniform paper quality

During the first year of operation of the proprietary research tool called the Advanced Total Paper Analyzer, ATPA, about 30 paper and board machines have been analyzed. The ATPA has proven to be a useful tool for trouble-shooting and for setting high standards for paper machine performance in terms of uniform and consistent quality.

Runnability in printing presses and winding

Customers place increasing demands on printing papers. The ability to run the paper at high speed in the printing press without disturbances is a prerequisite for achieving high productivity. High print quality is also essential, as well as a perfect runnability in the finishing department.

  Projects for systematic analysis and subsequent reduction of web tension variations have started in three large press rooms with a total circulation of about three million newspapers.

  Winding is a key production process for achieving customer satisfaction and internal efficiency. Application-oriented trials reduced break rates for LWC rotogravure reels by 55%.

Twin ABC at Grycksbo

Quality and productivity have been improved at the Grycksbo paper mill, where the world's first Twin-ABC coater has been installed. A new blade type was developed for the coater. In two units, two-sided blade coating is now performed in one step.


R&D centers                                          No. of employees
---------------------------------------------------------------------

Imatra, Finland                                                   120
Falun, Sweden                                                     110
Karlstad, Sweden                                                  130
Viersen, Germany                                                   40
Total                                                             400

Product performance and new grades

Matt coated fine paper

Matt coated fine paper often suffers from poor ink drying, which results in ink-stuff problems in the book bindery. This is clearly not acceptable for a modern, cost-efficient production unit, and the industry has struggled with this problem for more than twenty years. The solution is to be found in the very complex interaction between ink and paper surface.

  The new modern sheet-fed offset press, recently installed at the Research Center in Falun, has been an important tool in the research work, combining printing with advanced chemical and physical analysis of the ink drying process. This has yielded detailed knowledge of the paper properties and the phenomena which influence the unwanted smearing and the print quality. Mill implementations of the new findings are in progress and will lead to important improvements in matt coated grades.

Reduced smearing on newsprint

Smearing of ink from printed areas onto other parts of the printed copy, so-called set-off and rub-off, is a well-known problem, mainly in cold-set web offset printing of newsprint. The main causes of such quality problems and potential improvements have been identified.

  The use of selected types of clay as fillers has been established as a standard procedure for the production of certain grades of low-smearing newsprint, which have been well received by the market.

Improved newsprint - Europress

Development work has proceeded on optimizing the furnish to further improve the Kvarnsveden paper mill's "medium brightness" newsprint grade, known as Europress. The work has also focused on optimizing other production conditions. The new grade has been well accepted in the market place.

Digital paper

Stora Enso's leading position as a manufacturer of office papers has been strengthened by investments in both R&D and production technology. A new laboratory for digital printing papers has been established at the Imatra Research Center. Its centerpiece is a Xeicon-engine, four-color digital printing press with special instrumentation.

  Investments at the Veitsiluoto and Berghuizer paper mills have created new possibilities for developing new grades and increased production efficiency.

  A new grade has been launched for high-resolution printers, and new technology has been introduced for the production of uncoated 4CC grade.

New barrier coating

Plastic-coated barrier products for liquid cartons and oven packages have entered the commercialization stage. The development is emphasizing on-line applied dispersion-based coatings, which provide a superior solution for many packaging applications.

Board properties and packaging performance

Cartons and fiber-based packagings have considerable development potential and will continue to be highly competitive packaging materials. As a leading board manufacturer, Stora Enso places special emphasis on being the technology leader and developing new concepts and technologies for future rebuilds and new machines.

  Research at the Skoghall board mill has demonstrated the relationship between board properties and packaging performance. Since the bending stiffness of the board is of vital importance in packaging operations, new concepts for liquid packaging board production have been developed based on this parameter. New methods for predicting the properties of packaging already in production have been implemented at the mill based on this work.

Triplex board

A new Triplex board for advanced flexoprinting has been developed. This board meets the demand for source reduction and good printability.

Environmental qualities

Ecomill

The concept of ecobalanced production is an approach which considers both economy and ecology. A good example is the new bleach plant at the Skoghall board mill, which combines high pulp quality with small effluent volumes and low environmental impact.

  Another example is the implementation of new water management practices at the Uetersen paper mill, resulting in lower consumption of process chemicals due to cleaner process water.

Recycling of used liquid cartons

The processing line for recycling used liquid cartons, which was commissioned in 1995 at Varkaus, has been further developed. The degree of fiber recovery has been improved with new technology. A gasification technique for polyethylene is under development and has been tested on a pilot scale. Energy recovery from polyethylene is highly efficient, and the process also opens up the possibility of utilizing the separated aluminum as a raw material.

Environmental management
------------------------


Environmental Management Systems

By year-end 1998, 34 Stora Enso sites had EMAS-registered (Eco Management and Audit Scheme) and/or ISO 14001-certified environmental management systems.

  These sites represented 69% of total pulp, paper and board production within the Group. All sawmills within Stora Enso Timber (Finland and Sweden) will have certified environmental management systems in early 1999.

Environmental issues as

Part of business management

Environmental issues are an integral part of business management within Stora Enso. To ensure continuous improvement of its operations and to create openness to its stakeholders, Stora Enso is working forcefully to implement environmental management systems.

  A majority of Stora Enso's business units is registered according to EMAS (EU's Eco Management and Audit Scheme) and/or certified according to ISO 14001.

  The responsibility for environmental protection rests with operative management. All Stora Enso employees are encouraged to contribute to achieving environmental improvements. In order to be able to apply the most up-to-date environmental expertise at all levels, Stora Enso arranges regular training on environmental issues for its employees.

  In order to optimize the allocation of financial resources to environmental protection and material flows, and to improve the environmental profile of its products, Stora Enso applies a lifecycle approach in its efforts to continuously improve its environmental performance.

Financial review

In 1998, Stora Enso spent EUR 164 M (1997:188) on environmental protection. The figure includes capital expenditure as well as operating and mainte-nance costs, but excludes interests and depreciation. Total environmental investments amounted to EUR 68 M, while environmental expenses totaled EUR 96 M.

  Major environmental investments included EUR 10.3 M for upgrading the chemical recovery system and internal improvements at the Skutskar pulp mill to reduce discharge to water. At the Anjalankoski mills the investment program for improving waste-water treatment was finalized, with the 1998 costs amounting to EUR 3.6 M. In addition to the modernization of the treatment plant, measures for closing process water flows and for improving the sludge treatment were included. At the Norrsundet pulp mill, EUR 3.5 M was invested in an oxygen delignification stage. EUR 3.0 M was used to finalize the clean-up work on soil and buildings at the old forest chemicals plant at Imatrankoski.

  The following units in Finland are due to renew their discharge permits in 1999-2000: Enocell, Imatra, Oulu and Varkaus. The Hylte, Kvarnsveden, Grycksbo and Skoghall mills in Sweden are involved in permitting processes for increased production of current paper and board qualities.

  Financial savings can be achieved by integrating environmental issues with business management. One example is residual products management. Since waste can in many cases be defined as a raw material in the wrong place, Stora Enso continuously investigates new solutions for reusing residues which were earlier regarded as waste. As a result, the business units have been able to reduce waste volumes by utilizing them on an increasingly large scale. Often, these solutions can be justified purely based on financial reasons.

  A total of EUR 42 M has been estimated to cover future environmental expenditure. The timing for implementing these measures is not detailed in all parts but the programs will be carried out over the next few years.

  Major remediation projects include the final disposal of mercury at the Skutskar harbor. At Uetersen, plans are being made for the decommissioning of a closed landfill area. At Pateniemi in Northern Finland, cleaning of the old sawmill has been started. At Skoghall, cleanup of mercury contamination at the disused chloralkali plant continues.

  Decommissioning activities at the closed Falun mine area are in progress, partly financed by the Swedish Government.

  Stora Enso is free from legal claims concerning environmental issues which could have a major impact on Stora Enso's financial position.



                                      I   \           Deliveries                         781,000 tons      \
                                      I    \           Market Pulp*                   11,758,000 tons       \
                                      I     \          Paper and Board                 2,764,000   m3        \
Wood                             38 Mm3      \         Timber Products                                        \
----------------------------------------      \        Corrugated Board                       339 Mm3          \
                                               \       ------------------------------------------------         \
Purchased pulp              750,000 tons        \     Discharge of water                                         \
----------------------------------------         \     COD                               186,000 tons             \
                                                  \    AOX                                   700 tons              \
Recovered paper           1,936,000 tons           \   Phosphorus                            300 tons               \
----------------------------------------            \  Nitrogen                            2,000 tons                \
                                                     \ ------------------------------------------------               \
Filters                   2,181,000 tons      IN      \                                                                \
----------------------------------------              /                                                            OUT /
Water use                        813 Mm3             /Emission to air                                                 /
----------------------------------------            /  CO2 from non-renewable fuels    4,747,000 tons                /
                                                   /   CO2 from renewable fuels       14,979,000 tons               /
Electrical power                  20 Twh          /    CO2 total                      19,726,000 tons              /
----------------------------------------         /     SO2                                17,000 tons             /
                                                /      NOx (NO2)                          16,000 tons            /
Fossis fuel                    76,000 Tj       /       ------------------------------------------------         /
----------------------------------------      /                                                                /
                                             /       Waste for landfil                   451,000 tons         /
                                      I     /                                                                /
                                      I    /                                                                /
                                      I   /                                                                /
                                      I  /                                                                /

                                                    * pulp for external customers



Environmental investments and costs

EUR M                                              1998                1997
---------------------------------------------------------------------------

Environment-related investments
Aquatic environment                                  36                45
Air environment                                      12                18
Other                                                20                26

Total                                                68                89

Environmental costs                                  96                99

Improving environmental performance - [GRAPHIC OMITTED]

Stora Enso devotes considerable effort to finding new solutions for the reuse of residuals which were earlier considered as waste. A typical example is ash, which is being used in an increasing amount as a raw material for road and other land-based construction projects, as well as for the revitalization of forest lands.

[GRAPHIC OMITTED]

[GRAPHIC OMITTED]

1)   Sales production of market pulp, paper and board.

Total emissions from Stora Enso's operations have decreased, despite the fact that production is now some 30 % higher than five years ago. This trend is a result of growing awareness of environmental issues, environmental training and investment in modern, cleaner, resource-saving technology and the introduction of environmental management systems.

Forests and energy

In forestry, environmental activities in 1998 concentrated on developing environmental management and forest certification. Stora Enso's wood supply to the Finnish mills (including wood imports) as well as the Woodlands Division's supply to the Port Hawkesbury mill in Nova Scotia, Canada, received ISO 14001 certificates in 1998. The FSC certification of Stora Enso's forest holdings in Sweden (1.9 million hectares) was completed in 1998. In Finland, the preparedness for forest certification based on a national standard and criteria was reached and the certification will start in 1999. The aim is to connect the Finnish national certification standard to existing international forest certification schemes.

  In energy production, Stora Enso will further develop its biofuel production as well as seek other means to reduce CO2 emissions from fossil fuels. The large proportion of biofuels (64%) in Stora Enso and the high hydropower capacity will provide a good base for these efforts. Energy efficiency audits and the realization and implementation of environmental management systems for energy resources have been started.

  Approved investments in a new biofuel boiler at Pankakoski and the combined heat and power production (CHP) with natural gas in Anjalankoski will reduce emissions significantly.

  Further information on environmental issues within Stora Enso will be available in the Group's Environmental Report, which will be published in early May 1999. Stora Enso's Environmental Policy will be published in April 1999.

Glossary



                    AOX (Adsorbable Organic Halogen)  The AOX content
                                                      of waste water
                                                      indicates the
                                                      concentration of
                                                      organic chlorine
                                                      present.

                    CO2 (Carbon dioxide)              Gaseous compound formed
                                                      during combustion.

                    COD (Chemical Oxygen Demand)      Chemical oxygen-consuming
                                                      substances. A
                                                      measure of the
                                                      amount of oxygen
                                                      required for the
                                                      total chemical
                                                      breakdown of
                                                      organic
                                                      substances in
                                                      water.

                    NOX General formula for a mixture of nitrogen oxides formed by combustion. One of the causes of acidity in the environment.

                    SO2 (Sulphur dioxide)             Sulphur dioxide is
                                                      formed when
                                                      sulphur-containing
                                                      fuels such as oil and
                                                      coal are burned.
                                                      Sulphur dioxide
                                                      contributes to the
                                                      acidification of soil
                                                      and water.


Stora Enso's 1998 Environmental Report may be ordered from

Stora Enso Oyj                                          Stora Enso Oyj
Corporate Communications                                Corporate Communications
P.O. Box 309 o FIN-00101 Helsinki, Finland              SE-791 80 Falun, Sweden
Tel +358 20 46 131                                      Tel +46 23 78 00 00
Fax +358 20 46 21471                                    Fax +46 23 253 29

Human resources
---------------

The aim of Human resources is to support competence development and performance improvement.

Stora Enso's vision is to create a working climate in which all conditions for excellent performance are in place. This is essential in order to further develop our competitiveness among the world's leading forest industry groups. It also means that employees perceive the Group to be a good employer, appreciative of their knowledge and skills and prepared to reward good performance.

  The process to establish Stora Enso's common values and the corporate human resources strategy was launched during the fourth quarter of 1998 and will continue during 1999.

  Continuous performance improvements during 1998 have been supported by quality management programs, which will be continued in 1999.

Performance culture

There is a fundamental process in progress to achieve a new corporate culture, based on a shared vision and values. An attitude survey focusing on merger-related issues was performed during the third quarter of 1998 among selected employee groups. The results of this study will benefit management practices and training programs development within Stora Enso in 1999.

  Action programs based on the results of earlier surveys were implemented during the year. These focused on management practices, human resources development, employee performance and improvements at all workplaces.

Profit-sharing schemes

Since 1998, Stora Enso has applied compensation systems that take into account the performance and profit of the Group and Group units, as well as the individual employee.

  The two merged companies have employed compensation systems (see Note 6). As of 1999, a Compensation Committee has been appointed within and by the Board of Directors for the purpose of establishing management terms and conditions and for ensuring that the company develops forms of remuneration that will motivate and create value in the new Stora Enso.

  Planning of Stora Enso's future profit-sharing scheme was started during the fourth quarter of 1998 and will be finalized in March 1999. The scheme will be based on company profits and on the achievement of key business targets. Various job- and performance evaluation systems will be developed to support the scheme.

Competence development

Competence development improves both employee performance and the working climate throughout the organization. The Group's goal is that each employee be assigned an individual development plan.

  The efficiency programs implemented in the mills during 1997-98 are designed to develop the competence of personnel and facilitate change, and to improve all working methods and processes.

Management development

Stora Enso focuses on good management and to this end several internal and external training programs and courses were conducted during the year.

  Management training programs are designed to meet the specific needs of different groups of managerial staff and provide optimal opportunities for professional and individual development.

  Programs for sales personnel and candidates for assignment abroad include internationalization training. Intercultural training workshops were started during the fourth quarter of 1998.

Competence development within Stora Enso - [GRAPHIC OMITTED] - Data to be supplied

Attracting top talents

The Group has conducted a trainee program for newly recruited persons with university degrees in, for example, engineering and business administration. The program has been internationalized by including participants from different countries, in order to strengthen the international network.

  The internal job market (IJM) has been in operation during the year, with the aim of increasing employee mobility between units and divisions. Through job changes and more varied and challenging careers, employees are provided with improved opportunities for personal development enabling the employer to better utilize their skills and experience. The IJM concept will be further developed within the Group.


Key figures
Personnel                                                                             1998              1997
------------------------------------------------------------------------------------------------------------
Personnel, average                                                                  40,679            40,301
Sales/employee (EUR)                                                               257,863           248,086
Personnel turnover (%)                                                                 2.8               2.9


Average number of employees
by country                                                                            1998              1997
------------------------------------------------------------------------------------------------------------

Finland                                                                             15,601            15,852
Sweden                                                                              11,354            11,507
Germany                                                                              5,782             5,523
France                                                                               1,470             1,595
Canada                                                                               1,044               894
UK                                                                                     967             1,021
Belgium                                                                                788               807
Portugal                                                                               469               487
Spain                                                                                  393               415
Other countries                                                                      2,811             2,200
Total                                                                               40,679            40,301

Report on operations by the Board of Directors
----------------------------------------------

Combination of Stora Kopparbergs

Bergslags Aktiebolag and Enso Oyj

On June 2, 1998, the Boards of Directors of Stora Kopparbergs Bergslags Aktiebolag (STORA) and Enso Oyj (Enso) signed an agreement to combine the two companies. The two Boards of Directors decided it would be in the interests of both the companies and their shareholders to combine their business operations. In accordance with the terms and conditions approved by Enso's extraordinary meeting of shareholders on July 23, 1998, it is Enso's intention to acquire all STORA's shares. Enso has offered STORA shareholders an opportunity to exchange their shares as follows: 0.50829 Enso Series A shares and 0.94313 Enso Series R shares for each STORA Series A share held, and 1.45142 Enso Series R shares for each STORA Series B share held.

  The exchange offer was valid from July 27 to December 17, 1998. At the end of the offer period, Enso had 96.1% of STORA's shares and 96.2% of the votes. Following the share issue connected with the offer, Enso's share capital was increased to FIM 7,595,796,890, and this was registered in the Trade Register on December 23, 1998. Stora Enso's share capital is divided into 243,394,655 Series A shares and 516,185,034 Series R shares. Quotations for the new shares on the Helsinki Exchanges began on December 29, 1998. The shares were quoted on the Stockholm Stock Exchange from the same date.

  Stora Enso Oyj intends to acquire all STORA shares outstanding. Accordingly, on January 14, 1999, Stora Enso announced the compulsory acquisition of all outstanding STORA shares and made shareholders a cash offer to acquire their shares at SEK 88 per share. The price corresponds to a cash value of the offered share consideration in the public offer, based on the weighted average paid price for Enso Oyj shares at the Helsinki Exchanges between December 7 and 17, 1998.

  STORA applied to have listings discontinued for its Series A and B shares on the Stockholm and London stock exchanges and for its Series B shares on the Frankfurt Stock Exchange. The final day of trading for STORA's shares was Tuesday, January 19, 1999.

New Board of Directors and auditors

The amendments to the Articles of Association, together with the members of the Board of Directors of Stora Enso Oyj and the auditors approved by the extraordinary meeting of Enso Oyj shareholders on July 23, 1998, were registered on December 23, 1998. The previous Board of Directors remained in office up to December 22, 1998 and consisted of Jukka Harmala (Chairman), Kimmo Kalela, Pekka Laaksonen, Esko Makelainen, Paavo Pitkanen, Juhani Pohjolainen (Vice Chairman), Jouko Taukojarvi and Paavo Uronen. The members of the new Board of Directors are Josef Ackermann, Krister Ahlstrom (Vice Chairman), Harald Einsmann, Claes Dahlback (Chairman), Bjorn Hagglund, Jukka Harmala, Raimo Luoma, Paavo Pitkanen, Jan Sjoqvist and Marcus Wallenberg. The company's Chief Executive Officer is Jukka Harmala and Bjorn Hagglund was appointed Deputy Chief Executive Officer. KPMG Wideri Oy Ab were registered as the company's auditors alongside SVH Pricewaterhouse Coopers Oy.

  The Supervisory Board of Enso Oyj was abolished. The members of the Supervisory Board, which functioned up to December 22, 1998, were Krister Ahlstrom, Carl-Olaf Homen, Ulla Lahteenmaki, Jukka Mikkola (Chairman), Pekka Morri, Markku Makinen, Kauko Makivuoti, Tuija Nurmi, Pekka Ruotsalainen, Sisko Seppa, Matti Vaisto (Vice Chairman) and Ben Zyskowicz.

  The members of the Board of Stora Kopparbergs Bergslags Aktiebolag were Claes Dahlback (Chairman), Harald Einsmann, Bjorn Hagglund, Hakan Mogren, Jan Sjoqvist, Bjorn Svedberg and Marcus Wallenberg (Vice Chairman). The employee representatives were Ingemar Falk, Roger Karlsson, Ann-Christin Kall, Tommy Nordkvist (deputy member) and Kjell Westin (deputy member).

Integration of operations and synergy benefits

The European Commission approved the combination proposal in November, opening the way for fullscale cooperation between the different parts of the new Group. Management and planning of business operations are now being conducted in accordance with the Group's new business organization. The search for synergies and their realization, large-scale benchmarking of operations and the related search for best practices, and STORA's productivity programs are all going according to plan.

  The most significant synergy benefits accruing from the combination will come from more efficient production, purchasing and logistics, marketing and administration. These will be realized in full by 2002. The biggest synergies will be found in fine paper, packaging boards and chemical pulp.

  The estimated reduction in workforce is around 2,000 persons in 1999-2002. As already announced, the number employed in administration, sales and marketing will be cut by 400-500. These reductions are due to reorganizations necessary in other parts of the Group arising from benchmarking and from pursuing a "best practices" policy.

  The combination of the two companies has proceeded according to plan. Management was appointed on December 23 and combination of divisions on all levels started at the beginning of 1999. Stora Enso is managed from dual head offices in Helsinki and Stockholm. Dusseldorf has become the divisional head office of Magazine paper, Newsprint and Fine paper and the managements have already started operating from there. Management of the Packaging boards division is located in Helsinki. Pulp division is led from Gavle, Merchant division from Molndal and Timber division from Brand in Austria. Asia division management is in Singapore. The combining of the marketing networks is already under way, but not yet fully implemented.

Markets and deliveries

Until the fourth quarter, demand for almost all of the Group's products was better than last year in Western Europe, the main market, thanks to the favorable economic trend. Economic difficulties in Asia, Russia and South America reduced demand in these markets. The biggest growth was in magazine paper, newsprint and fine paper, deliveries of which increased by a combined total of 613,000 tonnes. Deliveries of packaging boards were 151,000 tonnes down on the preceding year. Paper and board deliveries totaled 11,758,000 tonnes. Deliveries of market pulp were down on 1997 because of production curtailments necessitated by imbalances in the market. Pulp deliveries fell by 163,000 tonnes and sawn timber deliveries increased by 244,000 cubic meters.

Sales and financial results

Stora Enso's consolidated financial statements have been produced in accordance with the recommendations of the International Accounting Standards Committee
(IASC). The combination of STORA's and Enso's operations meets the requirements for pooling as stated in IAS 22, and the combination of STORA and Enso in the accounts is therefore dealt with using the pooling method.

  Consolidated sales were FIM 62,369 million, 4.9% up on the preceding year. The growth was achieved largely through the increased volume of deliveries made possible by expansions to production at the Holtzmann, Oulu, Port Hawkesbury and Skoghall mills. Acquisition of the Suzhou Papyrus Paper mill in China in June and Holzindustrie Schweighofer in Austria in December raised sales by FIM 296 million. Sales were also boosted by the rise in prices for newsprint and magazine paper but were reduced by the lower prices for pulp and sawn timber. In 1998, the STORA Group had sales of FIM 30,987 million and the Enso Group sales of FIM 31,503 million.

  Operating profit for 1998 was FIM 4,273 million, 6.9% of sales. Operating profit before non-recurring items was FIM 7,074 million, 11.3% of sales. The figures for the preceding year were FIM 5,449 million and 9.2%. Operating profit benefited from the higher production and delivery volumes and from the rise in prices for paper products. Profitability was adversely affected by the fall in prices for chemical pulp and sawn timber and by curtailments to pulp, fine paper and packaging board production. The financial result was adversely affected by start-up problems on Port Hawkesbury's new SC paper machine. Due to lack of orders the Skoghall's board machine no. 8 did not reach full capacity.

  At operating profit level, non-recurring items including merger costs, restructuring provisions and items affecting comparability, totaled FIM 2,801 million.

  The direct cost of the combination was FIM 1,249 million, comprising FIM 357 million in depreciation on fixed assets and FIM 892 million in reorganization costs, fees to the advisors and severance payments.

  In addition to these direct costs, FIM 1,457 million as write-downs and provisions was entered in the accounts. Most of this relates to structural changes that may be necessary in the future, for which FIM 268 million was entered as provisions and FIM 654 million as accelerated depreciation on machinery and equipment. The remaining FIM 535 million represents additional amortization of goodwill relating to poorly profitable production plants. This depreciation will reduce depreciation according to plan by around FIM 60 million annually.

  Items affecting comparability include capital tax refunds of FIM 122 million received in Germany and a loss on the sale of technical office papers of FIM 122 million.

  Depreciation increased by FIM 1,913 million to FIM 6,846 million, of which non-recurring write-downs accounted for FIM 1,548 million. The increase is due to the machine investments at Port Hawkesbury and Skoghall and to the additional depreciation made on fixed assets and goodwill in the accounts.

  Net financial items for the period were FIM 2,255 million, 3.6% of sales. The figures for 1997 were FIM 1,666 million and 2.8%. Interest expenses rose because of the increase in interest-bearing loans taken for investments. Net interest expenses also include FIM 66 million in non-recurring items. The fall in interest rates worldwide reduced interest expenses. Exchange-rate losses for the period totaled FIM 180 million, compared with gains of FIM 135 million in 1997. Weakening of the rouble brought exchange-rate losses of FIM 101 million in connection with the Russian corrugated board mill project.

  Profit after financial items totaled FIM 2,018 million, a decrease of FIM 1,765 million on the year before. Profit after financial items and before non-recurring items was FIM 4,885 million.

  Taxes for the period were FIM 881 million, 43.7% of the pre-tax profit. The high tax in relation to profit is explained by the non-tax-deductible expenses, principally amortization of goodwill, set against profit. Taxes were FIM 342 million lower than in 1997.

  Profit for the period was FIM 1,136 million and profit before non-recurring items FIM 3,578 million. Earnings per share were FIM 1.50, and FIM 4.71 respectively.

  Return on capital employed (ROCE) was 6.2%, compared with 8.0% the year before. ROCE before non-recurring items was 10.2%. Return on equity was 3.4%, against 7.6% in 1997. The adjusted figure in 1998 was 10.6%.

Changes in Group composition

Following the combination, Stora Kopparbergs Bergslags Aktiebolag is now a subsidiary of Stora Enso Oyj. The accounts show FIM 26,926 million as the cost of acquiring a 96.1% share in STORA.

  On January 7, 1998, the Group increased its interest in E. Holtzmann & Cie AG by 40%. This was increased to 100% through further purchases in September and October. Purchase cost in 1998 amounted to FIM 1,722 million.

  On June 12, 1998, an agreement was signed to acquire 60% of the Chinese company Suzhou Papyrus Paper Co. Ltd. The company's mill, which is located some 90 km west of Shanghai, started production in 1997 and has a coated fine paper capacity of around 120,000 t/a.

  On November 11, 1998, the Group acquired a 19.9% stake in the Thai company Advance Agro Pcl for FIM 404 million. A marketing agreement was also signed giving Stora Enso sole rights to market Advance Agro's pulp and fine paper outside Thailand.

  On December 2, 1998, the subsidiary Enso Timber acquired the Austrian company Holzindustrie Schweighofer AG. The purchase was paid for partly in cash and partly in Enso Timber shares. As a result, the Schweighofer family now has a 33% interest.

  On December 31, 1998, the Group sold its technical office papers business to Mitsubishi Corporation. The Group has retained a 24% stake in the technical office papers manufacturers Stora Carbonless Paper GmbH (Hillegossen) and Stora Spezialpapiere GmbH (Flensburg). The amount of capital tied up in the businesses sold was around FIM 1,100 million.

Financing

In accordance with the decision of the extraordinary meeting of shareholders, STORA shareholders were offered to exchange their shares for Enso shares. The share issue related to the offer resulted in the company's share capital being increased by FIM 4,480 million, the number of shares increasing by 448,488,859. The Group's shareholders' equity at the end of the year was FIM 31,474 million. Equity per share was FIM 41.44, a decrease of FIM 1.72 on the preceding year.

  The Group did not enter into significant loan financing arrangements during the financial period.

  The Group's debt/equity ratio was 1.04 at the end of the year, compared with
1.05 at the end of 1997. Entries in the accounts related to the merger costs raised the debt/equity ratio by 0.07. The increase in interest-bearing net liabilities due to investments also raised the debt/equity ratio. The decrease in working capital, mainly due to production curtailments, the sale of the technical office papers, and the low level of investment all lowered the debt/equity ratio in the fourth quarter.

  Dividend and payments for acquiring the remaining STORA shares will weaken the debt/equity level in the first quarter of 1999.

  Interest-bearing net liabilities were FIM 34,382 million at the end of the year, FIM 1,828 million lower than the year before. FIM 1,503 million of this reduction relates to weakening of SEK against FIM. Capital employed, less tax liability, averaged FIM 69,059 million, an increase of FIM 1,010 million on 1997.

  The cash flow from operations in 1998 was FIM 12,794 million, compared with FIM 9,471 million the preceding year. Most of the increase is attributable to the improved profitability for newsprint and magazine paper.

  Cash reserves and unutilized credit facilities totaled FIM 14,700 million at the end of the year.

  The introduction of the euro in January 1999 will reduce the cost of the Group's financing and payment transactions as well as foreign currency and interest rate risks. The euro area accounts for 53% of the Group's invoicing. Invoicing will be changed and denominated in euro in stages.

Capital expenditure

Capital expenditure in 1998 totaled FIM 5,330 million. The biggest single investment was Port Hawkesbury's new paper machine, which started up in April. The machine has an estimated annual production capacity of 350,000 tonnes of uncoated (SC) magazine paper. Most of the machine's output is intended for the North American market. A total of FIM 3,670 million has been spent on this project, FIM 1,354 million of it in 1998. Start-up did not go fully according to plan, as difficulties with the calender coverings have caused quality problems. An action program is being implemented at the mill to raise production efficiency, product quality and cost competitiveness to the desired levels.

  Other sizable investment projects in 1998 were the recovery boiler at the Gruvon mill (FIM 108 million), a web former at the Hylte mill (FIM 116 million), a coater for board machine no. 3 at the Fors mill (FIM 165 million), and a rebuild of paper machine no. 10 at the Grycksbo mill (FIM 83 million) in Sweden, a rebuild of board machine no. 1 at the Imatra mill (FIM 57 million) and soft calenders for Veitsiluoto's paper machine no. 2 (FIM 130 million) in Finland, a rebuild of paper machine no. 8 at the Maxau mill in Germany (FIM 276 million), and Pakenso's new corrugated board mill at Balabanovo in Russia (FIM 159 million).

Research and development

The Group's research and development work is conducted using joint resources at the research centers and also within the business units. Some R&D services are also purchased from outside. The Group's R&D expenditure, including trial runs at the mills, was about FIM 477 million. Development of products and processes also takes place in conjunction with investments.

Environmental affairs

Within Stora Enso, environmental affairs are an integral part of business management. The environmental effects of operations are assessed using the life cycle approach. To ensure responsible management of these affairs, Stora Enso places special emphasis on comprehensive environmental management and environmental monitoring. This applies to normal daily operations, investment projects and acquisitions.

Personnel

During the year, the Group had an average of 40,679 employees, 378 more than the preceding year. The increase is due partly to the acquisitions of Holzindustrie Schweighofer and Suzhou Papyrus Paper and to the investment at Port Hawkesbury.

  Information on salaries paid to employees and company directors can be found in the Notes to the accounts.

Events occurring after the closing of accounts

The offer dated January 14, 1999 to STORA shareholders, under which they may voluntarily sell their shares, had resulted in the acquisition of an additional 5,050,697 STORA shares by February 10, 1999. Subsequently, Stora Enso holds 97.7% of STORA shares and votes.

  On January 19, 1999 STORA shares were delisted from the Stockholm, London and Frankfurt stock exchanges.

  On February 10, 1999, it was decided to sell the business operations and material assets of Tervakoski Oy to a new Finnish company to be set up by the Austrian company Trierenberg AG. The selling price is FIM 546 million, which will produce a profit of FIM 160 million.

  It was also decided to sell the fixed assets of the Danish Dalum mill to a group a Danish investors for about FIM 170 million.

  The Board also appointed an advisor to review alternative options for the future ownership of the Gruvon mill.

Year 2000 compliance project

The Year 2000 project to comply with IT solutions ahead of the millennium shift was started in January 1997. By the beginning of 1999, 70% of the necessary changes had been made. The aim is to have all units ready by July 1, 1999. Not all changes can be made while the mills are in production, and provision has thus been made for some minor delays. The cost of the project is around FIM 268 million. The internal risks are thought to be small. The risks mainly concern predicting the readiness for the year 2000 of raw material and other suppliers, social structure in different countries, and customers. The aim is to reduce the risks and to produce contingency plans to secure the continuity of business operations in all situations.

Outlook for 1999

The trend in the world economy is clouded by uncertainties arising from the economic trends in Asia, Russia and South America and their potential effects. In Europe and the United States, on the other hand, economic trends are forecast to remain fairly stable despite a certain weakening. The first half of 1999 is not likely to show any major improvement in the market. Economic activity and demand for paper are expected to increase towards the end of the year with the approach of the new millennium.

Consolidated income statement
-----------------------------
(IAS)


FIM mill.                                                         Note                1998              1997
------------------------------------------------------------------------------------------------------------
Sales                                                             2, 3            62 368.6          59 446.0
    Finished and semifinished goods, increase (+)                                    248.4              47.1
    Share of profits of associated companies                                          59.2              98.2
    Other operating income                                           5               267.2             360.4
    Materials and services                                                       -33 495.2         -31 831.7
    Freights and sales commissions                                                -6 040.8          -6 543.0
    Personnel expenses                                           6, 26           -10 733.1         -10 329.6
    Depreciation and value adjustments                              10            -6 846.2          -4 933.1
    Other operating expenses                                                      -1 555.4            -865.5
Operating profit                                               2, 3, 7             4 272.8           5 448.8

Financing                                                            8            -2 255.0          -1 665.6
Profit before tax and minority interests                                           2 017.8           3 783.2

Tax                                                                  9              -881.1          -1 222.7
Profit after taxes                                                                 1 136.7           2 560.5

Minority interests                                                                    -0.9            -128.6
Profit for the period                                                              1 135.8           2 431.8

Key Ratios
Earnings per share, FIM                                             27                1.50              3.20
Earnings per share diluted, FIM                                                       1.49              3.19

Consolidated balance sheet
--------------------------
(IAS)

Assets  FIM  mill.                                                Note          31.12.1998        31.12.1997
------------------------------------------------------------------------------------------------------------

Fixed assets and other
  long-term investments                                         11, 18
    Intangible assets                                  O                             249.7             251.1
    Goodwill on consolidation                          O                           3 213.6           3 028.7
    Property, plant and equipment                      O                          61 981.7          63 806.5
    Shares, associated companies                       O            12             1 986.6           1 890.1
    Shares, other companies                            O            13               766.0             339.2
    Capital investment shares                          I            14               285.3             225.2
    Long-term loan receivables                         I                             535.4             462.5
    Deferred tax receivable                            T             9                46.6              69.3
    Other non-current assets                           O                             471.0             467.1
                                                                                  69 535.8          70 539.7

Current assets
    Inventories                                        O            16             7 921.4           7 664.8
    Tax receivable                                     T             9                20.3               1.6
    Short-term receivables                             O            17            10 603.6          12 132.6
    Short-term investments
      and receivables                                  I                           1 489.1             653.8
    Cash and cash equivalents                          I                           2 071.9           1 484.6
                                                                                  22 106.3          21 937.5
Total assets                                                                      91 642.1          92 477.2

Shareholders' equity and liabilities FIM  mill.     Note                        31.12.1998        31.12.1997
------------------------------------------------------------------------------------------------------------

Shareholders' equity                                  19
    Share capital                                                                  7 595.8           7 595.8
    Restricted equity                                                              4 189.1           4 376.9
    Retained earnings                                                             18 553.1          18 375.0
    Profit for the period                                                          1 135.8           2 431.8
                                                                                  31 473.8          32 779.5

Minority interests                                                                 1 657.5           1 615.6

Provisions
    Pension provisions                                 I                           3 161.6           3 353.5
    Deferred tax liability                             T             9             7 950.8           8 168.4
    Other provisions                                   O                           1 521.9             722.0

Long-term liabilities
    Long-term debt                                     I            20            25 531.4          25 026.1
    Other long-term liabilities                        O                             539.9             502.1
                                                                                  26 071.3          25 528.2
Current liabilities
    Current portion of long-term debt                  I            20             7 244.2           7 147.6
    Short-term borrowings                              I                           2 826.4           3 508.4
    Other current liabilities                          O            21             8 631.7           8 832.6
    Tax liability                                      T                           1 103.0             821.4
                                                                                  19 805.3          20 310.0

Total shareholders' equity and liabilities                                        91 642.1          92 477.2


Items designated with "O" are included in the operative capital.
Items designated with "I" are included in interest bearing net liabilities. Items designated with "T" are included in tax liability.

Consolidated balance sheet
--------------------------
(IAS) Equity reconciliation


                                                               31.12.1998                         31.12.1997
------------------------------------------------------------------------------------------------------------

Share capital                                                     7 595.8                            7 595.8
Reserve fund                                     4 047.8                           3 862.8
    Increase                                       170.2
Translation difference                            -475.2          3 742.8            185.0           4 047.8

Reserve for own shares                                                  -                                  -
Other restricted equity                            329.2                             125.8
    Other changes                                  139.1                             178.4
Translation difference                             -22.1            446.3             24.9             329.2

Non-restricted equity                           20 806.8                          19 838.6
    Dividends paid                              -1 442.3                          -1 388.2
    To be placed at the disposal
      of the Board of Directors                                                       -2.5
    Transfer to other
      restricted equity                           -139.1                            -178.4
    Translation difference                        -672.4                             105.5
Profit for the period                            1 135.8         19 688.9          2 431.8          20 806.8

Total equity                                                     31 473.7                           32 779.5
    Distributable funds
    Non-restricted equity                                        19 688.9                           20 806.8
    Untaxed reserves included in
      non-restricted equity                                      -5 560.2                           -4 736.5

Distributable funds 31.12                                        14 128.6                           16 070.2

Consolidated cash flow statement
--------------------------------
(IAS)


FIM  mill.                                                                            1998              1997
------------------------------------------------------------------------------------------------------------

Cash flow from operating activities
    Operating profit                                                               4 272.8           5 448.8
    Adjustments                                                                    6 824.9           4 803.4
    Change in net working capital                                                  1 696.6            -780.9
    Cash flow from operations                                                     12 794.3           9 471.3
    Net financial items                                                           -2 255.0          -1 665.6
    Income taxes paid                                                               -232.4            -472.3
Net cash from operating activities                                                10 306.9           7 333.4

Cash flow from investing activities
    Acquisition of Group companies net of cash                                    -2 349.9          -1 358.0
    Acquisition of affiliated companies                                             -252.0            -557.6
    Investment in other shares                                                      -409.0            -135.0
    Capital expenditures                                                          -5 330.0          -6 739.9
    Proceeds from disposal of shares in Group companies                              765.0             873.1
    Proceeds from disposal of shares in affiliated companies                           0.0              41.0
    Proceeds from disposal of shares in other companies                               22.0              26.0
    Proceeds from sale of fixed assets                                               264.8             230.0
    Changes in long-term operating assets                                            -54.3            -401.7
Net cash used in investing activities                                             -7 388.4          -8 022.1

Cash flow from financing activities
    Change in long-term liabilities                                                1 027.2           2 107.8
    Change in short term borrowings                                                 -851.3          -1 024.6
    Change in long-term receivables                                                 -153.1             105.8
    Change in short-term receivables                                                -887.5             901.5
    Dividends paid to Stora Enso shareholders                                     -1 413.0          -1 356.2
    Other dividends paid to minority shareholders                                    -42.3             -45.0
    Other change in shareholders' equity                                                                -2.5
    Other change in minority interests                                                24.8             -31.3
                                                                                  -2 295.2             655.5

Net increase in cash and cash equivalents                                            623.3             -33.3
    Cash and equivalents in sold companies                                           -17.5
    Translation differences on cash holdings                                         -18.5              57.7
    Cash and equivalents at beginning of period                                     1484.6           1 460.3
Cash and equivalents at end of period                                              2 071.9           1 484.7

                                                                                      1998              1997
------------------------------------------------------------------------------------------------------------

Adjustments include:
Depreciation and value adjustments                                                 6 846.2           4 933.1
Share in profits of associated companies                                             -59.2             -98.2
Profits and losses on sale of fixed assets                                            37.8             -31.5
                                                                                   6 824.9           4 803.4

Acquisition of group companies
Cash flow on acquisition
Acquisition-price on companies                                                     2 449.0           1 873.0
Cash and bank in acquired companies                                                  -54.1            -515.0
                                                                                   2 394.9           1 358.0
Acquired net assets
Operating working capital                                                            251.4              28.0
Operating fixed assets                                                             3 559.3           2 172.0
Interest-bearing assets less cash and bank                                             8.0              26.0
Tax liabilities                                                                      -20.0               0.0
Interest bearing liabilities                                                      -1 092.0            -473.0
Minority interests                                                                  -141.9            -395.0
Equity                                                                              -170.0               0.0
                                                                                   2 394.8           1 358.0

Disposal of Group companies
Cash flow on disposal
Sale consideration from disposal of companies                                        765.0             873.1
Cash and bank in sold companies                                                      -17.5               0.0
                                                                                     747.5             873.1

Net assets sold
Operating working capital                                                            410.9             116.9
Operating fixed assets                                                               918.3             987.1
Interest-bearing assets less cash and bank                                             1.0               0.0
Tax liabilities                                                                     -205.4             -80.9
Interest bearing liabilities                                                        -271.0               0.0
Minority interests                                                                   -26.2               0.0
Equity (capital gain /loss)                                                          -80.0            -150.0
                                                                                     747.5             873.1

Parent company income statement
-------------------------------
(Finnish Accounting Standards)


FIM  mill.                                                        Note                1998              1997
------------------------------------------------------------------------------------------------------------

Sales                                                                             10 998.7          11 148.6
    Finished and semifinished goods, increase (+)                                     91.1             -74.3
    Other operating income                                          29               423.0             278.7
    Materials and services                                                        -8 095.1          -8 552.2
    Personnel expense                                               30            -1 096.3          -1 000.3
    Depreciation and value adjustments                              33              -412.6            -381.4
    Other operating expenses                                        31            -1 136.0            -444.0
Operating profit                                                                     772.8             975.1

Financing net                                                       32               -30.5              15.7
Profit before extraordinary items                                                    742.3             990.8

Extraordinary income                                                               1 254.6             957.3
Extraordinary expense                                                                -30.0          -1 631.8
Profit before adjustments and tax                                                  1 966.9             316.3

Adjustments                                                                          297.0             517.8
Tax                                                                                 -640.4            -241.4

Net profit                                                                         1 623.5             592.7

Parent company balance sheet
----------------------------
(Finnish Accounting Standards)


Assets  FIM  mill.                                                Note          31.12.1998        31.12.1997
------------------------------------------------------------------------------------------------------------

Fixed assets and other
long-term investments                                           34, 40
    Intangible assets                                                                 79.2              60.1
    Property, plant and equipment                                                  7 819.6           7 895.1
    Shares, Group companies                                         25            33 473.4           6 315.9
    Shares, associated companies                                                   1 495.3           1 401.0
    Shares, other companies                                                          603.6             181.9
    Capital investment shares                                                        208.7             202.5
    Long-term loan receivables                                                     8 738.4           7 686.6
                                                                                  52 418.2          23 743.0

Current assets
    Inventories                                                     37               970.9             887.5
    Short-term receivables                                          38             2 794.0           3 088.2
    Short-term investments and receivables                                         2 904.5           2 052.3
    Cash and cash equivalents                                                        119.1              74.7
                                                                                   6 788.5           6 102.7

Total assets                                                                      59 206.7          29 845.7


Shareholder's equity and liabilities FIM  mill.                   Note          31.12.1998        31.12.1997
------------------------------------------------------------------------------------------------------------

Shareholders' equity                                                41
    Share capital                                                                  7 595.8           3 110.9
    Restricted equity                                                             26 032.4           3 612.4
    Retained earnings                                                              2 498.0           2 589.6
    Profit for the period                                                          1 623.5             592.7
                                                                                  37 749.7           9 905.7

    Accumulated depreciation difference                             34               773.2           1 070.2

Provisions
    Pension provisions                                                                 0.3               6.3
    Other provisions                                                                  40.2              13.6

Long-term liabilities                                                             12 331.9          11 094.8

Current liabilities

    Current portion of long-term debt                                              2 201.1           2 179.9
    Short-term borrowings                                                          4 220.8           3 461.4
    Other current liabilities                                       42             1 619.8           1 976.8
    Tax liability                                                                    269.7             137.0
                                                                                   8 311.4           7 755.2

Total shareholders' equity and liabilities                                        59 206.7          29 845.7

Parent company cash flow statement
----------------------------------
(Finnish Accounting Standards)


FIM  mill.                                                                            1998              1997
------------------------------------------------------------------------------------------------------------

Cash flow from operating activities
    Operating profit                                                                 772.8             975.1
    Adjustments                                                                      367.9             313.3
    Change in net working capital                                                    -15.2             354.3
    Cash flow from operations                                                      1 125.5           1 642.7
    Interest received                                                                776.6             748.5
    Interest paid                                                                   -963.4            -931.8
    Other financial income and expenses                                              169.0             208.4
    Extraordinary items                                                            1 224.6            -674.5
    Income taxes paid                                                               -640.4            -241.4

Net cash from operating activities                                                 1 691.9             751.9

Cash flow from investing activities
    Acquisition of Group companies                                               -27 158.9            -487.5
    Acquisition of affiliated companies                                              -97.0              -1.5
    Investment in other shares                                                      -432.1             -69.2
    Capital expenditures                                                            -422.1            -213.5
    Proceeds from disposal of shares in Group companies                                1.7               9.2
    Proceeds from disposal of shares in affiliated companies                           8.1              22.7
    Proceeds from disposal of shares in other companies                                2.0              28.3
    Proceeds from sale of fixed assets                                                57.6              60.6

Net cash used in investing activities                                            -28 040.8            -650.8

    Change in long-term receivables                                               -1 782.8           1 201.6
    Change in short term borrowings                                                1 086.2           1 797.7
    Change in long-term liabilities                                                  952.1          -2 611.5
    Dividends paid                                                                  -684.4            -560.0
    Share issue                                                                   26 909.3
    Placed at the disposal of the Board of Directors                                                    -2.5

Net cash used in financing activities                                             26 480.4            -174.7

Net increase (+) / decrease (-) in
  cash and cash equivalents                                                          131.5             -73.6
Cash and cash equivalents at beginning of period                                     896.3             969.9
Cash and equivalents at end of period                                              1 027.8             896.3

    Adjustments include:
    Depreciation                                                                     412.6             381.4
    Proceeds from sale of fixed assets                                               -44.8             -68.1
                                                                                     367.8             313.3

Notes to the Financial Statements

(FIM MILL.)

Note 1
Accounting principles

Accounting convention

The financial statements of Stora Enso Oyj (the Parent company), domiciled in Helsinki, are prepared in accordance with prevailing rules and regulations in Finland. The consolidated financial statements of Stora Enso Group are prepared in accordance with and comply with International Accounting Standards (IAS). The consolidated financial statements are prepared under the historical cost convention. The financial statements have been modified by the allocation of surplus values to certain assets in connection with acquisitions.

  The financial statements are presented in Finnish markka (FIM). The Group's financial period is the calendar year. As of the first quarterly interim report of 1999, the financial statements will be prepared in euro (EUR).



Statement of compliance

The following IAS have been adopted in the Group's financial statements before their effective dates:

IAS 33 Earnings per Share
IAS 36 Impairment of Assets
IAS 37 Provisions, Contingent Liabilities and

Contingent Assets

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The Stora Enso Group was formed as a combination of the groups parented by Enso Oyj and Stora Kopparbergs Bergslags Aktiebolag (publ). The shareholders of Stora Kopparbergs Bergslags Aktiebolag (publ) converted 96.1% of their shares into Enso Oyj shares. The complete terms of the merger were disclosed in the Prospectus. As a result of the merger Stora Kopparbergs Bergslags Aktiebolag is a subsidiary of Stora Enso Oyj (formerly Enso Oyj).

  The Stora Enso merger qualifies the criteria for a pooling of interests under IAS 22. The historical information of the Stora Enso Group is presented as if the Group had been operative from the beginning of 1995.

  The consolidated financial statements include the Parent company, and all companies in which it holds, directly or indirectly, more than 50% of the voting rights. The accounts of certain companies in which Stora Enso holds less than 50% of the voting rights but has significant control are also consolidated. The most important subsidiaries are listed in Note 25. Certain subsidiaries that have no material bearing on the Group's distributable shareholders' equity are not included.

  Associated companies (voting rights between 20% and 50%) are consolidated using the equity method. The most important associated companies have been listed in Note 12.

  Companies acquired are included in the consolidated financial statements from the date of their acquisition. Similarly, the profits of a Group company divested during an accounting period are included in the Group accounts only up to the date of disposal.

  All inter-company transactions, receivables, liabilities and unrealized profits as well as the distribution of the profits within the Group, are eliminated. When necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group. Minority interests have been disclosed separately from the shareholders' equity and the profit of each subsidiary and are recorded as a separate deduction in the income statement and balance sheet.

  Acquired companies are consolidated in accordance with the purchase method. Goodwill represents the excess value of the purchase cost in relation to the fair value of the assets less liabilities of the acquired companies. Goodwill is amortized on a straight line basis over its expected useful life. Useful lives vary from 5-20 years, depending on the nature of the acquisition. Expected useful lives are reviewed at each balance sheet date and where these differ from previous estimates, amortization periods are changed accordingly. When goodwill has been allocated to fixed assets, it is amortized in the remaining useful life of such an asset. Goodwill arising from the acquisition of associated companies is also amortized in its expected useful life.

Transactions in foreign currencies

Transactions in foreign currencies are recorded at the rates of exchange prevailing at the dates of transactions. However, for practical reasons, an approximation is often used for the transactions entered during a month. At the end of month, the foreign currency receivables and liabilities in the balance sheet are valued using the end of the month rate. The foreign exchange differences of operating business items are entered into the respective income statement account before operating profit. Foreign exchange differences on financial assets and liabilities are entered in a net amount among financial items in the income statement. The effect of the introduction of the Euro with fixed rates within the Euro area has been entered in the income statement.

Foreign Group companies

The income statements of foreign subsidiaries are translated into Finnish markka using the average rate for the accounting period. The balance sheets of foreign subsidiaries are translated using the rate prevailing at the balance sheet day.

  The translation differences arising on elimination of shareholders' equity have been entered in the balance sheet under shareholders' equity in relation to distributable and non-distributable shareholders' equity at the date of acquisition of each company in the Group. Group shareholders' equity contains a corresponding entry in respect of exchange differences arising on translation of the value of instruments used to hedge shareholders' equity of foreign subsidiaries. On the disposal of a foreign Group company, the cumulative translation difference is recognized as income or expense in the same period in which the gain or loss on disposal is entered.

Derivative contracts

Derivative contracts are used to hedge the foreign currency exposure on the Group's balance sheet receivables and debts and on probable purchasing and sales contracts. In proprietary operations, derivative contracts are also entered into for trading purposes. The derivative contracts used to hedge commercial items are forward exchange agreements, exchange options and cross-currency swaps.

  The business units handle all their foreign currency dealings in conjunction with Stora Enso Group Bank. Their foreign currency exposure is hedged largely through forward agreements. Profits and losses are realized as the contracts mature. The Group Bank calculates the values of all its internal and external forward agreements using market rates at the balance sheet date.

  Premiums on foreign currency options are entered under option premiums as either premiums paid or premiums received at the date of payment. Profits and losses are booked on maturity of the agreements and entered as adjustments to operating income and expenses. The Group Bank calculates the values of all its option agreements using market rates and capitalizes option premiums in the accounts on a time basis. Options are valued using generally approved calculation models, and all valuations, together with premiums and capitalizations are included in exchange rate differences.

  Interest rate flows (interest income and expenses) from swaps are entered separately and are capitalized at the balance sheet date. Exchange rate differences are calculated and entered in the accounts in full in the exchange rate differences account.

  Interest rate derivative agreements are used to hedge the Group's interest rate exposure, and in proprietary operations for trading purposes. The derivative contracts used for hedging are forward interest rate agreements, interest rate futures, interest rate options and interest rate swap agreements.

  Hedging is restricted to fixed forward rate agreements and related profits and losses entered as the cash flows are realized. Interest rate flows are not capitalized in the accounts on a time basis, and income and expenses are entered in full in the result for the period.

  Cash flows from interest rate futures are realized as the agreements mature or, if the agreement is closed by means of a counter-transaction, before the end of the agreement period. Interest income and expenses are entered in the accounts as the cash flows are realized and are not capitalized on a time basis.

Premiums paid on options purchased are entered under short-term interest expenses. Correspondingly, premiums received on options sold are entered under short-term interest income. Option premiums are capitalized into interest income and interest expenses for the period of validity of the agreement. The interest flows arising on the maturity of agreements are entered in full as income or expenses for the financial period in question.

  Interest flows from interest rate swap agreements are capital-ized for the period of validity of the agreement. In the accounts, interest receivable and interest payable are capitalized between the interest income and interest expenses accounts for interest rate derivatives.

Revenue recognition

Sales are recorded upon shipment of products or the rendering of services to customers in accordance with agreed terms of sales.

  Sales include the sale of products and services, raw material supplies and energy less indirect sales tax and other sales reductions.

Other operating profit includes rental income, subsidies and profit from sale of fixed assets.

Dividends paid by companies considered as a financial investment are recorded in the financial items.

Accounting for the business operations of Stora Enso financial services

Earnings from the business operations of Stora Enso financial services, which are generated from trading in financial instruments, are reported among other operating income/expense. Earnings from operations do not include interest on shareholders' equity or any margins on inter-Group lending or forward contracts.

Provisions

Provisions are recognized when the Group has a present obligation as a result of past events, it is probable that an outflow of resources embodying an economic benefit will be requested in order to settle the obligation and a reliable estimate of the amount of the obligation can be made.

Research and development

Research costs are charged as an expense in the income statement in the period in which they are incurred. Development costs are generally expensed in the period in which they are incurred. However, development costs which relate to a defined product which is expected to have future benefits, are recognized as assets.

Computer software development costs

The development cost or acquisition cost of new software is entered into fixed assets and depreciated over its useful lifetime. Thereafter, the maintenance of such software is expensed when incurred. The charges arising from the development or adjustment of programs for the euro conversion and the millennium shift are considered as ordinary maintenance and expensed when incurred.

Impairment

The carrying amounts of assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as the higher of the net selling price and the value in use. An impairment loss is recognized whenever the carrying amount exceeds the recoverable amount.

  A previously recognized impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount; however not to an extent higher than the carrying amount that would have been determined, had no impairment loss been recognized in previous years. For goodwill, a recognized impairment loss is not reversed.

Extraordinary income and expense

Virtually all revenue and expenses that affect Group's net profit derive from operations within the framework of the Group's normal business. Only in exceptional cases do events occur that give rise to extraordinary revenue and expense. Examples of such events are losses arising from earthquakes, war or confiscation of foreign subsidiaries.

  The extraordinary items presented in the Parent company's income statement are Group contributions received from and given to the Parent company's Finnish subsidiaries. At Group level, inter-group contributions received and given are eliminated.

Property, plant and equipment

Property, plant and equipment are stated at the original acquisition cost, with additions/deductions for any allocated goodwill/write-downs less straight-line accumulated depreciation. Construction-time interest expenses related to qualifying assets, for which it takes a substantial period of time to get ready for its intended use, are capitalized under property, plant and equipment. Amortization of capitalized interest is included in the line depreciation according to plan. Land includes charges arising from the planting and care of fast-growing forest holdings outside Finland and Sweden. Depreciation according to plan is based on the following expected useful lives:

Consolidated goodwill                                          5-20 years
Buildings
  Industrial                                                  10-40 years
  Hydroelectric power                                        40-100 years
  Office & residential                                        20-50 years
Heavy machinery
  Main machines of
  pulp or paper mills                                            20 years
  Sawmill machinery                                           12-15 years
Light machinery                                                  10 years
Computer equipment, vehicles,
office equipment and
light machinery of forestry                                    4-10 years

Land is not depreciated as it is deemed to have an indefinite life.

  Gains and losses on disposal of property, plant and equipment are determined by reference to their carrying amount and are taken into account in determining operating profit.

Leasing

Leases of property, plant and equipment where the Group assumes substantially all benefits and risks of ownership are classified as finance leases. Commodities leased under financial leasing agreements are presented as fixed assets and the related obligations are presented as interest-bearing liabilities. The leased assets are depreciated over the useful life of the assets. Annual leasing payments on financial leases are entered as depreciation and interest expense.

  Leases of assets under which all the risks and benefits of ownership are retained by the lessor are classified as operating leases. Annual payments on operating leases and rental agreements are entered as rentals and the commodities are not entered under fixed assets.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises raw material, direct labor, other direct costs and related production overheads but excludes interest expense.

Trade receivables

Trade receivables are carried at anticipated realizable value. An estimate is made for doubtful receivables based on a review of all outstanding amounts at year-end. Bad debts are written off during the year in which they are identified.

Financial instruments and investments

Financial foreign currency instruments are valued at market price. Long-term financial instruments and short-term interest-rate instruments are carried at the lower of cost or market value on an aggregate portfolio basis.

  Investments in marketable securities are carried at the lower of cost and market value determined on a portfolio basis.

  Accrued interest income and expense is entered in the balance sheet as non-interest-bearing assets or liabilities.

Cash and cash equivalents

For the purpose of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments, net of bank overdrafts. In the balance sheet, bank overdrafts are included in borrowings in current liabilities.

Pension schemes

Group companies have various pension schemes in accordance with local conditions and practices in the countries in which they operate. The schemes are generally funded through payments to insurance companies, pension funds or by own provisions, as determined by periodic actuarial calculations. Any deficits or benefits requiring additional contributions are funded through payments or provisions allocated over a period of years not exceeding the expected remaining lives of the participating employees. The Group has met minimum funding requirements for the countries in which it maintains pension schemes.

Discontinued operations

A discontinued operation results from the sale of an operation that represents a separate, major line of business of an enterprise and of which the assets, net profit or losses of activities can be distinguished physically, operationally and for financial reporting purposes. The profit effect of discontinued operations net of tax is disclosed separately.

Government grants

Government grants relating to the purchase of property, plant and equipment are included in non-current liabilities as deferred income. The grants are credited to the income statement on a straight-line basis over the expected lives of the related assets.

Taxes

Income statement taxes consist of income taxes and change in deferred income tax. Deferred income tax is provided, using the liability method, for all temporary differences arising between the tax base of assets and liabilities and their carrying values for financial reporting purposes. Currently enacted tax rates are used to determine deferred income tax.

  Under this method the Group is making provisions for deferred income tax on the revaluation of certain non-current assets and, in relation to an acquisition, on the difference between fair values of the net assets acquired and their tax base.

  The principal temporary differences arise from depreciation on property, plant and equipment, revaluations of certain non-current assets, provision for pensions and tax loss carried forward. Deferred tax assets relating to the carry forward of unused tax losses are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilized.

Dividends

The dividend proposed by the Board is not deducted from distributable equity before the shareholders' decision at the Annual General Meeting.

Parent company

Finnish Accounting Standards differ from IAS in several respects. In the Parent company accounts, fixed assets include revaluations, financial leases are not capitalized and deferred tax liability is not provided for.

Note 2

Product Area information


                                                                                     Operating
                                    Sales 1998                     Sales              profit
                                      Inter-
                       External        group         Total          1997          1998          1997
----------------------------------------------------------------------------------------------------

Magazine
  paper                 10982.5         27.8       11010.3        8774.5        1642.6         510.6
Newsprint                9859.4        211.1       10070.5        9121.3        1801.2        1141.4
Fine paper              11403.8        962.0       12365.8       11246.8        1140.4         828.6
Packaging boards        13959.5        292.1       14251.6       14777.9        1244.3        1396.5
Timber products          3782.9        580.8        4363.7        4294.0          66.0         303.3
Pulp                     2796.8       2236.8        5033.6        5700.4          57.4         174.8
Merchants                4931.0          6.0        4937.0        4759.1          11.6          32.2
Forest                   1326.9       8458.8        9785.7        9613.2         659.9         661.1
Energy                   1141.8       1719.0        2860.8        3153.0         680.7         736.1
Specialty papers         1813.2        109.5        1922.7        1928.5         -39.2          58.0
Divested units                                                      79.0                        -3.0
Merger costs
  and restructuring
  provisions                                                                   -2658.0
Items affecting
  comparability                                                                 -143.0        -308.9
Other                     370.8       2416.9        2787.7        2877.9        -191.1         -81.9
Eliminations                        -17020.8      -17020.8      -16879.6

Total                   62368.6          0.0       62368.6       59446.0        4272.8        5448.8


                             Operating                    Capital                    Average
                              capital                   expenditure                 personnel
                          1998         1997          1998          1997          1998          1997
---------------------------------------------------------------------------------------------------

Magazine
  paper                  12041        11077        1307.7        1917.5          5032          4575
Newsprint                 9199         9358         616.9         583.6          5608          5215
Fine paper               13586        13577         771.3        1678.5          7529          7448
Packaging boards         13513        14917        1259.0        1281.4         10049         10478
Timber products           2385         1634         201.5         119.4          2188          2050
Pulp                      6857         7811         572.3         640.0          2559          2707
Merchants                 1263         1233          71.5          57.8          1672          1636
Forest                    8372         8246         132.3         127.4          2341          2484
Energy                    8079         8583         116.6         116.3           215           218
Specialty papers           581         1786         106.1          88.6          1402          1416
Divested units
Merger costs
  and restructuring
  provisions
Items affecting
  comparability
Other                      624         1302         174.8         129.4          2084          2074
Eliminations

Total                    76500        79524        5330.0        6739.9         40679         40301


Reconciliations to total assets

                                                       1998              1997
-----------------------------------------------------------------------------

Operating capital                                    76 500           79 524
Operating liabilities                                10 693           10 056
Interest-bearing receivables                          4 382             2 826
Tax receivables                                          67               71
Total assets                                         91 642            92 477

Sales by country
                                                       1998              1997
-----------------------------------------------------------------------------

Germany                                            10 862.8          9 579.7
UK                                                  8 543.2          8 356.1
France                                              5 967.1          5 314.9
Sweden                                              5 238.1          5 469.6
Finland                                             4 316.8           4 407.3
The Netherlands                                     3 300.1           3 125.6
Italy                                               2 572.3           2 288.8
Belgium                                             2 222.9           2 029.0
Spain                                               2 380.9           2 211.3
Denmark                                             1 959.9           1 829.7
Other EU                                            1 908.3           1 889.9

Total EU                                           49 272.4          46 501.8
Other Europe                                        4 363.5           3 689.7
North America                                       2 648.8           1 892.5
Far East and South East Asia                        2 415.0           3 709.7
Others                                              3 668.9           3 652.2
                                                   62 368.6          59 446.0

Capital employed by country at year-ends
                                                       1998              1997
-----------------------------------------------------------------------------

Finland                                            26 231.8          27 214.7
Sweden                                             20 673.5          23 299.8
Germany                                             8 930.5          10 144.3
Canada                                              3 146.7           2 535.9
France                                              2 084.2           2 276.4
Portugal                                            1 096.6           1 106.2
Other                                               5 350.0           4 027.3
                                                   67 513.1          70 604.6

Note 3

Effect of major acquisitions and disposals

Acquisitions

Stora Enso has acquired E. Holtzmann & Cie AG through several steps between April 1997 and November 1998. The total acquisition cost of the shares amounts to FIM 3 565 million of which FIM 1 722 million in 1998. The acquisition resulted in total goodwill of FIM 982 million. The goodwill value at 31.12.1998 was FIM 860 million.

  Finnish Enso Timber Oy and Austrian Holzindustrie Schweighofer GmbH joined their operations 1.12.1998. Schweighofer became a subsidiary of Enso Timber Oy. A part of the consideration was paid in cash at the date the deal was closed and the remainder in Enso Timber's shares. The Schweighofer family has a participation of 33% in Enso Timber Oy. The acquisition increased the net interest bearing liability of the Group by FIM 531 millon. The goodwill increased by FIM 439 million.

  Stora Kopparbergs Bergslags AB acquired a 60% majority in Suzhou Papyrus Paper Co. Ltd. Suzhou is the largest and the most efficient producer of woodfree coated paper in China. The mill has an annual capacity of 120 000 tonnes. The final price will be decided in 2001. It is subject to the performance of the mill. This acquisition resulted in an increase in net interest-bearing liabilities by FIM 1140 million and capital employed by FIM 1270 million. The acquisition cost of the shares was FIM 470 million.

Stora Enso Oyj paid on November 11, 1998 FIM 404 million for a 19.9% share in Advance Agro Pcl.

  In 1997 STORA and the Brazilian company Odebrecht SA started a joint project of constructing a pulp mill in Brazil.

  The pulp mill is designed for an annual capacity of 750 000 tonnes. Raw materials will be supplied from plantations belonging to the mill. STORA's investments amounts to FIM 1 528 million, corresponding to 50% of the share capital. In 1997 FIM 571 million was paid and the remainder will be paid during 1999-2000.

Disposals

On December 31 Stora Publication Paper AG divested 76% of Stora Carbonless Paper GmbH and 56% of Stora Spezialpapiere GmbH to Mitsubishi Corporation. (In the beginning of 1996 Mitsubishi already acquired 20% of Stora Spezialpapiere). The divestment resulted in a capital loss of FIM 122 million, while net debt was reduced by FIM 867 million.

  Enso Paperikemia Oy sold its business activity, fixed assets and inventory in February 1997. In 1997 the recycled fiber-based board mill in Arnsberg was sold to Cascades SA. The annual capacity of the mill is 135 000 tonnes. The divestment resulted in a capital loss of FIM 157 million.

Note 4

Cash flow on acquisitions and disposals

The assets and liabilities acquired and disposed, and the cash flows arising can be analyzed as follows:

                                          1998                      1997
                               -------------------------   ---------------------
                              Acquisition   Disposal      Acquisition  Disposal
--------------------------------------------------------------------------------

Fixed assets                      3 794.0     -716.3          2 778.2    -915.8
Working capital                     240.4     -382.9             27.7    -111.5
Operating capital                 4 034.4   -1 099.2          2 806.0  -1 027.3
Tax liabilities                     -20.0      191.1                       55.6
Capital employed                  4 014.4     -908.1          2 806.0    -971.7

Shareholders' equity                170.0      -75.2              0.0     -89.2
Minority interests                  132.5      -24.4            395.8       0.0
Interest-bearing net debt         3 712.0     -808.4          2 410.1    -882.5
Financing                         4 014.4     -908.1          2 806.0    -971.7

Note 5

Other operating income

                                                   1998              1997
-------------------------------------------------------------------------

Sales profits of fixed assets                     138.7             250.1
Rent                                              100.9              89.2
Subsidies                                          27.5              21.1
                                                  267.2             360.4

Losses on sale of fixed assets / shares
  included in other operating expenses           -176.5            -218.6

Note 6

Personnel expenses

                                                   1998              1997
-------------------------------------------------------------------------

Wages and salaries                              8 112.8           7 723.8
Pension                                           928.9             963.0
Other statutory employers contributions         1 691.3           1 642.9
                                               10 733.1          10 329.6

Remuneration to the members
  of the Board of Directors and CEO                11.2

Remuneration to the CEO and DCEO was as follows:

                                              Jukka                   Bjorn
                                             Harmala                Hagglund
--------------------------------------------------------------------------------
Annual salary for principal
  employment, FIM 000  1)                      1 646                   1 562
Retirement age                                    60                      60
Pension payment                     66% of the aver-            see below 2)
                                  age salary for the
                                     four last years
                                   before retirement
Term of notice                              6 months                6 months
Compensation for termination             6+12 months             6+12 months
                                    salary if termi-        salary if termi-
                                        nated by the            nated by the
                                         company  3)             company  3)
Bonus scheme                           Up to 50% of             Up to 50% of
                                         base salary             base salary
Bonus paid for 1998                              243
Entitlement to R shares
  through warrants                           600 000

1) Excluding car and residence.

2) For the age of 60-65 a pension of 60% of the average base salary and bonus for the four last years before retirement will be paid. After the age of 65 a pension will be paid in accordance with the general pension scheme supplemented by a pension of 32.5% based on salary fractions between 20-30 base amounts, of 50% based on salary fractions between 30-50 base amounts and 32.5% based on salary fractions exceeding 50 base amounts. The pensionable salary consists of the average of the fixed salary and 50% of bonuses received for three final active years of employment prior to retirement.
To qualify for full pension rights, 15 years of employment at STORA are required.

3) Depending on the individual situation a compensation up to another 12 month base salary may be paid.

Specification of pensions and other statutory employers contributions

                                                  1998              1997
-------------------------------------------------------------------------

Pension expenses paid to
pension funds
  Obligatory                                      241.4             189.8
  Voluntary                                        66.7              55.7
Pension expenses paid to
insurance companies
  Obligatory                                      346.0             350.0
  Voluntary                                       153.8             129.3
Accrued pension liabilities
  in the period                                   111.7             214.6

Top management pension
  arrangements                                     15.4               6.9
Training                                            5.7               2.1
Other personnel costs
  Obligatory                                    1 673.6           1 649.7
  Voluntary                                         5.9               7.8
                                                2 620.2           2 605.9

Average number of personnel                      40 679            40 301

Pension liabilities 31.12.1997                                    3 353.5
Exchange rate differences                                          -262.2
Contributions paid  and current service costs                        70.3
31.12.1998                                                        3 161.6

Pension schemes

The Group has established a number of pension plans for its operations throughout the world. In Finland the pension cover is arranged through Stora Enso's own pension funds and partly through Finnish insurance companies. In Sweden pension cover is arranged through book reserves in accordance with the Swedish "PRI/FPG System" that covers the vast majority of large Swedish corporations. The pension arrangements for companies outside Finland and Sweden are made in accordance with regulations and practice of each country in question. Most of these programs are defined benefit pension schemes with retirement, disability, death and termination income benefits. The retirement benefits are generally a function of years of employment and final salary and are generally coordinated with local national pensions.

  The Group's policy for funding its defined benefit plans is to satisfy local statutory funding requirements for tax deductible contributions. Under IAS the discount rate used in actuarial calculations of liability in book reserves have been adjusted to market rate. The Group has also some fully insured schemes and defined contribution schemes. The retirement age of the management of Group companies has been agreed to be between 60-65 years. For the Members of the Executive Management Group the retirement age has been agreed to be 60 years.

  The Group has met minimum funding requirements in all countries in which it maintains pension schemes.

Note 7

Items affecting comparability

                                                                                         Other
                                                                    Depreciation     operating
                                                                             and      and per-
                                               Other     Materials         value        sonnel
                                           operating           and       adjust-          exp-
                                              Income      services         ments         enses         Total
------------------------------------------------------------------------------------------------------------

1997
Capital loss on sale of Arnsberg                                                        -157.1        -157.1
Capital gain on sale of
  Stora Reinsurance SA                          98.6                                                    98.6
Shutdown of PM1 at
  Stora Langerbrugge                                         -19.7         -65.3         -85.0
Shutdown of sulphite pulp production
  plant at Stora Port Hawkesbury                             -29.2                       -29.2         -58.5
Pension settlement to outgoing
  president in STORA                                                                     -31.3         -31.3
E. Holtzmann pension liability                                                           -75.7         -75.7
                                                98.6         -29.2         -19.7        -358.5        -308.9

1998
Capital loss on sale of shares in Stora
  Carbonless and Stora Spezialpapiere                                     -122.4        -122.4
Writedown of inventory in Skoghall                           -57.2                                     -57.2
Resolvement of provision for the
  sale of Newton Falls                          34.3                                                    34.3
Repayment of capital tax
  in Germany                                   121.7                                                   121.7
Capital loss on sale of Svenska Dagbladet                                  -18.8         -18.8
Extra depreciation at Corbehem
  and Newton Kyme                                                          -52.1                       -52.1
Provision for merger and restructuring                                  -1 546.3      -1 160.2      -2 706.5

                                               156.0         -57.2      -1 598.4      -1 301.5      -2 801.0

In connection with the merger of STORA and Enso a provision has been entered to cover the anticipated restructuring costs.

  In the prospectus issued by STORA and Enso on July 13, 1998 the managements of the companies announced their intention to develop and define a detailed plan of restructuring the Stora Enso Oyj. Non-recurring restructuring costs associated with this plan have been included in the restructuring provision.

Note 8

Net financing cost

                                             1998              1997
-------------------------------------------------------------------

Dividend income                              13.4              12.3
Interest income                             106.4             203.8
Other financial  income                     229.4             185.4
Exchange gains and losses                  -180.3             134.9
Interest expenses                        -2 250.1          -2 118.8
Other financial expenses                   -173.8             -83.2
                                         -2 255.0          -1 665.6

Forward contracts and swaps
  entered in the financial items
Interest income                              73.2             111.5
Exchange rate differences                  -137.5             796.8
Interest expenses                            23.1              57.9

Note 9

Income tax expense

                                                1998              1997
----------------------------------------------------------------------

Current tax expense
    Finnish Group companies                   -655.6            -249.6
    Swedish Group companies                   -611.3            -197.7
    German Group companies                     542.3            -161.9
    Other Group companies                      -79.9              -4.4
Change in deferred taxes
    Finnish Group companies                     27.6            -450.0
    Swedish Group companies                    384.0            -164.5
    German Group companies                    -350.4              17.5
    Other Group companies                     -123.1              15.4
Taxes of associated companies                  -14.6             -27.4
                                              -881.1          -1 222.7

The following is a reconciliation of income taxes calculated at the 28% tax rate:

                                                              1998        1997
------------------------------------------------------------------------------

Profit before tax                                          2 017.8     3 783.2

Hypothetical taxes at 28%                                    565.0     1 059.3
Effect of different tax rates outside Finland                -20.5        91.6
Non-deductible expenses and tax exempt income                464.0       233.8
Losses incurred at Group companies outside Finland
  where no deferred tax benefit is recognised                 -7.1      -198.2
Other items                                                 -120.4        36.2

Income taxes in the consolidated income statement            881.1      1222.7

Deferred tax assets in the balance sheet
Tax losses carried forward                                    64.1        69.2
Corporate tax credit                                           2.8         1.7
                                                              66.9        70.9

Deferred tax liabilities in the balance sheet
Depreciation difference and untaxed reserves               6 607.6     6 932.5
Group eliminations                                           -62.0      -106.8
Tax losses carried forward and
other timing differences                                  -1 107.2      -721.1
Acquisition surplus values                                 2 175.0     2 073.1
Other items                                                  337.4        -9.3

                                                           7 950.8     8 168.4

Deferred tax liabilities in the balance sheet, reconciliation of changes

                                                   Acquisi        Ex-
                                       Charged/     tions/     change
                               31.12   credited    divest-      diff-     31.12.
                                1997     to P/L      ments     erence       1998
--------------------------------------------------------------------------------

Depreciation difference
  and untaxed reserves       6 932.5      199.6     -155.4     -369.2    6 607.6
Group eliminations            -106.8       40.3                            -62.0
Tax losses carried
  forward and
other timing differences      -721.1     -386.5                   0.4   -1 107.2
Acquisition surplus values   2 073.1     -121.6      358.0     -134.5    2 175.0
Other items                     -9.3      338.0                   5.8      337.4
Total                        8 168.4       69.9      202.6     -490.0    7 950.8


Note 10

Depreciation
                                                  1998                1997
--------------------------------------------------------------------------

Depreciation according to plan
Intangible rights                                 -25.5             -23.5
Goodwill                                           -4.1              -4.0
Other intangible assets                           -50.9             -52.5
Buildings and structures                         -567.3            -570.0
Machinery and equipment                        -4 086.2          -3 823.3
Other tangible assets                            -104.6             -94.2
Goodwill on consolidation                        -383.5            -285.9
                                               -5 221.9          -4 853.4

Value adjustments
Buildings and structures                           -8.7             -19.0
Machinery and equipment                        -1 081.0             -60.7
Goodwill on consolidation                        -534.6
                                               -1 624.3             -79.7

Note 11

Fixed assets and long-term investments

                                               Other          Land     Buildings     Machinery         Other
Group 1998                 Consolidated   intangible           and           and           and      tangible
                               goodwill       assets         water    structures     equipment        assets
------------------------------------------------------------------------------------------------------------
Acquisition cost 1.1.           4 736.4        638.8      12 806.8      14 329.6      61 156.5       3 987.0
Translation difference            126.8         -4.1        -767.8         -56.6        -579.0        -253.9
Reclassification                                 8.8           5.0          20.1       2 733.0      -2 766.9
Additions                       1 132.5         80.4         357.2         869.7       5 181.2       1 949.5
Disposals                         -84.0       -123.6        -145.5        -491.7      -2 762.4        -204.1
Acquisition
  cost 31.12.                   5 911.7        600.2      12 255.7      14 671.0      65 729.3       2 711.7

Accumulated
  depreciation 1.1              1 905.7        388.1         208.7       4 610.7      26 450.2         427.4
Accumulated
  depreciation difference at the
  companies acquired                             4.6           0.6          99.0         380.6           1.4
Translation difference            -78.8         -4.9        -906.9        -246.4      -1 201.1        -231.7
Depreciation
  according to plan               383.5         80.5          23.8         567.3       4 086.2          80.5
Accumulated depreciation
  of assets sold                  -47.0       -117.8          -1.9        -159.2      -1 887.0          -5.9
Impairment charges
  entered into P/L                534.6                                      8.7       1 081.0
Accumulated
  depreciation 31.12.           2 698.1        350.5        -675.7       4 880.1      28 909.8         271.7

Carrying value
  31.12.98                      3 213.6        249.7      12 931.3       9 790.9      36 819.5       2 439.9
Carrying value
  31.12.97                      3 028.7        251.1      13 508.8      10 128.7      36 372.4       3 796.6

Impairment charges totaling FIM 1,624 million were entered into value adjustment in the income statement. FIM 1,598 million of these relate to the combination of STORA and Enso since the integration of operations requires certain structural changes within the new Group. FIM 317 million of the impairment charges are based on the estimated net selling prices of certain operations and the remaining part is based on value in use.

Note 12

Associated companies and related party transactions
                                                      1998              1997
----------------------------------------------------------------------------

Historical cost 1.1.                               1 623.5           1 019.6
Translation difference                               -88.0               0.3
Additions                                            251.3             630.5
Disposals                                             -7.1             -27.0
Transfer to other companies                          -55.8

Historical cost 31.12.                             1 724.0           1 623.4

Equity adjustment to investments
  in associated companies 1.1.                       266.6             240.8
Equity earnings in associated companies               59.2              98.2
Translation difference                                -0.6               0.0
Dividends received during the year                   -43.0             -30.5
Taxes                                                -15.3             -27.5
Disposals and other changes                           -4.3             -14.3
31.12.                                               262.6             266.7

Carrying value of investments in
associated companies 31.12.                         1 986.6           1 890.1

Related party transactions

                                                       1998              1997
-----------------------------------------------------------------------------

Receivables from and payables to
  associated companies
  Long-term loans receivable                          167.3             171.3
Accounts receivable                                   325.5              28.6
Short-term investments and receivables                195.8              57.8
Prepaid expenses and accrued income                     0.1
Other receivables                                      42.8              23.3
Trade payable                                         107.1             146.3
Accrued liabilities and deferred income                43.9
Other current interest-bearing liabilities            177.9               3.1
Sales to associated companies                         614.2             583.7
Purchases from associated companies                -1 695.1          -2 401.3

The above transactions were carried out on commercial terms and conditions. Purchases fram associated companies relate mainly to energy and pulp purchases. Sales are mainly sale of wood material.

Significant associated companies:

                                                            Share in profit
                                                               after tax in
                                    Shareholding           income statement
                                               %      1998             1997          Domicile
---------------------------------------------------------------------------------------------

Pohjolan Voima Oy (power company)           20.4       0.0             -5.2           Finland
Sunila Oy (pulp mill)                       50.0       5.3             28.6           Finland
Steveco Oy (stevedoring)                    36.7      24.0             34.6           Finland
Veracel Celulose S.A.
  (pulp mill project)                       50.0         -                -            Brazil
Stora Carbonless Paper GmbH
  (technical office papers)                 24.0         -                -           Germany
Stora Spezialpapiere GmbH
  (technical office papers)                 24.0         -                -           Germany

Note 13

Shares in other companies
                                                      1998              1997
----------------------------------------------------------------------------

Acquisition cost 1.1.                                339.2             345.9
Translation differences                               -6.6               0.0
Additions                                            409.3              62.2
Disposals                                            -28.5             -67.6
Write-downs                                           -3.1              -1.4
Transfer from associated  companies                   55.8                 0
Net carrying amount 31.12.                           766.0             339.2

Note 14

Capital investment in shares
                                                     No. of    Carrying   Market
                                             %        share       value    value
--------------------------------------------------------------------------------
Finnlines Oyj, Helsinki                    5.5    1 104 670        11.4    238.6
Finnair Oyj, Helsinki                      0.0       14 400         0.6      0.4
Helsingin Puhelin Oyj, Helsinki            0.0        1 410         0.4      0.4
Merita Foresta, Helsinki                   4.3    5 000 000         5.0      7.0
Neptun Maritime Oyj, Helsinki,  A          6.0    3 252 847        36.4     38.4
Neptun Maritime Oyj, Helsinki, K           6.0      500 000         4.6      8.0
Merita Bank Oyj, Helsinki, A               0.4    3 633 544        41.1    115.5
Outokumpu Oyj, Helsinki                    0.0           47         0.0      0.0
Raisio Yhtyma Oyj, Raisio                  0.0        5 100         0.3      0.3
Sampo Insurance Company, Helsinki, A       2.8    1 722 228       122.1    332.4
Sonera Oyj, Helsinki                       0.0       30 000         1.4      2.7
Merita Pro Obligaatio (bond)                                        3.0      3.7
KB Air Preca                              33.0                      0.6      0.6
Mega Flight KB                            50.0                      1.9      1.9
Mega Carrier KB                           33.0                     30.7     30.7
KB Metro Flyg                             33.0                     25.7     25.7
Total                                                             285.3    806.4

Note 15

Receivables from Group Management

There are no receivables from Group Management.

Note 16

Inventories
                                                     1998              1997
---------------------------------------------------------------------------

Materials and supplies                            3 080.2           3 117.1
Work in progress                                    429.0             410.6
Finished goods                                    4 137.3           3 874.7
Other inventories                                   274.9             262.3
                                                  7 921.4           7 664.8

Note 17

Short-term receivables


                                                      1998              1997
----------------------------------------------------------------------------

Accounts receivable                                8 452.5           9 535.0
Prepaid expenses and accrued income                  888.8           1 118.5
Other receivables                                  1 262.2           1 479.1
                                                  10 603.6          12 132.6

Receivables falling due after one year are shown as non-current receivables.

Note 18

Capitalized interest included in property, plant and equipment
                                                    1998              1997
--------------------------------------------------------------------------

1.1.                                               601.5             568.4
Additions 1.1.-31.12.                               28.7             131.0
Exchange rate difference                            -1.3               0.0
Depreciation 1.1.-31.12.                           -73.1             -70.3
31.12.                                             555.9             629.1

The Group has capitalized interest expenses in connection with investment in qualifying assets. Interest rate used in calculations ranges from 6 to 11%. The interest rate has been defined at the start of the investment project in question and equals to the average of Group borrowing cost at the time.

Note 19

Shareholders' equity

FIM                                                       1998           1997
-----------------------------------------------------------------------------

Share capital at 1.1. and 31.12.                       7 595.8        7 595.8

Reserve fund 1.1.                                      4 047.8        3 862.8
Increase                                                 170.2
Translation difference                                  -475.2          185.0
Reserve fund 31.12.                                    3 742.8        4 047.8

Reserve for own shares 1.1. and 31.12.      -                -

Other restricted equity 1.1.                             329.2          125.8
Other changes                                            139.1          178.4
Translation difference                                   -22.1           24.9
Other restricted equity 31.12.                           446.3          329.2

Non restricted equity 1.1.                            20 806.8       19 838.6
Dividends paid                                        -1 442.3       -1 388.2
To be placed at the disposal
 of the Board of Directors                                               -2.5
Transfer to the other restricted equity     -            139.1         -178.4
Translation difference                                  -672.4          105.5
Profit for the period                                  1 135.8        2 431.8
Non restricted equity 31.12                           19 688.9       20 806.8

Distributable funds
Non-restricted equity                                 19 688.9       20 806.8
Untaxed reserves included in
  non restricted equity                               -5 560.2       -4 736.5
Distributable funds 31.12.                            14 128.6       16 070.2

Stora Sub-group's contribution to the Stora Enso equity in pooling combination at 31.12.1998:

  The book value of Stora Kopparbergs Bergslags AB's shares at Stora Enso
Oyj amounting to FIM 26 926.2 million is first eliminated from the share premium fund amounting to FIM 22 424.4 million that was formed in the share exchange at Stora Enso Oyj.

  FIM 4 484.9 million is eliminated from the restricted equity and FIM 16.9 million from the non-restricted equity of Stora Sub-group. FIM 16.9 million relates to the capitalized acquisition expenses of Stora Enso Oyj.

                         SEK Mill.   FIM Mill.  Elimination   Minority   Balance
--------------------------------------------------------------------------------
Share capital              1 608.0     1 007.7       -968.5      -39.2       0.0
Reserve fund               5 376.0     3 369.1     -3 516.3     -131.0    -278.2
Other restricted equity      741.0       464.4                   -18.1     446.3
Non-restricted            20 343.0    12 749.0        -16.9     -495.8  12 236.3
Total                     28 068.0    17 590.2     -4 501.8     -684.1  12 404.3


                                                  Shares                   Votes
--------------------------------------------------------------------------------
Break-down of share capital
by type of share at 31.12.1998

Series A (1 vote/share)                      243 394 655             243 394 655

Series R (1 vote/10 shares, min. 1 vote)     516 185 034              51 618 503
                                             759 579 689             295 013 158

Series A (1 vote/share)                                      2 433.9 FIM million
Series R (1 vote/10 shares, min. 1 vote)                     5 161.9 FIM million
                                                             7 595.8 FIM million

The subsidiaries held 5 601 Series R shares nominal value amounting to FIM 50 409.00.

  The members of the Board and the CEO held 17 775 Series A and 32 409 Series R shares at 31.12.1998representing 0.0% of the total voting rights of the company.

                                     Series A         Series R          Warrants
--------------------------------------------------------------------------------
Claes Dahlback                           2541             6529
Jukka Harmala                                             3000          600 000
Bjorn Hagglund                           7877            14618
Josef Ackermann                                           1300
Paavo Pitkanen                           3800
Jan Sjoqvist                              508              943
Marcus Wallenberg                        3049             6019

The Ordinary Meeting of Shareholders held on April 7, 1997 decided to offer bonds with equity warrants up to a maximum value of FIM 1 000 000 for subscription by the company's management. The bonds mature in five years and carry interest at 4%. Each FIM 1000 bond carries one warrant entitling the holder to subscribe for 3000 of Enso's Series R shares at a subscription price of FIM 45.57. If fully subscribed during period December 1, 1998 to March 31, 2004. The shares represents a maximum of 0.1% of the voting rights generated by the share capital after the exercise of the warrants and and about 0.4% of the share capital.

Note 20

Long-term debt

Repayment schedule of long-term interest-bearing liabilities including current portion at 31.12.1998:

                                         1999       2000      2001       2002      2003     2004-      Total
------------------------------------------------------------------------------------------------------------

Convertible bond loans                                                    1.0                            1.0
Bond loans                            2 047.5    1 049.7     599.2      250.7     820.0   3 990.7    8 757.9

Loans from
  credit institutions                 4 534.8    1 055.8   1 265.1    1 067.9     643.8   9 560.8   18 128.3
Pension loans                           200.3      200.0     199.8      199.6     165.7   2 098.9    3 064.3
Leasing liabilities                      58.2       60.6      61.8       62.3      62.9     358.4      664.2
Other long-term liabilities             403.5      187.3     125.2       86.4     213.4   1 144.2    2 160.0
                                      7 244.3    2 553.3   2 251.2    1 667.9   1 905.9  17 153.1   32 775.6

Cash reserve and unutilized credit facilities totaled FIM 14,700 million at the end of the year.


                                             Original      Balance      Balance
Bond loans   Interest rate      Currency        amount     31.12.98     31.12.97
-------------------------------------------------------------------------------

Fixed rate

1991-1998            9.43           USD            57                       309
1991-2000            8.22           USD            35          178          190
1993-2001            9.68           USD            43          219          233
1993-2003            8.64           USD            65          331          352
1997-2004            6.00           FIM                       1484          868
1997-2007            7.25           SEK           500          314          344
1998-2002            5.50           SEK           200          125
1996-2006            8.75           SEK           250          157          172
1996-2006            7.90           SEK           470          295          323
1998-2002            5.50           SEK            50           31
1998-2002            5.50           SEK            50           31
1993-2003            9.50           SEK           150           96          105
1993-2003            9.50           SEK            25           16           18
1993-2003            8.96           SEK           350          219          240
1993-2003            9.50           SEK           255          159          174
1994-2004            8.00           SEK           500          312          342
1998-2005            5.20           SEK           200          125            0
1998-2005            6.00           SEK           200          125            0
1989-1999            8.00           DEM           200          608          605
1974-1998            7.25           SEK            60                         1
1985-1998            9.00           DKK            21                        11

Floating rate

1991-1998                           FIM           775                         5
1994-1999                           FIM           250          250          250
1994-1999                           FIM           425          425          425
1994-1999                           USD           100          510          542
1994-1999                           USD            50          255          271
1994-1999                           USD            50          255          271
1995-2000                           USD            75          382          406
1995-2000                           USD            50          255          271
1997-2000                           JPY          3000          134          125
1997-2007                           FIM           110          110          110
1997-2017                           JPY         10000          448          417
1998-2000                           FIM           100          100            0
1998-2008                           USD            30          153            0
1998-2001                           SEK           100           63
1998-2008                           SEK           264          165
1998-2005                           SEK            80           50
1998-2004                           SEK           200          125
1998-2005                           SEK           200          125
1998-2001                           SEK           200          125
1978-1998                           SEK            60                         7

Total                                                        8 758        7 386

Breakdown of operating capital / net interest-bearing liabilities by currency

                                                       Net interest
                 Operating capital                 bearing liabilities

                1998             1997             1998             1997
-----------------------------------------------------------------------

FIM         28 355.2         29 196.3          8 091.4          14 004.5
SEK         25 326.2         28 103.3         14 023.9          13 725.6
DEM         10 881.5         12 060.6          7 422.5           3 338.2
USD/CAD      3 240.4          2 645.6          4 088.5           3 510.9
FRF          2 107.3          2 303.1            970.7           1 335.8
PTE          1 217.7          1 230.5           -316.5            -293.7
CNY            949.5
GBP            710.3            257.0           -249.8            -390.2
BEF            695.8            624.8             99.8             208.7
NLG            664.6            537.3            125.4             193.3
Other        2 352.1          2 565.4            125.9             576.0
Total       76 500.5         79 524.0         34 381.7          36 209.0

Note 21

Other current liabilities and other provisions

                                 1998              1997
-------------------------------------------------------

Advances received                18.1              14.6
Trade payables                3 823.3           4 323.0
Other current liabilities     1 694.6           1 422.1
Accrued liabilities and
  deferred income             3 095.7           3 072.8
                              8 631.7           8 832.6
-------------------------------------------------------
Other provisions 31.12.1997                       722.0
Translation difference                            -57.0
Increase                                        1 029.8
Decrease                                         -172.9
31.12.1998                                      1 521.9

Other provisions comprise provision in respect of combination and restructuring costs, environmental liabilities, provision for forest replantation and other provisions.

Note 22

Fair value of financial instruments

                                             1998                    1997
                                    --------------------      ----------------

                                    Carrying       Fair      Carrying       Fair
                                      Amount      value        amount      value
--------------------------------------------------------------------------------
Financial assets

    Short term money
      market investments               1 489      1 489          654        654
    Receivables
    Investment in other shares
    Other non-current assets

Financial liabilities

    Accounts payable
Short term borrowings                  2 826      2 826        3 508      3 508

    Long term debt                    25 531     26 383       25 026         1)

Off-balance sheet instruments

    Currency options purchased             4          5          -17         -8
    Currency options written              -2         -2           -2         -2
    Forward foreign exchange
    contracts                            147        147          195        195
    Interest rate swaps                   -7        142          -75         72
    Interest rate futures FRA:s           20         20          -32        -32
    Cross currency swaps                 115        324          523        606
    Interest rate options                  2          2           -1         -1

Estimation of fair values

Cash and cash equivalents

The carrying amounts are a good estimate of the fair value in short term money market instruments. Bank account balances are not included in the figures.

Short-term borrowing

The carrying amounts are a good estimate of the fair value.

Long-term debt

The carrying amount of floating rate long-term debt approximates fair value. Pension loans are priced to par price. Fixed rate long term debts are priced using discounted cash flow analysis.

Currency options

The carrying amounts of currency options are calculated using year end market rates and generally used option pricing models and therefore the carrying amounts approximate fair values.

Foreign exchange forward contracts

The carrying amounts of forward contracts are calculated using year end market rates and therefore the carrying amounts approximate fair values.

Interest rate swaps

The fair value of interest rate swaps have been calculated using discounted cash flow analysis. The carrying amount of interest rate swaps is the amount of net accrued interest.

Long term FX swaps

The fair value of long term swaps have been calculated using discounted cash flow analysis and year end FX rates. The carrying amount of long term FX swap is the FX rate differential between contract rate and year end market rate.

Note 23

Risk management contracts

Risk management contracts open at 31.12.1998

Current value                                 31.12.98          31.12.97
Interest rate derivatives
Forward agreements                                  19               -31
Interest rate swap agreements                      -58              -195
Interest rate options                                2                -1
Interest rate derivatives, total                   -37              -227

Foreign exchange derivatives
Forward agreements                                 147               195
Options
    Purchased                                        4                -9
    Written                                         -2                -1
Cross currency swap agreements                      84               512
Foreign exchange derivatives, total                233               696

Nominal value

Interest rate derivatives
Forward agreements                              29 108             9 784
Interest rate swap agreements                    4 711             3 030
Interest rate options                           17 028             2 187
Interest rate derivatives, total                50 847            15 001

Foreign exchange derivatives

Forward agreements                              94 660            32 169
Options
    Purchased                                    3 918             3 025
    Written                                      1 477             2 298
Cross currency swap agreements                   4 451             7 770
Foreign exchange derivatives, total            104 505            45 261

Maturity of interest rate swap contracts

Under 1 year                                     570.0             690.0
Between 1-5 years                              2 580.0           1 494.0
Between 5-10 years                             1 306.0             598.0
Over 10 years                                    255.0             248.0

Total                                          4 711.0           3 030.0

Financial Risk management policy

The following is the financial risk management policy in Stora Enso.

  International industrial operations entail various forms of risks in the daily conduct of business. These are commercial, as well as financial. The major financial risks are:

o   Funding risk
o   Interest rate risk
o   Currency risks
    Transaction risk
    Translation risk

For Stora Enso, it is vital to be able to define and manage financial risks, in view of the impact they can have on the net income and financial position. They should be managed in such a way that the Industrial Divisions can concentrate primarily on managing commercial risks.

  Stora Enso Group Treasury is responsible for the development and implementation of principles to minimize Stora Enso's financial risks over the long term.

Funding risk

Funding risk is the risk of difficulties occuring in obtaining financing at a given time.

  Risk reduction is achieved by funding net capital employed with long-term funding.

  The risk is quantified by an analysis of the extent to which the capital employed is long-term funded. The relation between capital employed and long-term funds is expressed as the matching level.

  Stora Enso's objective is to have a matching level exceeding 100% and an average maturity of long-term loans, including credit commitments, in the range of 3-5 years, with the ambition of extending it further over time.

Interest rate risk

Interest rate risk is the risk that the reduced return on capital employed cannot be compensated for by reduced costs to finance it.

  Risk reduction is obtained by fixing interest rates for periods shorter than 12 months.

   Stora Enso's objective is to minimize the interest rate risk by fixing interest rates for periods of less than one year. The ambition is that 20-40% of net debt should carry interest rates fixed for periods of longer than one year over time.

Currency risks

Stora Enso's income and financial position are affected by currency changes. A considerable part of the products are sold to countries other than where they are produced, creating a transaction risk.

Transaction risk

Transaction risk means the risk that Stora Enso's income decreases, due to changes in exchange rates.

  Stora Enso's objective is to cover in the range of up to

6 months' net flows outside the Euro area. The exceptions are the GBP and USD which, due to their high exposure in Stora Enso, could be covered in the range of up to 12 months' net flows.

  The responsibility for covering transaction risk has been

decentralised to the Industrial Divisions of Stora Enso.

Translation risk

Translation risk means the risk that fluctuations in exchange rates negatively affect the value of Stora Enso's net foreign assets.

About 90% of net foreign assets are nominated within the future Euro-area (including DKK, GBP, GRD, SEK) and North American currencies. The remainder are in the emerging markets and represent an insignificant part of net foreign assets.

  Stora Enso's objective is not to cover the Group's net foreign assets
(equity).

Stora Enso Group internal bank

The Group Bank is responsible for any day-to day contact it may have with the Industrial Divisions of Stora Enso. It handles all deposits and loans, buys and sells currencies and provides advisory as well as other bank services. The basic idea is that all internal financial activities should be channelled through the Group Bank.

  Any deviations from the Risk Exposure given by the Industrial Division should be kept and reported in a separate market risk portfolio. The total market risk exposure may allow a maximum overnight impact of EUR 2 M on Stora Enso's income after tax. The risk is calculated using a method based on historical volatilities and correlations (VaR model), which is today used by Stora Enso.

Proprietary operations

The Proprietary Operations utilize Stora Enso's potential, strength and financial competence by capturing changes in financial markets to create an added value.

  The Operations actively take market risk positions for Stora Enso's own account, employing directional and relative value risk-taking strategies, diversified across markets and instruments. Directional strategies anticipate changes in absolute rate and price levels - while relative value strategies anticipate changes in relationship between markets and classes of instruments. These strategies are conducted across many currencies and types of instruments where opportunities are perceived to exist to generate value. Instruments are used in Fixed Income, Foreign Exchange and Equity Markets. Positions may be held for short or long periods of time, depending on strategy and actual market performance.

  Risks are identified and assumed. The total market risk exposure may allow a maximum overnight impact of EUR 16 M on Stora Enso's income after tax.

Guarantees and other Group support

The different kinds of agreements and legal instruments for managing the financial risks and for the proprietary trading operations are entered into in the name of any of the legal entities operated by Stora Enso Group Treasury. This normally requires support from the ultimate parent company.

Management of interest rate risks

The management of interest rate risks is centralized. The instruments used in managing interest rate risks are swaps, forward rate agreements, interest rate options and bond future agreements. The indicators used in analyzing interest rate risks are the ratio between fixed and variable interest rates, and modified duration, which is monitored for each currency separately. The Group's objective is to minimize the interest rate risk by fixing interest rates for periods less than one year. At the end of 1998, about 21% of the Group's loans were subject to fixed interest rates and 70% to variable interest rates and the remaining 9% pension liabilities. The Group's main loan currencies are FIM, SEK, DEM and USD.

Management of credit risks

Credit insurance for the customers in the main market areas in Western Europe, USA and Canada has been obtained. Measures in other market areas to reduce credit risks include letters of credit, prepayments and bank guarantees. Also export guarantees covering both political and commercial risks have been obtained from Finnvera. These export guarantees are used in connection with single customers outside OECD area.

  There are no major credit risk concentrations among accounts receivable as per year-end.

Note 24

Commitments and contingent liabilities


                                                      Group             Group
                                                      1998              1997
----------------------------------------------------------------------------

On own behalf
    Pledges given                                     515.4             319.5
    Mortgages                                       4 548.2           6 288.3
On behalf of Group companies
    Guarantees
On behalf of associated companies
    Mortgages                                           6.0              56.0
Guarantees                                            671.5             763.1
On behalf of others
    Guarantees                                        643.7             787.6
Other commitments, own
    Leasing commitments, in 1999                      136.7             152.0
    Leasing commitments, after 1999                   597.6             729.6
    Pension liabilities                                14.8              15.8
    Other commitments                                 105.6             114.6

Total

    Pledges given                                     515.4             319.5
    Mortgages                                       4 554.2           6 344.3
    Guarantees                                      1 315.2           1 550.7
    Leasing commitments                               734.2             881.6
    Pension liabilities                                14.8              15.8
Other commitments                                     105.6               114
Total                                               7 239.4           9 226.4

Stora Enso Oyj has undertaken to guarantee the leasing agreements relating to Enso Espanola SA to a maximum of FIM

242 443 817.98. The commitment extends until December 23, 2003.The Group leases offices and warehouse space under various non-cancellable operating leases. Certain contracts contain renewal options. The future cost for contracts exceeding one year and for non-cancellable leasing contracts are as follows:

  1999     2000     2001      2002     2003    2003 after
---------------------------------------------------------
 136.9    128.2    102.4      87.4     71.5         207.9

Schweighofer Privatstiftung holds 33% of Enso Timber shares. Schweighofer Privatstiftung has a put option allowing them to sell their shares to Stora Enso Oyj at a predetermined price. The put option may be exercised between January 1, 2002 and June 30, 2006.

  Stora Enso is a party to certain legal proceedings that have arisen in the normal course of business. There is no reason to believe that any single ongoing or expected legal or arbitration proceeding will have any material effect on Stora Enso's results of operations or financial condition.

Note 25

Principal Stora Enso Group Companies at 31.12.98

                                                % of          % of                 The nominal
                                          shares and        shares                    currency          Book
                                      voiting rights       held by                       value         value
                                             held by    the Parent                   of shares      31.21.98
                                Country    the Group       company    Currency            '000       000 FIM
------------------------------------------------------------------------------------------------------------

Stora Kopparbergs

  Bergslags AB (publ)                SE                       96.1         SEK       1 545 000    26 909 332
Stora Enso Newsprint
& Magazine Paper

  Enso Publication Papers Oy Ltd     FI                      100.0         FIM         805 000     1 110 000
  Kymenso Oy                         FI                      100.0         FIM          15 000        40 000
  Varenso Oy                         FI                      100.0         FIM          10 000        30 000
  Sachsen Papier Eilenburg GmbH      DE        100.0                       DEM         100 000       328 168
  E. Holtzmann & Cie GmbH & Co KG    DE        100.0                       DEM          75 000     3 238 190
  Stora Langerbrugge NV              BE        100.0                       BEF         950 000        94 240
  Stora Corbehem SA                  FR        100.0                       FRF         636 460     1 833 332
  Stora Kabel GmbH                   DE        100.0                       DEM          34 000       313 120
  Stora Reisholz GmbH                DE        100.0                       DEM           9 000        80 560
  Stora Hylte AB                     SE        100.0                       SEK         200 000     1 795 554
  Stora Kvarnsveden AB               SE        100.0                       SEK         150 000     1 282 878
  Stora Port Hawkesbury Ltd          CA        100.0                       CAD         852 550     2 888 366

Stora Enso Fine Paper
  Enso Fine Papers Oy                FI                      100.0         FIM         500 000       968 304
  Berghuizer Papierfabriek NV        NL        100.0                       NLG          19 266       284 474
  Tervakoski Oy                      FI                      100.0         FIM         100 000       200 000
  Oulun Pakkauslava Oy               FI                      100.0         FIM           1 000         1 000
  Tornion Pakkauslava Oy             FI                      100.0         FIM           2 000         2 000
  Stora Fine Paper AB                SE        100.0                       SEK         487 585     1 771 524
  Stora Nymolla AB                   SE        100.0                       SEK         142 727       825 419
  Stora Grycksbo AB                  SE        100.0                       SEK         125 000        93 888
  Stora Molndal AB                   SE        100.0                       SEK          75 000        90 326
  Stora Dalum A/S                    DK        100.0                       DKK         100 000       324 009
  Stora Uetersen GmbH                DE        100.0                       DEM          19 000       170 240
  Suzhou Papyrus Paper Co Ltd        CN         60.6                       USD          75 000       310 624

Stora Enso Packaging Boards
  Corenso United Oy Ltd              FI                       71.0         FIM         110 760       154 699
  Enso Cartonboards Oy Ltd           FI                      100.0         FIM         200 000       470 000
  Pankakoski Boards Oy Ltd           FI        100.0                       FIM          30 000        70 000
  Enso Espanola SA                   ES        100.0                       ESP       6 877 000       233 859
  Pakenso Oy                         FI                      100.0         FIM         110 000       115 590
  ZAO Pakenso                        RU        100.0                       RUR          78 275        69 026
  Pakenso Tambox  AB                 SE        100.0                       SEK          30 000       124 843
  Pakenso Baltica SIA                LV        100.0                       LVL             570         4 953
  Stora Paperboard AB                SE        100.0                       SEK         350 000     2 662 015
  Stora Fors AB                      SE        100.0                       SEK         180 000       611 311
  Stora Newton Kyme Ltd              GB        100.0                       GBP           1 500        12 642
  Stora Paperboard GmbH              DE        100.0                       DEM          21 000       188 480

Stora Enso Timber
  Enso Timber Oy Ltd                 FI                       67.0         FIM         170 168       607 976
  Holzindustrie Schweighofer AG      AU        100.0                       ATS           6 000       713 952
  Puumerkki Oy                       FI        100.0                       FIM          49 000       125 108
  Stora Timber AB                    SE        100.0                       SEK         100 000       263 936

Stora Enso Pulp
  Kemijarven Sellu Oy                FI                      100.0         FIM          50 000       170 000
  Enso Fibres AG                     CH                       99.9         CHF           3 995         7 781
  Enocell Oy                         FI                       98.4         FIM         252 000     1 196 000
  Stora Cell AB                      SE        100.0                       SEK          25 000       585 980
  Celbi SA (Portugal)                PT        100.0                       PTE     154 932 880       408 304

Stora Enso Merchants
  Stora Merchant AB                  SE        100.0                       SEK           1 000       532 327
  Pappersgruppen AB                  SE        100.0                       SEK          21 000       485 693

Stora Enso Energy
  Pamilo Oy                          FI                       51.0         FIM           1 084        11 197
  Enso Alueverkko Oy                 FI                      100.0         FIM              50            50
  Stora Kraft AB                     SE        100.0                       SEK         100 000       526 624
  Kopparkraft AB                     SE         99.9                       SEK         685 967         2 190

Stora Enso Forest

  Enso Forest
  Development Oy Ltd                 FI                      100.0         FIM           1 000         2 000
  AS Lumiforest                      EE                      100.0         EEK           2 126         9 416
  Stora Skog AB                      SE        100.0                       SEK          25 000     1 053 519


Note 26

Employee benefit plan

Most of the employees directly involved in production belong to labour unions. Customarily, collective wage agreements are negotiated between respective unions and the forest industry. Salaries for employees belonging to senior management are negotiated individually.

  Stora Enso applies an incentive system that takes into account the performance, development and results of the business units, as well as individual employee performance. Stora Enso's future profit-sharing schemes will be based on company profits and on achievement and on the achievement of key business targets.

The two merged companies have the following incentive systems:

Enso

Enso has issued bonds with an aggregate value of FIM 1,000,000 with warrants to 20 members of the senior management. For details, see note 19. Approximately 120 employees in managerial positions in two different categories have a bonus scheme based on synthetic options. The bonus is based on Stora Enso's weighted average share price on Helsinki Exchanges during October 1, 1999, to December 31, 1999. The variation level is from FIM 45 to 70 per share. The bonus varies linearly between these share prices. FIM 70 per share gives the maximum bonus of FIM 75,000 or 150,000. The bonus will be paid in January, 2000.

  The management of divisions and business units have an annual bonus scheme based on the result of the respective division or business unit and the achievement of personal key targets in separately defined areas. The maximum bonus is two months salary. The rest of the employees participate in another bonus scheme in which the bonus is calculated as a certain percentage of each employee's annual salary, the maximum being 7%. All bonuses are discretionary and are not partially triggered if the results of the Group not exceed predetermined minimum level.

STORA

STORA's profit sharing scheme is available to all permanent employees within the STORA sub-group to the extent possible. From the portion of Group profit exceeding the equivalent of 12% return on capital employed, 10% will be set aside for the employees, although this shall not exceed one sixth of the dividend paid to shareholders. The scheme includes all countries where STORA sub-group companies conducts operations, but exceptions are made for countries where other profit-sharing schemes exists. In Sweden, the intention is to place the profit participation into trust, through which investments will be made in Stora's shares. The participation will become available to employees after three years.

Note 27

Earnings per share

                                1998         1997          1996         1995
----------------------------------------------------------------------------

Profit for the period,
FIM million                  1 135.8      2 431.8       2 191.4      5 985.0
Number of shares         759 579 689  759 579 689   759 579 689  759 579 689
Earnings per share, FIM         1.50         3.20          2.88         7.88

Stora Enso Oyj's ordinary meeting of shareholders held on April 7, 1997 decided to offer bonds with equity warrants up to a maximum value of FIM 1 000 000.

Each FIM 1 000 bond carries one warrant entitling the holder to subscribe for 3 000 of Stora Enso's series R shares. The shares can be subscribed for between 1.12.1998-31.3.2004.


Reconciliation of number of shares        1998          1997          1996           1995
-----------------------------------------------------------------------------------------

Number of shares                   759 579 689   759 579 689   759 579 689    759 579 689
Number of shares under warrants      3 000 000     3 000 000     3 000 000      3 000 000
Diluted number of shares           762 579 689   762 579 689   762 579 689    762 579 689


Diluted earnings per share                1998          1997          1996           1995
-----------------------------------------------------------------------------------------

Profit for the period, FIM million     1 135.8       2 431.8       2 191.4        5 985.0
Diluted number of shares           762 579 689   762 579 689   762 579 689    762 579 689
Diluted earnings per share, FIM           1.49          3.19          2.87           7.85

Note 28

Events subsequent to the balance sheet date

The offer of January 14, 1999 to STORA shareholders, under which they may voluntarily sell their shares, had resulted in the acquisition of 5,050,697 STORA shares by February 10, 1999. Stora Enso now holds 97.7% of STORA shares and votes.

  On January 19, 1999 STORA shares were delisted from the Stockholm, London and Frankfurt Stock exchanges.

  On February 10, 1999 it was decided to sell the business operations and material assets of Tervakoski Oy to a new Finnish company to be set up by Trierenberg AG. The selling price is FIM 546 million, which will produce a profit of FIM 160 million.

  It was decided to sell the fixed assets of Danish Dalum mill for FIM 170 millon to a group of Danish investors.

  The Board also appointed an advisor to review alternative options for future ownership of the Gruvon mill.

Note 29

Other operating income

                                      1998              1997
------------------------------------------------------------

Sales profits of fixed assets         45.8              68.1
Rent                                  73.2              60.4
Insurance compensation                 0.5               1.3
Subsidies                              7.1               7.9
Other                                296.5             141.0
                                     423.0             278.7


Note 30

Personnel expenses

                                                1998              1997
----------------------------------------------------------------------

Wages and salaries                             794.5             731.8
Pension                                        213.3             150.5
Other statutory employers contributions         88.5             118.0
                                             1 096.3           1 000.3

Fringe benefits                                  3.3               3.3
                                             1 099.6           1 003.6

Remuneration of the members of
  the Board of Directors and CEO                10.1               8.5

Specification of pensions and other
statutory employers contributions

Pension expenses paid to pension funds
    Obligatory                                 158.4             117.7
    Voluntary                                   18.9              11.4
Pension expenses paid to insurance companies
    Obligatory                                  18.3              14.4
    Voluntary                                   13.5               2.0
Accrued pension liabilities in the period
Top management pension arrangements              4.3               5.0
Training
Other personnel costs
    Obligatory                                  88.5              87.5
    Voluntary                                                     30.5
                                               301.8             268.5
Average number of personnel                    4 237             4 217


Note 31

Other operating expenses


                                              1998              1997
--------------------------------------------------------------------

Loss on sale of fixed assets/shares           -1.5             -18.0

Note 32

Net financing cost
                                              1998              1997
--------------------------------------------------------------------

Dividend income                               90.0              73.7
Interest income                              776.6             748.5
Other financial  income                       87.0              16.3
Exchange gains and losses                     -8.0             127.1
Interest expenses                           -963.4            -941.1
Other financial expenses                     -12.7              -8.8
                                             -30.5              15.7

Intragroup financial income and expenses at Parent company

Financial income from Group
companies at Parent company

    Dividend received                  12.9       19.6
    Interest income on
    long-term investments             756.4      676.3
    Interest income on
    short-term investments             20.3       18.5
                                      789.5      714.4


Financial expense to Group
companies Interest expense           -73.5       -54.4

Note 33

Depreciation

                                         1998              1997
---------------------------------------------------------------

Depreciation according to plan

Intangible rights                        -9.6              -6.1
Goodwill                                 -1.4              -1.4
Other intangible assets                  -0.7              -1.4
Buildings and structures                -47.9             -41.0
Machinery and equipment                -327.4            -308.1
Other tangible assets                   -25.6             -23.4
                                       -412.6            -381.4

Note 34

Fixed assets and long-term investments

                                                                          Mach-
                                        Other      Land    Buildings     inery        Other
                                   intangible       and          and    equip-     tangible
                                       assets     water   structures      ment       assets
-------------------------------------------------------------------------------------------

Acquisition cost 1.1.                   109.5   3 604.8      1 421.1   5 405.0        630.7
Additions                                30.9      43.2         71.2     340.1         49.5
Disposals                                -3.6     -11.6         -8.1    -239.7         -1.6
Acquisition cost 31.12.                 136.8   3 636.4      1 484.2   5 505.4        678.6
Accumulated depreciation 1.1.            49.4                  406.3   2 547.2        213.4
Depreciation according to plan           11.8                   47.9     327.4         25.6
Accumulated depreciation
  of assets sold                         -3.6                   -8.0     -73.5         -1.4

Accumulated depreciation 31.12.          57.6                  446.2   2 801.1        237.6
Carrying value 31.12.98                  79.2   3 636.4      1 038.0   2 704.3        440.9
Carrying value 31.12.97                  60.1   3 604.8      1 007.2   2 827.4        455.7

The carrying value of fixed assets for the parent company at 31.12.1998 includes FIM 316.2 million leasing assets.

Accumulated depreciation difference by type of fixed assets at Parent company

Accum. depreciation
  difference 31.12.1997          26.5     130.5    863.8      49.4
Increase                          0.6      13.2      2.9
Decrease                         -1.8             -305.5      -6.5
Accum. depreciation
  difference 31.12.1998          25.3     143.7    561.2      42.9

Note 35

Stocks, shares and loans receivable
at Parent company                           1998            1997
----------------------------------------------------------------

Group companies

    Shares                              33 473.4         6 315.9
    Loans receivable                     8 588.9         7 528.6

Total                                   42 062.2        13 844.5

Associated companies

    Shares                               1 495.3         1 401.0
    Loans receivable                       142.2           151.2

Total                                    1 637.4         1 552.2

Note 36

Receivables from Group management



There are no receivables from Group Management.

Note 37

Inventories

                                   1998            1997
-------------------------------------------------------

Materials and supplies            556.1           453.9
Work in progress                   74.4            69.1
Finished goods                    310.7           224.9
Other inventories                  29.7           139.6
                                  970.9           887.5

Note 38

Short-term receivables


                                    1998            1997
--------------------------------------------------------

Accounts receivable              1 061.0         1 240.9
Prepaid expenses and
accrued income                   1 657.3         1 803.6
Other receivables                   98.2            43.7
                                 2 794.0         3 088.2


Note 39

Receivables and liabilities, Group companies and associated comp.
at Parent company                     1998            1997
-----------------------------------------------------------

Accounts receivable, Group comp.      606.9           625.3
Accounts receivable, assoc. comp.      56.5            71.3
Loans receivable, Group comp.       1 990.7         1 248.9
Loans receivable, assoc. comp.          0.1             6.8
Prepaid expenses, Group comp.       1 280.2           983.7
Other receivables, Group comp.         21.4             2.0
Other receivables, assoc. comp.        26.5             3.8
Other securities, Group comp.         463.9           524.2
                                    4 446.2         3 466.0

at Parent company                          1998            1997
---------------------------------------------------------------

Accounts payable, Group comp.             116.1           128.2
Accounts payable, assoc. comp.              5.5            90.7
Other current liabilities, Group comp     230.6             0.5
Accrued liabilities, Group comp.           33.2           772.1
Accrued liabilities, assoc. comp.         141.5
Other short-term loans,
Group associated comp.                     10.1             2.5
Other short-term loans, Group comp      2 181.0         1 997.2
                                       2 718.13         2 991.2


Note 40

Capitalized interest included in property, plant and equipment



                                                  1998            1997
----------------------------------------------------------------------

1.1.                                              42.2            51.6
Depreciation 1.1.-31.12.                          -9.4            -9.4
31.12.                                            32.8            42.2

Note 41

Shareholders' equity
                                                  1998            1997
----------------------------------------------------------------------

Share capital at 1.1.                          3 110.9         3 110.9
Increase                                       4 484.9
Share capital at 31.12.                        7 595.8         3 110.9

Premium fund 1.1.
Increase                                      22 424.4
Premium fund 31.12.                           22 424.4

Reserve fund 1.1. and 31.12                    2 186.3         2 186.3

Revaluation reserve 1.1.                       1 426.1         1 437.2
Decrease in connection with fixed sales           -4.5           -11.1
Revaluation reserve 31.12.                     1 421.6         1 426.1

Non restricted equity 1.1                      3 182.3         3 152.1
Dividends paid                                  -684.4          -560.0
To be placed at the disposal of the
Board of Directors                                                -2.5
Profit for the period                          1 623.5           592.7

Non restricted equity 31.12                    4 121.5         3 182.3
Distributable funds
Non-restricted equity                          4 121.5         3 182.3
Untaxed reserves included
in non restricted equity
Distributable funds 31.12.                     4 121.5         3 182.3

                                                Shares               Votes
-------------------------------------------------------------------------------
Break-down of share capital by
type of share at 31.12.1998

Series A (1 vote/share)                    243 394 655              243 394 655
Series R (1 vote/10 shares, min. 1 vote)   516 185 034               51 618 503
                                           759 579 689              295 013 158

Series A (1 vote/share)                                     2 433.9 FIM million
Series R (1 vote/10 shares, min. 1 vote)                    5 161.9 FIM million
                                                            7 595.8 FIM million

Note 42

Other current liabilities

                                                 1998              1997
--------------------------------------------------------------------------

Advances received                                 0.8               1.9
Trade payables                                  588.5             580.3
Other current liabilities                       486.4             759.6
Accrued liabilities and deferred income         544.1             635.0
                                              1 619.8           1 976.0

Note 43

Commitments and contingent liabilities
                                                  1998              1997
--------------------------------------------------------------------------

On own behalf

    Pledges given                                   51.7              55.0
    Mortgages                                    3 572.7           4 921.5

On behalf of Group companies

    Guarantees                                   1 591.4           3 540.4

On behalf of associated companies

    Mortgages                                                         50.0
    Guarantees                                     663.9             754.9

On behalf of others

    Guarantees                                      11.3              25.6

Other commitments, own

    Leasing commitments, in 1999                    14.3               2.2
    Leasing commitments, after 1999                129.5               3.7
    Pension liabilities                              5.4               8.0
    Other commitments
Total

    Pledges given                                   51.7              55.0
    Mortgages                                    3 572.7           4 971.5
   Guarantees                                    2 266.6           4 320.9
    Leasing commitments                            143.7               5.9
    Pension liabilities                              5.4               8.0
Other commitments
Total                                            6 040.3           9 361.3

Stora Enso Oyj has undertaken to guarantee the leasing agreements relating to Enso Espanola SA to a maximum of FIM 242 443 817.98. The commitment extends until December 23, 2003.

Proposed distribution of profit

The consolidated balance sheet shows retained

shareholders' equity of FIM 19,688.9 million at December 31, 1998, of which FIM 14,128.6 million is distributable.

  The parent company's distributable shareholders' equity was FIM
4,121,493,528.47 at December 31, 1998. The Board of Directors proposes to the Annual General Meeting that the profit for the financial period of FIM 1,623,533,493.48 be transferred to retained earnings and that dividend be distributed as follows:

Profits from previous periods                       2,497,960,034.99
Profit for the financial period                     1,623,533,493.48
Dividend of FIM 2.10 per share                      1,595,117,346.90
Retained earnings after
distribution of dividend                            2,526,376,181.57

                           Helsinki, February 10, 1999

         Claes Dahlback                                 Krister Ahlstrom
            Chairman                                      Vice Chairman

         Josef Ackermann                                 Harald Einsmann

           Raimo Luoma                                   Paavo Pitkanen

          Jan Sjoqvist                                  Marcus Wallenberg

          Jukka Harmala                                  Bjorn Hagglund
               CEO                                         Deputy CEO

Auditors' report
----------------

To the shareholders of Stora Enso Oyj

We have audited the accounting records, the financial statements and the administration of Stora Enso Oyj for the year ended December 31, 1998. The financial statements prepared by the Board of Directors and the Chief Executive Officer include a report of the Board of Directors, consolidated financial statements of the Stora Enso Group prepared in accordance with International Accounting Standards (IAS), and parent company financial statements prepared in accordance with prevailing rules and regulations in Finland (FAS), both including a balance sheet, an income statement, a cash flow statement and notes to the financial statements. Based on our audit, we express an opinion on these financial statements and on the parent company's administration.

  We conducted our audit in accordance with Finnish Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. The purpose of our audit of the administration has been to examine that the members of the Supervisory Board and the Board of Directors and the Chief Executive Officer have legally complied with the rules of the Finnish Companies' Act.

  In our opinion, the consolidated financial statements prepared in accordance with International Accounting Standards (IAS) give a true and fair view of the Stora Enso Group's consolidated result of operations, as well as of the financial position. The consolidated financial statements are in accordance with prevailing rules and regulations in Finland and can be adopted.

  The parent company's financial statements have been prepared in accordance with the Finnish Accounting Act and other rules and regulations and give a true and a fair view of the parent company's result of operations and financial position. The parent company's financial statements can be adopted and the members of the Supervisory Board and the Board of Directors and the Chief Executive Officer of the parent company can be discharged from liability for the period audited by us. The proposal of the Board of Directors for disposal of the profit is in compliance with the Finnish Companies' Act.

  In accordance with Finnish regulations we have acquainted ourselves with the interim reports published by the company during the year. In our opinion they have been prepared in accordance with the rules and regulations governing the preparation of such reports.


                           Helsinki, February 23, 1999



 SVH Pricewaterhouse Coopers Oy                         KPMG Wideri Oy Ab
  Authorized Public Accountants                   Authorized Public Accountants



          Pekka Nikula                                  Hannu Niileksela
  Authorized Public Accountant                    Authorized Public Accountant

Shares and Shareholders
-----------------------

Share capital

In accordance with Stora Enso Oyj's Articles of Association, the minimum share capital of the company is FIM 5,000,000,000 and the maximum FIM 20,000,000,000, within which limits the share capital may be increased or decreased without amending the Articles of Association. On December 31, 1998, the company's fully paid-up share capital entered in the Finnish Trade Register amounted to FIM 7,595,796,890. During the year, the share capital increased as a result of the share issue to STORA shareholders. As a consequence of the share issue and conversion of A shares into R shares, the distribution of shares changed. The composition of Stora Enso's share capital is presented in the Change in share capital table.

Shares

The company's shares are divided between Series A and Series R shares. All shares carry equal rights to receive a dividend. The difference lies in voting rights. At an Annual General Meeting, each A share and each ten R shares entitle the holder to one vote. However, each shareholder has at least one vote.

  According to the Articles of Association, the company's A shares may be converted into R shares at the request of a shareholder on dates to be decided annually by the Board of Directors. During the conversion period of September 7-11, 1998, a total of 43 requests for conversion were made. On the basis of these requests 1,357,954 A shares were converted into R shares. In the share issue directed to STORA shareholders, 128,023,484 A shares and 320,465,375 R shares were offered for subscription. The new numbers of shares of the two series were entered in the Trade Register on December 23, 1998, as follows:

Series A        243,394,655
Series R        516,185,034
Total           759,579,689

The company's shares have been entered in the Book-Entry Securities System maintained by the Finnish Central Securities Depository. On December 23, 1998, 424,937,573 of the company's shares were registered in the Swedish Securities Register Center as so-called VPC shares. For the purpose of trading or participation in an Annual General Meeting, the shares may be transferred from one system to the other by notifying the bank responsible for managing the book-entry securities account.

  At the end of 1998, the company had approximately 70,000 shareholders. Foreign ownership outside Finland and Sweden accounted for 24%.

Share listings

Stora Enso's shares are listed on the Helsinki and Stockholm stock exchanges. The shares are quoted in euro (EUR) in Helsinki and in Swedish krona (SEK) in Stockholm.

  STORA shares were delisted from the Stockholm, London and Frankfurt stock exchanges on January 19, 1999.

Board of Directors' authority to raise
the share capital or purchase shares

The Annual General Meeting held on March 26, 1998 decided to authorize the Board of Directors to increase the share capital by a maximum of FIM 10,000,000 by offering 1,000,000 new R shares for subscription. The right to subscribe rests primarily with employees in the Group. The authorization, which is valid until March 26, 1999, has not been used. The Board of Directors has received no other authorization to issue shares, or to issue convertible bonds or bonds with warrants. The Board has no authorization to purchase Stora Enso's own shares.

Options scheme for the management

On April 7, 1997, the company issued bonds with a maximum value of FIM 1,000,000, with warrants, to members of senior management. Each FIM 1,000 bond carries one warrant entitling the holder to subscribe for 3,000 Series R Stora Enso shares at a subscription price of FIM 45.57 each. If fully subscribed, the issue will increase the share capital by a maximum of FIM 30 M. Shares may be subscribed for during the period December 1, 1998 to March 31, 2004. The shares represent 0.4% of the share capital or 0.1% of the voting rights after the exercise of warrants.

Management interests at December 31, 1998

At the end of 1998, the members of Stora Enso's Board of Directors, the CEO and the DCEO owned a combined total of 50,184 Stora Enso shares, of which 17,775 were Series A shares. These shares represent less than 0.00% of the company's share capital and voting rights. The CEO also holds bonds with equity warrants worth FIM 200,000, which entitle him to subscribe for 600,000 Series R shares. The shares represent 0.0% of the company's voting rights. The members of the Management Group own a combined total of 44,431 shares and bonds with warrants entitling to 1,650,000 series R shares. The Management Group's ownership represents 0.2% of the share capital after the exercise of warrants.

Shareholdings of other

Group-related bodies at December 31, 1998
Enso's pension foundation owned 786,500

R shares. Stora Enso's profit-sharing scheme owned 315,140 Stora Enso A shares and 114,000 R shares. E.J. Ljungberg's Training Fund owned 1,880,540 A shares and 4,831,804 R shares. E.J. Ljungberg's Fund owned 39,534 A shares and 101,579 R shares. Stiftelsen Bergslagets Sjuk- och Halsovardskassa owned 626,269 A shares and 1,609,483 R shares. Mr. and Mrs. Ljungberg's Testamentary Fund owned 4,093 A shares and 13,085 R shares.

Finnish State ownership

The Finnish State owns 18.1% of the company's shares and 21.6% of the voting rights generated by the shares. In June 1998, the Finnish Parliament passed a resolution to abolish the provision requiring the State to hold a one-third interest in the company.

Share price trend

The new Stora Enso shares were entered in the Trade Register on December 23, 1998. On the same day, Enso Oyj was renamed Stora Enso Oyj, and the existing shares quoted on the Helsinki Exchanges were accordingly renamed Stora Enso shares. The total of 448,488,859 new shares offered to STORA shareholders were quoted together with the existing shares as of December 29, 1998. Trading in Stora Enso shares on the Stockholm Stock Exchange began on the same day.

  On December 29, 1998, the prices quoted on the Helsinki Exchanges were FIM
47.90 per Series A Stora Enso share and FIM 47.50 per Series R share. The prices quoted on the Stockholm Stock Exchange were SEK 69.00 and SEK 70.00 respectively. On the last trading date of 1998, the quotations were as follows: in Helsinki, FIM 45.00 per A share and FIM 45.60 per R share; in Stockholm, SEK
70.00 per A share and SEK 71.00 per R share. The Group's total market capitalization at year-end was EUR 5,801 M (FIM 34,491 M) in Helsinki. The market capitalization in Stockholm is calculated on the basis of the number of VPC shares. At year-end, the market capitalization in Stockholm was EUR 3,122 M (SEK 18,561 M).

  STORA shares continued to be quoted on the Stockholm, London and Frankfurt stock exchanges until January 19, 1999.

  On January 14, 1999, Stora Enso began compulsory redemption of all the outstanding STORA shares belonging to minority shareholders, in order to acquire the company's entire share capital. In addition to compulsory redemption, shareholders were offered the voluntary alternative of selling their shares for cash at a price of SEK 88 per share.

Trend in share prices, series A and R - [GRAPHIC OMITTED] - Data to be supplied

Stora Enso turnover

                                                   Turnover, number                  Closing price, FIM
                                                -------------------------         --------------------------
Helsinki Exchanges                              series A         series R         series A          series R
------------------------------------------------------------------------------------------------------------

29.12.1998                                        78,221          417,395            47.90             47.50
30.12.1998                                       104,203          383,718            45.00             45.60
29-30.12.1998                                    182,424          801,113

Stockholm Stock Exchange
------------------------------------------------------------------------------------------------------------

29.12.1998      247,313         534,851         69.00           70.00
30.12.1998      255,252         575,721         70.00           71.00

29-30.12.1998                   502,565         1,110,572

Stora Enso's main shareholders:

                                                A shares         R shares             % of              % of
December 31, 1998                                 1,000s           1,000s           shares     voting rights
------------------------------------------------------------------------------------------------------------

Finnish State                                     55,596           81,484             18.1              21.6
Investor AB                                       27,208           50,485             10.2              10.9
Social Insurance
Institution                                       23,825            3,739              3.6               8.2
Robur                                             12,305           45,410              7.6               5.7
Fourth General Fund                                7,318           13,579              2.8               2.9
Sampo Group                                        7,956            1,134              1.2               2.7
Varma-Sampo Mutual Pension
Insurance Company                                  7,306               25              1.0               2.5
SPP                                                4,189            9,739              1.8               1.7
Skandia                                            2,507            7,006              1.3               1.1
Unicarta Oy                                        2,661            3,277              0.8               1.0
Ratos                                              2,007            3,724              0.8               0.8
Erik Johan Ljungberg's
  Training Fund                                    1,881            4,832              0.9               0.8
The Knut and Alice
  Wallenberg Foundation                            1,670            3,100              0.6               0.7
AMF                                                  800            2,249              0.4               0.4
Solidium Oy                                                         5,227              0.7               0.2
Other                                             86,166          281,175             48.2              38.8
Total                                            243,395          516,185            100.0             100.0


Shareholder categories
                                                                     % of             % of              % of
December 31, 1998                                                  shares    voting rights      shareholders
------------------------------------------------------------------------------------------------------------

Finnish institutions                                                 30.3             41.0              30.4
Swedish institutions                                                 37.9             35.9              37.8
Finnish private persons                                               2.2              2.0               2.2
Swedish private persons                                               5.8              5.3               5.8
Non-Finnish/Swedish owners                                           23.8             15.8              23.8
Total                                                               100.0            100.0             100.0

Shareholder statistics, Stora Enso A

                                               Number of             % of        Number of              % of
December 31, 1998                           shareholders     shareholders         A shares            shares
------------------------------------------------------------------------------------------------------------

1-1001                                            29,277             49.9        3,048,956               1.3
101-1,000                                         24,303             41.4        7,872,234               3.2
1,001-10,000                                       4,558              7.8       10,789,504               4.4
10,001-100,000                                       423              0.7       12,066,015               5.0
100,001-1,000,000                                    134              0.2       39,509,032              16.2
1,000,001-                                            28              0.0      170,108,914              69.9
Total                                             58,723            100.0      243,394,655             100.0


Shareholders statistics, Stora Enso R

                                               Number of             % of        Number of              % of
                                            shareholders     shareholders         R shares            shares
------------------------------------------------------------------------------------------------------------

December, 31 1998
1-100 (1                                          18,769             29.3       11,727,104               2.3
101-1,000                                         33,615             52.5       13,863,956               2.7
1,001-10,000                                      10,376             16.2       28,116,598               5.4
10,001-100,000                                       952              1.5       26,004,494               5.0
100,001-1,000,000                                    243              0.4       75,978,964              14.7
100,000,001-                                          49              0.1      360,493,918              69.8
Total                                             64,004            100.0      516,185,034             100.0


1) Includes                                     Series A         Series R
-------------------------------------------------------------------------

Waiting list                                       1,500            1,200
Swedish shareholders                           2,249,594       10,839,541
Total                                          2,251,094       10,840,741


Distribution of shares
December 31, 1998
                                                               Series A           Series R             Total
------------------------------------------------------------------------------------------------------------

FCSD-registered (the Finnish
  Central Securities Depository)                            117,737,969        203,811,812       321,549,781
VPC-registered (the Swedish
  Securities Register Center) 1)                            123,405,592        301,532,481       424,938,073
FCSD waiting list                                                 1,500              1,200             2,700
FCSD common account                                           2,249,594         10,839,541        13,089,135
Total                                                       243,394,655        516,185,034       759,579,689

1) The VPC-registered shares are also FCSD-registered



Share price and market value

                                                Closing price Dec 30, 1998              Market value
                                                --------------------------          ------------------------
                                                     FIM              SEK           FIM M              EUR M
------------------------------------------------------------------------------------------------------------

Helsinki Exchanges, A shares                       45.00            71.80          10,953              1,842
Helsinki Exchanges, R shares                       45.60            72.76          23,538              3,959
Stockholm Stock Exchange,
  A shares                                         43.87            70.00
Stockholm Stock Exchange,
  R shares                                         44.50            71.00
Total market value in Helsinki                                                     34,491              5,801

Change in share capital

                                                   Total           Number           Number             Total
                                                   share       of series         of series         number of
                                           capital (FIM)         A shares         R shares            shares
------------------------------------------------------------------------------------------------------------

Enso Oyj, Dec. 31, 1997                          3,110.9      116,729,125      194,361,705       311,090,830
Conversion of 1,357,954
  Enso Oyj series A shares into
  series R shares, Sept. 7-11,1998            -1,357,954        1,357,954
Conversion of STORA series
  A and B shares into Stora Enso Oyj
  series A and R shares,
  Dec. 23, 1998                                  1,374.0      128,023,484      320,465,375       448,488,859
Stora Enso Oyj, Dec. 31, 1998                    7,595.8      243,394,655      516,185,034       759,579,689

Stora Enso (IAS)

Key Share Ratios 1995-1998

                                                    1998             1997             1996              1995
------------------------------------------------------------------------------------------------------------

Earnings/share1), EUR                               0.25             0.54             0.49              1.33
Earnings/share, adjusted2), EUR                     0.25             0.54             0.48              1.32
Equity/share, EUR                                   6.97             7.26             6.96              6.66
Dividend/share, EUR                              0.35 3)             0.33             0.30              0.23
Dividend/share, FIM                                 2.10             1.99             1.81              1.38
Payout ratio, %                                    140.4             62.2             62.7              17.5

Dividend yield, %
    Series A                                         4.7              5.2              4.9               7.8
    Series R                                         4.6              5.2              4.9               7.8

Price / earnings
    Series A                                        30.1              7.2              8.2               2.9
    Series R                                        30.5              7.2              8.2               2.9

Price trend per share (4, EUR
    Series A
    - closing price for the period                  7.57             7.15             6.21              4.86
    - average price                                 9.14             7.75             6.09              6.02
    - highest price                                11.77             9.86             6.48              7.01
    - lowest price                                  5.40             6.22             5.65              4.46
    Series R
    - closing price for the period                  7.67             7.10             6.22              4.88
    - average price                                 8.35             7.97             6.18              6.17
    - highest price                                11.86            10.01             6.59              7.06
    - lowest price                                  5.30             6.17             5.68              4.46

Market Capitalization at year-end
    Series A, EUR M                                1,842              834            1,116               653
    Series R, EUR M                                3,959            1,379              817               529

Total Market Capitalization
  at year-end, EUR M                               5,801            2,214            1,933             1,182

Number of shares at the end
 of the period (thousands)
    Series A                                     243,395          116,729          179,769           134,408
    Series R                                     516,185          194,362          131,322           108,445
Total number of shares                           759,580          311,091          311,091           242,853


1) 1998 earnings per share before non-recurring items were EUR 0.79 and the payout ratio 44.6.
2)     After potential increase of three million shares due to share options
       (IAS 33)
3) Board of Directors' proposal to the Ordinary meeting of shareholders Ratios based on market information are calculated from Enso Oyj's figures before 29 December 1998. Year 1995 ratios calculated from Enso-Gutzeit Oy's figures.

Board of Directors
------------------

Claes Dahlback, Chairman
Born 1947. M.Sc.(Ec.), Dr. (h.c.). President and CEO of Investor through April 14, 1999. Vice Chairman of Investor, effective April 15, 1999. Chairman of Vin & Sprit and Gambro. Vice Chairman of Skandinaviska Enskilda Banken. Member of the Board of Astra. Member of the STORA Board in 1990-98.

Shares held in Stora Enso: 2,541 A and 6,529 R.

Krister Ahlstrom, Vice Chairman

Born 1940. M.Sc. (Engineering), Dr.(h.c.). Chairman of A. Ahlstrom Corporation. Vice Chairman of Fortum Corp. Vice Chairman of the Supervisory Board of the Sampo Insurance Company and Member of the Supervisory Board of Merita Bank. Member of the Enso Supervisory Board in 1993-98.

Shares held in Stora Enso: 0.

Josef Ackermann

Born 1948. Dr.(Oec). Member of the Group Board of Deutsche Bank. Member of the Supervisory Boards of Linde, S AirGroup, EUREX Zurich and several international institutions.

Shares held in Stora Enso: 1,300 R.

Harald Einsmann

Born 1934. Ph.D. (Econ.). President of Procter & Gamble Europe, Middle East and Africa. Executive Vice President and Member of the Executive Committee and the Board of the Procter & Gamble Company U.S.A. Chairman of the Board of the Procter & Gamble Group of Companies in Germany. Member of the Board of the EMI Group, UK. Member of the Advisory Board of the University of Boston in Brussels, and Member of the Board of the Festival of Flanders. Member of the STORA Board in 1998.

Shares held in Stora Enso: 0.

Bjorn Hagglund, Deputy CEO

Born 1945. Dr. of Forestry. Member of the Boards of the Federation of Swedish Industries, the Swedish Forest Industries Association and the Swedish University of Agricultural Sciences. Member of the Royal Swedish Academy of Engineering Sciences and the Royal Swedish Academy of Agriculture and Forestry. President and CEO of STORA in 1998.

Shares held in Stora Enso: 7,877 A and 14,618 R.

Jukka Harmala, CEO

Born 1946. B.Sc.(Econ.). Chairman of the Confederation of Finnish Industry and Employers. Member of the Board of the Finnish Forest Industries Federation. Chairman of the Board of Sampo Insurance Company. Member of the Supervisory Board of Merita Bank. Deputy Chairman of Finnlines and Member of the Board of Neptun Maritime. President and COO of Enso in 1988-91 and President and CEO in 1992-98.

Shares held in Stora Enso: 3,000 R and warrants entitling to 600,000 R shares.

Raimo Luoma
Born 1959. M.Sc.(Laws), (LL.M). Partner and Member of the Board of Asianajotoimisto Raimo Luoma Oy.

Shares held in Stora Enso: 0.

Paavo Pitkanen

Born 1942. M.Sc.(Math.). Managing Director of Varma-Sampo Mutual Pension Insurance Company. Member of the Boards of Metra, Partek and Sampo Insurance Company. Member of the Supervisory Board of Instrumentarium and Vice Chairman of the Supervisory Board of Alma Media. Member of the Enso Board in 1994-98.

Shares held in Stora Enso: 3,800 A.

Jan Sjoqvist

Born 1948. MBA. President and CEO of NCC. Member of the Boards of NCC, Neptun Maritime and Hufvudstaden. Member of the STORA Board in 1997-98.

Shares held in Stora Enso: 508 A and 943 R.

Marcus Wallenberg

Born 1956. B.Sc. (Foreign Service). Executive Vice President of Investor through April 14, 1999. President and CEO of Investor, effective April 15, 1999. Vice Chairman of Astra, Ericsson and Saab. Member of the Boards of Gambro, Scania, Skandinaviska Enskilda Banken, SAS Assembly of Representatives and the Knut and Alice Wallenberg Foundation. Member of the STORA Board in 1998.

Shares held in Stora Enso: 3,049 A and 6,019 R.

Management group
----------------

Jukka Harmala
CEO
Born 1946. Employed by Enso in 1970-84 and in 1988-98. Shares held in Stora
Enso: 3,000 R and warrants entitling to 600,000 R shares.

Bjorn Hagglund
Deputy CEO
Born 1945. Joined STORA in 1991. Shares held in Stora Enso: 7,877 A and
14,618 R.

Kimmo Kalela
Senior Executive Vice President, Strategy and Business Development
Born 1941. Joined Enso in 1986. Shares held in Stora Enso: Warrants entitling to 300,000 R shares.

Esko Makelainen
Senior Executive Vice President, Financial Control and Legal
Born 1946. Joined Enso in 1970. Shares held in Stora Enso: 1,900 A and 3,169 R and warrants entitling to 300,000 R shares.

Ingvar Petersson
Senior Executive Vice President, Finance and IT; Base Resources
Born 1941. Joined STORA in 1986. Shares held in Stora Enso: 2,602 A and 6,251 R.

Yngve Stade
Senior Executive Vice President, Corporate Support
Born 1947. Joined STORA in 1994. Shares held in Stora Enso: 254 A and
471 R.

Sten Holmberg
Executive Vice President, Continuous Productivity Improvement
Born 1948. Joined STORA in 1980. Shares held in Stora Enso: 0.

Kari Vainio
Executive Vice President, Communications and Investor Relations
Born 1946. Joined Enso in 1985. Shares held in Stora Enso: 1,000 R and warrants entitling to 75,000 R shares.

Christer Agren
Executive Vice President, Human Resources
Born 1954. Joined STORA in 1993. Shares held in Stora Enso: 0.

Bernd Rettig
Senior Executive Vice President, Magazine Paper
Born 1956. Joined STORA in 1982. Shares held in Stora Enso: 0.

Kai Korhonen
Senior Executive Vice President, Newsprint
Born 1951. Joined Enso in 1977. Shares held in Stora Enso: 0.

Jouko Taukojarvi
Senior Executive Vice President, Fine Paper
Born 1941. Joined Enso in 1964. Shares held in Stora Enso: 1,000 A and warrants entitling to 300,000 R shares.

Lars Bengtsson
Executive Vice President, Fine Paper
Born 1945. Joined STORA in 1986. Shares held in Stora Enso: 0.

Pekka Laaksonen
Senior Executive Vice President, Packaging Boards
Born 1956. Joined Enso in 1979. Shares held in Stora Enso: 0.

Arno Pelkonen
Executive Vice President, Timber Products
Born 1954. Joined Enso in 1984. Shares held in Stora Enso: 0.

Bert Ostlund
Executive Vice President, Pulp
Born 1948. Joined STORA in 1986. Shares held in Stora Enso: 101 A and
188 R.

Sven Rosman
Executive Vice President, Merchants
Born 1945. Joined STORA in 1991. Shares held in Stora Enso: 0.

Seppo Hietanen
Executive Vice President, Asia Pacific
Born 1945. Joined Enso in 1976. Shares held in Stora Enso: 2,000 R and warrants entitling to 75,000 R shares.

Corporate governance
--------------------

General

The principles of Stora Enso's Corporate Governance Policy are in accordance with the Finnish Companies Act, which the Policy supplements.

  The Board of Directors (BOD), the Chief Executive Officer (CEO) and the Deputy Chief Executive Officer (DCEO) shall be responsible for the management of the company. The duties of the various bodies within the company shall be determined by the laws of Finland and by this Corporate Governance Policy determined by the Board of Directors.

  The rest of the governance bodies have an assisting and supporting role.

  Stora Enso will prepare annual and interim financial accounts conforming to international accounting standards, to be published in the Finnish, Swedish and English languages.

  Stora Enso will be managed from dual headquarters in Sweden and Finland.

  Stora Enso will have two auditors.

  To the fullest extent possible, corporate actions and corporate records will be taken and recorded in English.

Governance bodies

The decision-making bodies with responsibility to manage the company are:

Board of Directors

- Compensation Committee

CEO, DCEO

- Executive Management Group (EMG)
- Management Group
- Investment Committee
- Environmental Committee
- R&D Committee

Day-to-day operational responsibility rests with the divisional managements and their operations teams.

Objectives and composition of governance bodies

Board of Directors

Stora Enso will be managed by a Board of Directors under international two-tier corporate governance principles.

  The BOD will consist of 10 ordinary members: 8 non-executives and 2 executives. The members will be appointed by the Annual General Meeting for a one-year term.

  The BOD will meet at least 5 times per year.

  The BOD will supervise the operation and management of Stora Enso, as well as decide upon significant matters concerning strategy, investments, organization and finance.

  The BOD shall be responsible for the management and the proper arrangement of the operations of the company. The BOD shall be responsible for the proper supervision of the accounting and the control of the financial matters of the company.

  The BOD will elect a Chairman and a Vice-Chairman from among its members and will appoint a CEO, DCEO and the heads of divisions and staff functions. The BOD approves the organizational structure of the company.

  The BOD will appoint the Compensation Committee.

Chief Executive Officer (CEO)

The CEO shall be in charge of the day-to-day management of the company in accordance with the instructions and orders given by the Board of Directors. It shall be the duty of the CEO to ensure that the company's accounting methods comply with the law and that the financial matters are being handled in a reliable manner.

  The CEO will be in charge of the following:

- strategy, long-range planning and investments
- finance and financial planning
- corporate communications
- investor relations
- preparatory work with regard to board meetings

In addition he will supervise decisions regarding

- personnel
- important operational matters

Deputy Chief Executive Officer (DCEO)

The DCEO works as a deputy to the CEO. The DCEO will be in charge of operational matters as follows:

- follow-up and coaching of the divisions
- corporate support functions (purchasing, logistics), resources (wood, energy)
- R&D
- environmental matters
- human resources

Executive Management Group (EMG)

The Executive Management Group will be chaired by the CEO. It will consist of the DCEO, 4 divisional heads (Magazine Paper, Newsprint, Fine Paper, Packaging Boards) and the following heads of staff functions:

- Strategic Business Development Group
- Financial Administration and Legal Matters
- Finance, IT and Base Resources
- Corporate Support

The EMG's tasks and responsibilities are as follows:

- investment planning and follow-up, control of mergers and acquisitions and divestments
- preparation of strategic guidelines
- allocation of resources
- review of key day-to-day operations and operational decisions
- preparatory work with regard to board meetings review of main features of sales network

The EMG will meet approx. 10 times per year.

Management Group

The tasks and responsibilities of the Management Group are to review the budget, strategy and daily business development. The members of the Management Group are as follows:

- Members of the EMG
- Divisional heads as well as heads of staff functions

In addition to the above, additional members can be appointed by the CEO. The Management Group meets approx. 5 times per year.

Investment Committee

The Investment Committee will be chaired by the head of the Strategic Business Development Group. Members (4-7) will be appointed by the CEO. The tasks and responsibilities of the Investment Committee are as follows:

- coordinate investment planning and the approval process
- coordinate the investment completion audit  and follow-up process
- participate in the planning and execution of large investment projects
- make recommendations regarding the funds available for investments

The Investment Committee will meet once a month or as required.

Environmental Committee

The Environmental Committee will be chaired by the DCEO. Members (5-9) will be appointed by the CEO. The purpose and tasks of the Environmental Committee are as follows:

- formulate and communicate the corporate environmental strategy and policy for divisions
- coordinate the connections and communication with Non-Governmental Organizations, the European Union, the World Bank, etc.
- establish environmental management procedures
- produce the annual Environmental Report

The Environmental Committee will meet regularly as required.

R&D Committee

The R&D Committee will be chaired by the DCEO. Members (4-8) will be appointed by the CEO. The purpose and tasks of the R&D Committee are as follows:

- assist the Group's businesses to achieve and maintain quality and productivity leadership by providing high-quality R&D competence and service
- monitor technology and future-oriented product development
- recommend the extent of overall R&D activities within the Group

The R&D Committee will meet regularly as required.

Glossary of technical terms
---------------------------

General

Soft pulpwood

Wood raw material of pine or spruce for production of pulp.

Hard pulpwood

Wood raw material of mainly birch, beech or eucalyptus for production of pulp.

Recycled fiber

Wastepaper that has been defibrated and then deinked through chemical or mechanical processing.

Wastepaper

Used newspapers and magazines (used for producing printing papers), and office and printers' waste (for fine papers).

m3

The commercial measurement for pulpwood. It refers to the actual solid volume of wood in cubic meters, excluding bark.

m3 fo

Measurement used for standing tree. Refers to total tree volume, bark and top included, in forest cubic meters.

Coating

Applied to make the surface of paper or board smoother and more glossy. Improves printability. A layer of coating slip, or pigment, is applied to one or both sides of the paper/board.

Pulp

Sulphate (kraft) pulp

Chemical pulp produced by cooking woodchips in an alkaline solution of sodium hydroxide and sulphide.

Sulphite pulp

Chemical pulp produced by cooking woodchips in a solution of calcium-, sodium-or magnesiumsulphite.

Mechanical pulp

Produced from debarked wood that is applied to a grindstone under water pressure (SGW, stone groundwood pulp), or which is cut into chips and ground in refiners, whereby the fibers are liberated and produce a pulp.

TMP

Thermomechanical pulp, a mechanical pulp produced by pressurized presteaming of woodchips prior to defibration in a refiner.

DIP

Deinked pulp, a wastepaper pulp that has been deinked through chemical or mechanical processing.

CTMP

Chemi-thermomechanical pulp is produced by refining chemically impregnated, preheated woodchips.

NS

Neutral sulphite, semi-chemical pulp produced by cooking in a neutral sulphite solution.

Fluff pulp

A special sulphate (kraft) or CTMP pulp, used for absorbent materials, such as diapers and hygiene products. After dry defibration, the pulp takes on a cotton-like appearance.

Bleaching

During the cooking process, the binding agent lignin is removed from the wood. The lignin residue and other substances remaining after cooking tend to discolor the pulp brown or yellow. Bleaching, using, for example, chlorine dioxide, hydrogen peroxide and ozone, provides the pulp with the desired brightness and protection against aging.

ECF

Elementary Chlorine Free. A pulp that has been bleached without using elementary chlorine (chlorine gas) but with, for example, chlorine dioxide.

TCF

A Totally Chlorine Free pulp. This means that neither chlorine nor any chlorine compounds have been used during bleaching.

Oxygen bleaching

A bleaching process using oxygen gas, alkali solution and stabilizing substances.

Magazine paper

SC

Super Calendered, an uncoated paper produced from mechanical pulp, sulphate (kraft) pulp and filler (china clay) that is treated mechanically between steel rolls to achieve a glossy printing surface. Used primarily for periodicals and advertising materials.

LWC, MWC, HWC

Light-weight, medium-weight and heavy-weight coated is a coated SC paper produced from mechanical pulp and sulphate (kraft) pulp. Used for periodicals and advertising materials, where four-color printing quality demands are high.

MFC

Machine-finished coated paper has high brightness, opacity, bulk, and stiffness and is used in specialized magazines, catalogs, inserts, advertising materials and books. The soft (nip) calender gives a matt finish to the surface.

Newsprint

Newsprint

Newsprint contains mainly mechanical pulp (TMP, SGW pulp) and often some sulphate (kraft) pulp. Newsprint furnish can also contain some recycled fiber or be made of 100% recycled fiber.

Fine paper

Fine papers

Printing, writing and office papers of the finest quality, produced from a bleached chemical pulp with very little or no mechanical pulp. Can be either coated or uncoated.

Coated fine papers

Fine papers with a pigmented surface layer that increases the uniformity of the printing surface and provides improved printing properties, particularly for the reproduction of illustrations.

Recycled fiber-based fine papers

Uncoated and coated fine papers produced from pulps based on recovered and recycled office and printing wastepapers.

Label papers

Single-sided coated or cast-coated papers used for production of labels for beverages and food products.

Packaging board

Folding Boxboard (FBB)

A multilayer board, often mineral coated, with an outer layer of sulphate (kraft) pulp and a middle layer of mechanical (groundwood, pressure groundwood, TMP or CTMP) pulp. Principally used for packaging of dry, moisture-containing and liquid foods, paper cups, cigarettes and other consumer products. The board is also used within the graphic industries for catalog covers, postcards and folders, etc.

Solid Bleached Sulphate Board (SBS)

A board consisting of one or several layers of bleached chemical pulp, often also mineral coated. Used within the graphic industries and for various types of packaging of dry, moisture-containing and liquid food products, including paper cups. In the non-food sector, SBS boards are typically used for cigarette and luxury goods packaging.

Solid Unbleached Sulphate (SUS) and White Top Liner (WTL)

Board consisting of bleached chemical pulp or a mineral-coated top layer, or both, an unbleached back and a middle layer of unbleached chemical and/or mechanical pulps. SUS boards are used for packaging of food and non-food products, liquid food packaging and paper cups. WTL is typically used as surface layer of corrugated board.

Kraftliner (KL)

A liner produced from unbleached sulphate (kraft) pulp, often containing 20-30% recycled fiber, and used for corrugated board.

SC fluting

Boards made from unbleached semi-chemical pulp. Used as a middle layer of corrugated board.

White Lined Chipboard (WLC) and White Top-coated Test Liner (WT-coated)

Boards made mainly of recycled fiber, often mineral coated, and used for carton materials for dry products, both food and non-food, for liquid detergents, and as top layer of corrugated board.

Greyboard, Testliner, Wellenstoff

Boards made of recycled fiber without white top layer. Used for various cartons and corrugated board.

MG kraft paper

One-sided calendered paper mainly produced from sulphate (kraft) pulp. Used for paper bags, wrapping paper, carrier bags, flexible packaging, etc.

Sack paper

Paper used for the production of bags and sacks. Made from sulphate (kraft) pulp, with high strength properties.

Plastic coating and laminating

Each of the above grades may be coated by polymers, typically with polyethylene, and/or laminated with other materials, typically with aluminum foil, plastic film or other paper. Coating and lamination provides barrier and other functional properties, which makes it possible to select raw material for a specific end use from alternative paper groups.

Corrugated board

Corrugated board consists of one or more layers of rippled paper (fluting) glued to one layer, or between several layers, of flat paper (kraftliner, testliner).

Coreboard

Coreboards are produced from recycled raw materials (85%), combined with primary wood pulp (15%). All grades are recyclable. Coreboards are used for extra strong cores used within the paper, textile-yarn and plastic-foil industries.

Cores

Cores used by paper and board industries are designed for many applications: from standard cores for newsprint to super-strong cores for jumbo reels and high speed rotation. All core grades are recyclable.

Laminating papers

Include base kraft papers and phenolic resin impregnant papers.

Saturated Base Kraft (SBK)

Brown Absorbex(R) Kraft Paper is manufactured from unbleached sulphate pulp made from sawdust. Brown Absorbex(R) is mainly used in decorative high-pressure laminates (HPL). White Absorbex(R) Kraft Paper is manufactured from bleached sulphate pulp and is developed for electrical applications.

Phenolic Resin Impregnant Papers

Core Stock is used in the laminate industry as the core material in decorative high-pressure laminates, such as compact, fire-retardant and post-forming laminates.

Capacity specification 1999
---------------------------

                                                                                                       Total
Mill                                             Location      Grade                                Capacity
------------------------------------------------------------------------------------------------------------

Magazine Paper, 1,000 tonnes                                                                           3,125
Anjalankoski                                     FI            MFC                                       140
Corbehem                                         FR            LWC                                       510
Kabel                                            DE            LWC, MWC, HWC                             570
Kotka                                            FI            MFC                                       140
Kvarnsveden                                      SE            SC                                        110
Langerbrugge                                     BE            SC                                        115
Maxau                                            DE            SC                                        355
Port Hawkesbury                                  CA            SC                                        350
Reisholz                                         DE            SC                                        210
Summa                                            FI            MF Magazine                                70
Veitsiluoto                                      FI            LWC, MWC                                  400
Wolfsheck                                        DE            SC                                         90
Wolfsheck                                        DE            Wallpaper base                             65

Newsprint, 1,000 tonnes                                                                                3,190
Anjalankoski                                     FI            Newprint, Book                            345
Hylte                                            SE            Newsprint                                 770
Kvarnsveden                                      SE            Newsprint                                 555
Langerbrugge                                     BE            Newsprint                                 125
Maxau                                            DE            Newsprint                                 225
Port Hawkesbury                                  CA            Newsprint                                 195
Sachsen                                          DE            Newsprint, Directory                      310
Summa                                            FI            Newsprint                                 390
Varkaus                                          FI            Newsprint, Directory                      275

Fine Paper, 1,000 tonnes                                                                               3,040
Berghuizer                                       NL            Uncoated                                  165
Grycksbo                                         SE            Coated                                    200
Imatra                                           FI            Uncoated                                  200
Imatra                                           FI            Coated                                     90
Molndal                                          SE            Uncoated                                   30
Molndal                                          SE            Coated                                     55
Nymolla                                          SE            Uncoated                                  300
Nymolla                                          SE            Coated                                    135
Oulu                                             FI            Coated                                    800
Suzhou                                           CN            Coated                                    120
Uetersen                                         DE            Coated                                    220
Varkaus                                          FI            Uncoated                                  210
Varkaus                                          FI            Coated                                     80
Veitsiluoto                                      FI            Uncoated                                  435

Packaging Boards, 1,000 tonnes                                                                         3,575
Imatra                                           FI            Paperboards                               820
Skoghall                                         SE            Paperboards                               550

Baienfurt                                        DE            Cartonboards                              175
Barcelona                                        ES            Cartonboards                              145
Fors                                             SE            Cartonboards                              305
Inkeroinen                                       FI            Cartonboards                              185
Molndal                                          SE            Cartonboards                               45
Newton Kyme                                      UK            Cartonboards                               35
Pankakoski                                       FI            Carton-, Coreboards                       110

Gruvon                                           SE            SC, Fluting, kraft papers                 520
Heinola                                          FI            SC, Fluting                               250

Imatra                                           FI            Laminating papers                          25
Kotka                                            FI            Laminating papers                         140

Pori                                             FI            Coreboards                                100
St. Seurin-sur-l'Isle                            FR            Coreboards                                 85
Varkaus                                          FI            Coreboards                                 85

Total Paper and Board                                                                                 12,930

Core Factories, 1000 tonnes                                                                               80
Imatra                                           FI                                                        5
Krefeld                                          DE                                                       25
Loviisa                                          FI                                                       25
Milton-Keynes                                    UK                                                       10
Pori                                             FI                                                       15

                                                               Million                                 1,000
                                                               m2                                      tonne
------------------------------------------------------------------------------------------------------------

Converting Factories                                           556                                       278
Balabanovo                                       RU            90                                         45
Heinola                                          FI            50                                         25
Jonkoping                                        SE            60                                         30
Lahti                                            FI            100                                        50
Lahti                                            FI            60                                         30
Riga                                             LT            50                                         25
Ruovesi                                          FI            20                                         10
Skene                                            SE            50                                         25
Tallin                                           EE            4                                           2
Tiukka                                           FI            14                                          7
Varkaus                                          FI            8                                           4
Vikingstad                                       SE            50                                         25

Market Pulp, 1,000 tonnes                                                                              2,350
Celbi                                            PT            Short fiber                               270
Enocell                                          FI            Short fiber                               420
Enocell                                          FI            Long fiber                                200
Gruvon                                           SE            Long fiber                                100
Kemijarvi                                        FI            Long fiber                                210
Norrsundet                                       SE            Long fiber                                295
Nymolla                                          SE            Long fiber                                 45
Oulu                                             FI            Long fiber                                 70
Sachsen                                          DE            DIP                                        60
Skutskar                                         SE            Short fiber                               170
Skutskar                                         SE            Long fiber                                170
Skutskar                                         SE            Fluff pulp                                180
Sunila                                           FI            Long fiber                                160

Timber Products, 1,000 m3                                                                              4,740
Ala                                              SE                                                      320
Bad St. Leonhard                                 AT                                                      230
Brand                                            AT                                                      260
Gruvon                                           SE                                                      280
Honkalahti                                       FI                                                      390
Hameenkoski                                      FI                                                       85
Kitee                                            FI                                                      340
Kittila                                          FI                                                       30
Kotka                                            FI                                                      200
Linghed                                          SE                                                       35
Norrsundet                                       SE                                                      230
Plana                                            CZ                                                      255
Sollenau                                         AT                                                      300
Tolkkinen                                        FI                                                      260
Uimaharju                                        FI                                                      265
Varkaus                                          FI                                                      290
Veitsiluoto                                      FI                                                      200
Ybbs                                             AT                                                      500
Zdirec                                           CZ                                                      270

The organization and identity of Stora Enso
-------------------------------------------


The organization of Stora Enso [GRAPHIC OMITTED] - Data to be supplied


The Stora Enso brand - a new corporate identity

Stora Enso's strategy is to build a strong corporate brand to serve as an umbrella under which all of its businesses operate.

  The brand represents attributes as service, attractiveness, efficiency and responsibility, which are valued by Stora Enso customers and employees as well as investors and other company stakeholders. The corporate brand is supported by the Group's wide range of products, many of which are leading brands in their segments.

Addresses
---------

Head Offices
Stora Enso Oyj
P.O.Box 309
FIN-00101 Helsinki, Finland
Office address: Kanavaranta 1
Tel. +358 20 46 131
Fax +358 20 46 21471

Stora Enso Oyj
P.O.Box 16100
SE-103 22 Stockholm, Sweden
Office address: Vastra Tradgardsgatan 15
Tel. +46 8 613 6600
Fax +46 8 10 60 20

Regional offices
Stora Enso Oyj
P.O.Box 309
FIN-00101 Helsinki, Finland
Office address: Kanavaranta 1
Tel. +358 20 46 131
Fax +358 20 46 21471

Stora Enso Oyj
SE-791 80 Falun, Sweden
Office address: Asgatan 22
Tel. +46 23 78 00 00
Fax +46 23 138 58

Stora Enso Oyj
P.O.Box 101014
DE-40001 Dusseldorf, Germany
Office address: Feldmuhleplatz 1
Tel. +49 211 581-01
Fax +49 211 581-2555

Divisions

Stora Enso Magazine Paper
Stora Enso Newsprint
Stora Enso Fine Paper
P.O.Box 101014
DE-40001 Dusseldorf, Germany
Tel. +49 211 581-01
Fax +49 211 581-2555

Stora Enso Packaging Boards
P.O.Box 309
FIN-00101 Helsinki, Finland
Tel. +358 20 46 131
Fax +358 20 46 21471

Stora Enso Timber
AT-3531 Brand 44, Austria
Tel. +43 2826 700 10
Fax +43 2826 7001 290

Stora Enso Pulp
P.O.Box 897
SE-801 31 Gavle, Sweden
Tel. +46 26 855 00
Fax +46 26 855 20

Stora Enso Merchants
P.O.Box 1004
SE-431 26 Molndal, Sweden
Tel. +46 31 67 05 00
Fax +46 31 706 09 87

Stora Enso Asia Pacific
1 Grange Road
#05-03 Orchard Building
Singapore 239693
Tel. +65 733 8164
Fax +65 733 7476

A formal process is currently under way to register the new names of the Group companies. Please refer to the Stora Enso web site for the updated list of names and addresses: www.storaenso.com

Information to shareholders
---------------------------

Annual General Meeting

The Annual General Meeting of Stora Enso Oyj will be held on Tuesday, March 23, 1999 at 3.00 p.m. (local time) at the Marina Congress Center, address:
Katajanokanlaituri 6, Helsinki, Finland.

  Shareholders wishing to attend the Meeting must notify the company either in writing to: Stora Enso Oyj, Legal Department, P. O. Box 309, FIN-00101 Helsinki, Finland or by telephone to: +358 2046 21210, +358 2046 21224 or +358 2046 21245,
no later than 4.00 p.m. (local time) on March 19, 1999.

  Only those shareholders who are registered as shareholders in the share register of Stora Enso Oyj maintained by Finnish Central Securities Depository Ltd on March 18, 1999, have the right to participate in the Meeting. However, shareholders whose shares have not yet been transferred to the book entry system also have the right to attend the Meeting, provided that they were registered in the company's share register before September 30, 1993, or in Veitsiluoto Oy's share register before April 30, 1996. At the Meeting, such shareholders must present their share certificates or furnish other proof that their shares have not been transferred to a book entry account.

VPC-registered shares

Shareholders wishing to participate in and vote at the Meeting and whose shares are registered in the Swedish Securities Register Center (VPC) must re-register their shares in the share register of Stora Enso Oyj maintained by Finnish Central Securities Depository Ltd. Requests for such re-registration should be made well in advance to the account operating institute (kontoforande institut) for the shareholders' VP account, but no later than March 15, since the shares must be registered in the Finnish register no later than March 18, 1999, which has been established as the record date for shares. The account operating institute for the shareholders' VP account is usually the shareholders' regular bank or stock-broker. Unless otherwise requested, ownership will be transferred back to the Swedish VPC register immediately following the Meeting.

  Shareholders who do not wish to participate in and vote at the Meeting may follow the Meeting in Helsinki via a one-way telelink communication installed at Kristinehallen, Bergmastaregatan 32, Falun, Sweden, on March 23, 1999, at 2.00 p.m. (local time). Notice of attendance at Kristinehallen should be made in writing to: Stora Enso Oyj, Legal Department, SE-791 80 Falun, Sweden, or by telephone to: +46 23 78 24 34, no later than 4.00 p.m. (local time) on March 19, 1999.

Payment of dividend

The Board of Directors is proposing to the Annual General Meeting that a dividend of FIM 2.10 per share be paid for the fiscal year ending December 31, 1998. If the proposal is approved, dividends will be paid on April 13, 1999 to shareholders entered in the register of shareholders maintained by Finnish Central Securities Depository Ltd and to shareholders entered in the register maintained by VPC on the record date of March 26, 1999. Shareholders who have not transferred their shares to a book entry account will receive their dividend when their shares have been transferred.

Stora Enso will publish the following
financial reports during 1999:

February 10                        Year-end Report 1998
March 11                           Annual Report 1998
May 11                             Interim Report - Jan.-March 1999
August 10                          Interim Report - Jan.-June 1999
November 9                         Interim Report - Jan.-Sept 1999

The Annual Report and Interim Reports are available in Finnish, Swedish and English. The Annual Report is also available in German. The company's Environmental Report will be published in May in Finnish, Swedish, English and German. The Financial Reports are also published on the company's Internet website: www.storaenso.com As of January 1, 1999, Stora Enso's reporting will be conducted in euro (EUR).

Publications and additional information:

Stora Enso Oyj
Corporate Communications
Kanavaranta 1
FIN-00160 Helsinki
Tel. +358 2046 21296
Fax +358 2046 21267

Stora Enso Oyj
Corporate Communications
SE-791 80 Falun
Tel. +46 23 780000
Fax +46 23 25329

Stora Enso Oyj
Investor Relations
Kanavaranta 1
FIN-00160 Helsinki
Tel. +358 2046 21242
Fax +358 2046 21307

Change of address

Shareholders should notify the book entry register maintaining their book entry account of any changes of address or share ownership.